Exhibit 4.1

Execution Version

SENIOR SECURED REVOLVING CREDIT AGREEMENT

Dated as of

June 17, 2014

among

PARAGON OFFSHORE LIMITED,

as Parent Borrower,

PARAGON INTERNATIONAL FINANCE COMPANY,

as Cayman Borrower,

THE LENDERS AND ISSUING BANKS PARTIES HERETO,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

DEUTSCHE BANK SECURITIES INC.,

BARCLAYS BANK PLC,

as Syndication Agents

CITIBANK, N.A.,

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

HSBC BANK USA, NATIONAL ASSOCIATION,

SUNTRUST BANK,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Documentation Agents,

J.P. MORGAN SECURITIES LLC,

DEUTSCHE BANK SECURITIES INC.,

BARCLAYS BANK PLC,

as Joint Lead Arrangers and Joint Lead Bookrunners

i

Section 6.4.	ERISA	86

Section 6.5.	Insurance	87

Section 6.6.	Financial Reports and Other Information	91

Section 6.7.	Lender Inspection Rights	93

Section 6.8.	Conduct of Business	94

Section 6.9.	Use of Proceeds	94

Section 6.10.	Compliance with Laws	94

Section 6.11.	Use of Property and Facilities; Environmental Laws	95

Section 6.12.	Further Assurances; Additional Collateral and Additional Guarantors	95

Section 6.13.	Change of Ownership; Registry; Management; Legal Names; Type of Organization (and whether a Registered Organization); Jurisdiction of Organization; etc.	96

ARTICLE VII
NEGATIVE COVENANTS

Section 7.1.	Restrictions on Fundamental Changes	97

Section 7.2.	Liens	98

Section 7.3.	Indebtedness	101

Section 7.4.	Transactions with Affiliates	103

Section 7.5.	Limitation on Restricted Payments	103

Section 7.6.	Limitation on Asset Sales	107

Section 7.7.	Financial Covenants	108

Section 7.8.	Restrictive and Negative Pledge Agreements	108

Section 7.9.	Unrestricted Subsidiaries	109

Section 7.10.	Sanctions Laws and Regulations	110

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

Section 8.1.	Events of Default	110

Section 8.2.	Non-Bankruptcy Defaults	113

Section 8.3.	Bankruptcy Defaults	113

Section 8.4.	Collateral for Undrawn Letters of Credit	114

Section 8.5.	Notice of Default	114

Section 8.6.	Expenses	115

Section 8.7.	Distribution and Application of Proceeds	115

Section 8.8.	Enforcement Rights	116

Annexes:

Annex I	–	Commitments
Annex II	–	Pricing Schedule

Exhibits:

Exhibit 1.1	–	Form of Collateral Rig Mortgage
Exhibit 2.3	–	Form of Borrowing Request
Exhibit 2.8A	–	Form of Revolving Note
Exhibit 2.8B	–	Form of Swingline Note
Exhibit 2.14	–	Form of Commitment Increase Agreement
Exhibit 2.15	–	Form of Swingline Request
Exhibit 2.17	–	Additional Borrower Agreement
Exhibit 3.3	–	Portfolio Interest Certificate
Exhibit 6.6	–	Form of Compliance Certificate
Exhibit 11.10	–	Form of Assignment Agreement

Schedules:

Schedule 1.1	–	Excluded Rigs
Schedule 2.12(a)	–	L/C Sublimits
Schedule 5.15B	–	Funding Date Collateral Rigs
Schedule 5.17	–	Subsidiaries
Schedule 7.2	–	Existing Liens
Schedule 7.3	–	Existing Indebtedness

v

SENIOR SECURED REVOLVING CREDIT AGREEMENT

THIS SENIOR SECURED REVOLVING CREDIT AGREEMENT, dated as of June 17, 2014, is among PARAGON OFFSHORE LIMITED, a limited liability company incorporated under the laws of England and Wales (to be known as Paragon Offshore plc, a public limited company incorporated under the laws of England and Wales, upon the Conversion Date, together with its successors and permitted assigns, including any Surviving Person following a Redomestication, the “Parent Borrower”), PARAGON INTERNATIONAL FINANCE COMPANY, a Wholly-Owned Subsidiary of the Parent Borrower incorporated under the laws of the Cayman Islands (together with its successors and permitted assigns, the “Cayman Borrower”), the lenders from time to time parties hereto (each a “Lender” and collectively, the “Lenders” but those terms shall not include the Swingline Lender in its capacity as the Swingline Lender), JPMORGAN CHASE BANK, N.A., as swingline lender (in such capacity, together with its successors and permitted assigns in such capacity, the “Swingline Lender”), JPMORGAN CHASE BANK, N.A., as Administrative Agent for the Lenders, and JPMORGAN CHASE BANK, N.A., DEUTSCHE BANK AG NEW YORK BRANCH, BARCLAYS BANK PLC, CITIBANK, N.A., CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, HSBC BANK USA, NATIONAL ASSOCIATION, SUNTRUST BANK and WELLS FARGO BANK, NATIONAL ASSOCIATION, as issuing banks of the Letters of Credit hereunder (such Persons in such capacity, together with any other Lender that agrees to issue a Letter of Credit hereunder and their respective successors and assigns in such capacity, the “Issuing Banks”).

WITNESSETH:

WHEREAS, the Borrowers have requested that the Lenders establish a revolving credit facility in the aggregate principal amount of $800,000,000 (as such amount may increase or decrease in accordance with the terms hereof), pursuant to which, among other things, revolving loans may be made to the Borrowers and letters of credit may be issued for the account of, the Borrowers and their Subsidiaries; and

WHEREAS, the Lenders are willing to make such revolving credit facility available to the Borrowers on the terms and subject to the conditions and requirements hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1. Definitions. Unless otherwise defined herein, the following terms shall have the following meanings, which meanings shall be equally applicable to both the singular and plural forms of such terms:

“Acceptable Flag Jurisdiction” means each of the United States of America, the Republic of Liberia, the Marshall Islands, Vanuatu, the Bahamas, Panama and any other jurisdiction reasonably acceptable to the Administrative Agent.

“Additional Borrower” means, at any time, each of the Wholly-Owned Subsidiaries of the Parent Borrower that has been designated as an Additional Borrower pursuant to Section 2.17 and that may borrow Revolving Loans as described in Section 2.1.

“Additional Borrower Agreement” has the meaning set forth in Section 2.17(a).

“Additional Lender” has the meaning set forth in Section 2.14(b).

“Adjusted LIBOR” means, for any Borrowing of Eurodollar Revolving Loans for any Interest Period, a rate per annum determined in accordance with the following formula:

Adjusted LIBOR = LIBOR Rate for such Interest Period
1.00 - Statutory Reserve Rate

“Administrative Agent” means JPMorgan Chase Bank, N.A., acting in its capacity as administrative agent for the Lenders, and any successor Administrative Agent appointed hereunder pursuant to Section 10.7.

“Administrative Agent’s Account” means (a) in the case of Loans and Letters of Credit denominated in Dollars, the account of the Administrative Agent maintained by the Administrative Agent, (b) in the case of Letters of Credit denominated in any Specified Currency, the account of the Administrative Agent or the Sub-Agent designated in writing from time to time by the Administrative Agent to the Borrowers and the Lenders for such purpose, and (c) in any such case, such other account of the Administrative Agent or the Sub-Agent as is designated in writing from time to time by the Administrative Agent to the Borrowers and the Lenders for such purpose.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Agent Parties” has the meaning set forth in Section 11.7(b).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling” and “controlled”), when used with respect to any Person, means the power, directly or indirectly, to direct or cause the direction of management or policies of a Person (through the ownership of voting Capital Stock, by contract or otherwise).

“Aggregate Collateral Rig Value” means the aggregate appraised value of all Collateral Rigs as set forth in the most recent annual desktop appraisal report delivered pursuant to Section 6.6(c); provided that, in connection with any Collateral Substitution, Event of Loss, Asset Sale involving a Collateral Rig, addition of a Collateral Rig in accordance with Section 6.12 or release of a Collateral Rig in accordance with Section 11.21, such aggregate appraised value shall be adjusted as of the relevant date of determination to add or subtract, as applicable, the Fair Market Value as of such date of the relevant Rig, as determined in good faith by the Parent Borrower and reasonably acceptable to the Collateral Agent.

“Agreement” means this Senior Secured Revolving Credit Agreement, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Annual Appraisal Delivery Date” has the meaning set forth in Section 6.12(b).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Parent Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Commitment Fee Rate” means, at any time, the percentage rate per annum at which commitment fees are accruing on the unused portion of the aggregate Commitments at such time as set forth in the Pricing Schedule.

“Applicable Letter of Credit Fee Rate” means, at any time, with respect to Letters of Credit, the percentage rate per annum which is applicable at such time as set forth in the Pricing Schedule.

“Applicable Margin” means, with respect to Revolving Loans of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Revolving Loans of such Type as set forth in the Pricing Schedule.

“Application” has the meaning set forth in Section 2.12(b).

“Approved Appraiser” means any of RS Platou Shipbrokers AS, Kennedy Marr Limited, or such other independent appraisal firm nominated by the Parent Borrower and reasonably acceptable to the Administrative Agent.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender; “Fund” as used above means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Arrangers” means, collectively, J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and Barclays Bank PLC, as joint lead arrangers and joint lead bookrunners, acting in their capacities as joint lead arrangers and joint lead bookrunners; provided, however, that the Arrangers shall have no duties, responsibilities, or obligations hereunder in such capacity.

“Asset Sale” means the Disposition of any asset constituting Collateral; provided that none of the following shall be an “Asset Sale”:

(a) Dispositions of equipment and other personal property and fixtures that are either (i) obsolete, worn-out or no longer used or useable for their intended purposes and Disposed of in the ordinary course of business, or (ii) replaced by equipment, personal property or fixtures of comparable suitability within six (6) months of such Disposition;

(b) Dispositions of inventory which is sold in the ordinary course of business;

(c) Dispositions by any Credit Party to any other Credit Party;

(d) Dispositions of property sold to comply with any divestment requirement imposed in connection with the approval of an acquisition under Hart-Scott-Rodino Act of 1976 and Dispositions that are governed by, and made in accordance with, Section 7.1;

(e) Restricted Payments permitted by Section 7.5 and Investments not prohibited by Section 7.5, in each case, constituting Dispositions;

(f) the demise, bareboat, time, voyage, other charter, lease or right to use of a Collateral Rig in the ordinary course of business;

(g) sales or grants of licenses or sublicenses of intellectual property rights in the ordinary course of business and not interfering, individually or in the aggregate, in any material respect with the conduct of the business of the Parent Borrower and its Restricted Subsidiaries;

(h) the sale or discount, in each case without recourse and in the ordinary course of business, of overdue accounts receivable and similar obligations arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing transaction);

(i) Dispositions of cash and Cash Equivalents;

(j) any issuance of Capital Stock of a Collateral Rig Owner to any Pledgor;

(k) the creation of any Permitted Lien;

(l) transfers of property subject to casualty or condemnation proceedings, including an Event of Loss;

(m) Dispositions in connection with Collateral Substitutions; and

(n) Dispositions of property with an aggregate Fair Market Value not in excess of $150,000,000 (or the Dollar Equivalent thereof) occurring within any twelve-month period, provided that, if such property is a Collateral Rig or Capital Stock of a Collateral Rig Owner or a Person that, directly or indirectly, owns Capital Stock of a Collateral Rig Owner, the Collateral Coverage Ratio, immediately after giving effect to such Disposition, is greater than or equal to 1.50 to 1.00; provided, further that any portion of such $150,000,000 amount that is unused in any twelve-month period shall be carried forward to the immediately succeeding twelve-month period and added to the $150,000,000 for such succeeding twelve-month period; provided, further that any Dispositions made in such succeeding twelve-month period shall first reduce the $150,000,000 for such succeeding twelve-month period before reducing any carried over amounts.

“Assignment Agreement” means an agreement in substantially the form of Exhibit 11.10 whereby a Lender conveys part or all of its Commitment, Revolving Loans and participations in Letters of Credit and Swingline Loans to another Person that is, or thereupon becomes, a Lender, or increases its Commitments, outstanding Revolving Loans and outstanding participations in Letters of Credit and Swingline Loans, pursuant to Section 11.10.

“Attributable Indebtedness” in respect of a Sale-Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale-Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale-Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations”.

“Australian Dollars” means the lawful currency of Australia.

“Authorized Officer” means, in respect of any Credit Party, a duly authorized officer, manager or director of such Credit Party (or, in respect of any Credit Party that is a limited partnership, of its general partner acting on behalf of such limited partnership).

“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.12(b)(ii).

“Base Rate” means for any day the greatest of:

(i) the fluctuating commercial loan rate announced by the Administrative Agent from time to time at its New York, New York office (or other corresponding office, in the case of any successor Administrative Agent) as its prime rate or base rate for Dollar loans in the United States of America in effect on such day (which base rate may not be the lowest rate charged by such Lender on loans to any of its customers), with any change in the Base Rate resulting from a change in such announced rate to be effective on the date of the relevant change;

(ii) the sum of (x) the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the next Business Day, provided that (A) if such day is not a Business Day, the rate on such transactions on the immediately preceding Business Day as so published on the next Business Day shall apply, and (B) if no such rate is published on such next Business Day, the rate for such day shall be the average of the offered rates quoted to the Administrative Agent by two (2) federal funds brokers of recognized standing on such day for such transactions as selected by the Administrative Agent, plus (y) a percentage per annum equal to one-half of one percent ( 1⁄2%) per annum; and

(iii) the sum of (x) the LIBOR Market Index Rate plus (y) a percentage per annum equal to one percent (1%) per annum.

“Base Rate Revolving Loan” means a Revolving Loan bearing interest based on the Base Rate, as provided in Section 2.6(a).

“Board of Directors” means:

(a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(b) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” means the Parent Borrower, the Cayman Borrower or any Additional Borrower and “Borrowers” means, collectively, the Parent Borrower, the Cayman Borrower and any Additional Borrower.

“Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2, duly completed and filed by the relevant Borrower within the applicable time limit, which contains the scheme reference number and jurisdiction of tax residence provided by the Lender to the Borrower and the Administrative Agent.

“Borrowing” means Revolving Loans of the same Type made, converted or continued on the same date and, in respect of Eurodollar Revolving Loans, having a single Interest Period. A Borrowing is “advanced” on the day the Lenders advance their respective Revolving Loans comprising such Borrowing to a Borrower, is “continued” (in the case of Eurodollar Revolving Loans) on the date a new Interest Period commences for such Borrowing, and is “converted” (in the case of Eurodollar Revolving Loans or Base Rate Revolving Loans) when such Borrowing is changed from one Type of Revolving Loan to the other, all as requested by the applicable Borrower pursuant to Section 2.3.

“Borrowing Request” means a request for an advance, a continuation, or a conversion of a Borrowing pursuant to Section 2.3(a) or (b), as applicable, which, if in writing, shall be substantially the form of Exhibit 2.3 or otherwise include the information requested in such form.

“Business Day” means (a) any day other than a Saturday or Sunday on which banks are not authorized or required to close in New York, New York and (b) if the applicable Business Day relates to the advance or continuation of, conversion into, or payment on a Eurodollar Borrowing, any day other than a Saturday or Sunday on which banks are dealing in Dollar deposits in the applicable interbank Eurodollar market in London, England.

“Calculation Date” means, with respect to any Letter of Credit, (a) each of the following: (i) each date of issuance or extension of a Letter of Credit denominated in a currency other than Dollars, (ii) each date of an increase in the amount of a Letter of Credit denominated in a currency other than Dollars whether such increase occurs automatically pursuant to the terms of such Letter of Credit or by an amendment thereto having the effect of increasing the amount thereof, (iii) each date of any payment by the applicable Issuing Bank under any Letter of Credit denominated in a currency other than Dollars, and (b) the last Business Day of each Fiscal Quarter.

“Canadian Dollars” or “Cdn.$” means the lawful currency of Canada.

“Capital Stock” means (a) in the case of a corporation, share capital or capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing (other than any debt security which by its terms is convertible at the option of the holder into Capital Stock, to the extent such holder has not so converted such debt security).

“Capitalized Lease Obligations” means, for any Person, the aggregate amount of such Person’s liabilities under all leases of real or personal property (or any interest therein) which is required to be capitalized on the balance sheet of such Person as determined in accordance with GAAP. Notwithstanding anything to the contrary in this Agreement or any other Credit Document, for purposes of calculating Capitalized Lease Obligations pursuant to the terms of this Agreement or any other Credit Document, GAAP will be deemed to treat leases that would have been classified as operating leases in accordance with generally accepted accounting principles in the United States of America as in effect on December 31, 2013 in a manner consistent with the treatment of such leases under generally accepted accounting principles in the United States of America as in effect on December 31, 2013, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

“Cash Equivalents” means:

(a) U.S. dollars, euros, pound sterlings or any national currency of any participating member state in the European Union held from time to time;

(b) securities issued or directly and fully Guarantied or insured by (i) the U.S. government or any agency or instrumentality of the U.S. government (provided that the full faith and credit of the United States is pledged in support of those securities), (ii) any country that is a member state of the European Union or any agency or instrumentality thereof or (iii) any foreign country whose sovereign debt has a rating of at least “A1” from Moody’s or at least “A+” from S&P or any agency or instrumentality of such foreign country (or, in either case, the equivalent of such rating by such organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any nationally recognized rating organization) (provided that the full faith and credit of such foreign country is pledged in support of those securities), in each case having maturities of not more than one year from the date of acquisition;

(c) certificates of deposit, demand deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any Lender or with any commercial bank having capital and surplus in excess of $500,000,000 (or its equivalent in any other currency) and a Thomson Bank Watch Rating of “B” or better;

(d) readily marketable general obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either S&P or Moody’s;

(e) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

(f) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;

(g) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (f) of this definition; and

(h) in the case of Investments by any Restricted Subsidiary of the Parent Borrower organized or having its principal place of business outside the United States, Investments denominated in the currency of the jurisdiction in which such Restricted Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (a) through (g) of this definition.

“Cayman Borrower” is defined in the preamble to this Agreement.

“Change in Law” means (a) the adoption of or any change in, on or after the date hereof (or, if later, on or after the date the Administrative Agent or any Lender becomes the Administrative Agent or a Lender), any applicable law, treaty, rule or regulation or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof or (b) a Redomestication; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means (a) the Collateral Rigs, (b) the Pledged Equity, (c) all other property subject to a Lien under the Collateral Documents, and (d) with respect to any Letter of Credit, all cash and Cash Equivalents of the Borrowers in which the Administrative Agent is granted a Lien for the benefit of the Lenders, the Issuing Banks and the Administrative Agent under the terms of Section 8.4.

“Collateral Account” has the meaning set forth in Section 8.4(b).

“Collateral Agency Agreement” means that certain Collateral Agency Agreement dated as of the Funding Date among the Collateral Agent, the Administrative Agent and the Term Loan Administrative Agent, as the same may be amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time.

“Collateral Agent” means JPMorgan Chase Bank, N.A. acting in its capacity as collateral agent for the Secured Parties, and any successor collateral agent appointed hereunder pursuant to the Collateral Agency Agreement.

“Collateral and Guaranty Requirements” means the requirements set forth in clauses (b) and (c) of Section 6.12, subject to clause (d) of such Section.

“Collateral Coverage Ratio” means, as of any date of determination, (a) the Aggregate Collateral Rig Value to (b) the sum of (i) the aggregate outstanding principal amount of the Term Loans and undrawn Term Loan commitments and (ii) the aggregate amount of the Commitments in effect, as of such date.

“Collateral Documents” means, collectively, the Guaranty and Collateral Agreement, the Collateral Rig Mortgages and any and all other security agreements, vessel or fleet mortgages or assignments executed and delivered by any Credit Party and creating security interests, liens, or encumbrances in the assets of the Credit Parties in favor of the Collateral Agent and/or the Administrative Agent, to secure the Secured Obligations, entered into pursuant to the terms hereof.

“Collateral Rig” means, as of the Funding Date, each Funding Date Collateral Rig, and thereafter, each Rig owned by any Credit Party that becomes a Collateral Rig in accordance with Section 6.12 or a Replacement Rig and, in each case, is subject to a Collateral Rig Mortgage, other than any Rig that ceases to be a Collateral Rig as the result of a Collateral Substitution, an Asset Sale permitted hereby or consented to by the Required Lenders or a release of the Lien on such Rig in accordance with Section 11.21; provided that, Collateral Rigs shall not include any Excluded Rigs or any Tax Excluded Rigs.

“Collateral Rig Mortgages” means any of the first preferred fleet or ship mortgages, substantially in the form of Exhibit 1.1 attached hereto, or such other form as may be reasonably satisfactory to the Collateral Agent and the Parent Borrower, as each such mortgage may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Collateral Rig Owner” means a Rig Owner that owns a Collateral Rig.

“Collateral Substitution” means the substitution as Collateral hereunder of one or more Collateral Rigs (each, a “Replaced Rig”) with one or more Rigs registered and flagged in an Acceptable Flag Jurisdiction (each, a “Replacement Rig”); provided that immediately after giving effect to each such Collateral Substitution (a) the Collateral Coverage Ratio is not less than 1.50 to 1.00 and (b) each Restricted Subsidiary which owns a Replacement Rig is or becomes a Guarantor and the Parent Borrower and its Subsidiaries comply with the applicable Collateral and Guaranty Requirements, including with respect to the Replacement Rig, the requirements set forth in Section 6.12(b), within the time periods (or such longer period of time as the Collateral Agent may reasonably agree) set forth in such section, from the date that such Rig becomes a Replacement Rig.

“Collateralized Obligations” has the meaning set forth in Section 8.4(b).

“Commitment” means, with respect to any Lender, such Lender’s obligations to make Revolving Loans, participate in Letters of Credit and participate in Swingline Loans, pursuant to Sections 2.1, 2.12 and 2.15, respectively, initially in the amount and percentage set forth opposite its name on Annex I or as later set forth on an Assignment Agreement pursuant to Section 11.10, or on an updated Annex I or in connection with Commitment Increase Agreement, as such obligations may be reduced or increased from time to time as expressly provided pursuant to this Agreement. For avoidance of doubt, “Commitment” does not include the Swingline Commitment.

“Commitment Increase Agreement” means an agreement in substantially the form of Exhibit 2.14 signed by the Borrowers, by each Additional Lender and by each other Lender whose Commitment is to be increased, setting forth the new or increased Commitment amounts of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof.

“Commitment Termination Date” means the earliest of (i) the fifth anniversary of the Funding Date, (ii) the date on which the Commitments are terminated in full or reduced to zero pursuant to Section 2.13, and (iii) the occurrence of any Event of Default described in Section 8.1(f) or (g) with respect to any Borrower or Material Guarantor or the occurrence and continuance of any other Event of Default and either (x) the declaration of the Loans to be due and payable pursuant to Section 8.2 or (y) in the absence of such declaration, the giving of written notice by the Administrative Agent, acting at the direction of the Required Lenders, to the Borrowers pursuant to Section 8.2 that the Commitments have been terminated.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning set forth in Section 11.7(b).

“Completion” means, with respect to any Material Project, that construction, refurbishment or such other improvement of the relevant Rig has been completed and such Rig has been delivered to a charter party pursuant to a Satisfactory Drilling Contract.

“Compliance Certificate” means a certificate substantially in the form of Exhibit 6.6.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Parent Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Parent or any of its Restricted Subsidiaries, (b) the income (or deficit) of any Person (other than a Restricted Subsidiary of the Parent Borrower) in which the Parent Borrower or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Parent Borrower or such Restricted Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Restricted Subsidiary (other than the Cayman Borrower or a Guarantor) to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Credit Document) or requirement of law applicable to such Restricted Subsidiary.

“Consolidated Net Tangible Assets” means, as of any date of determination, an amount equal to the aggregate book value of the tangible assets of the Parent Borrower and its Restricted Subsidiaries and, to the extent of the ownership interest of the Parent Borrower and its Restricted Subsidiaries therein, any Unrestricted Subsidiaries and joint ventures at such time, minus the current liabilities of the Parent Borrower and its Restricted Subsidiaries, all as determined on a consolidated basis in accordance with GAAP based on the most recent quarterly or annual consolidated financial statements of the Parent Borrower referred to in Section 5.9 or delivered (or publicly filed) as provided in Section 6.6(a), as the case may be.

“Controlling Affiliate” means, any Person that directly or indirectly through one or more intermediaries controls, or is under common control with, the Parent Borrower (other than Persons controlled by the Parent Borrower). As used in this definition, “control” means the power, directly or indirectly, to direct or cause the direction of management or policies of a Person (through ownership of voting securities or other Capital Stock, by contract or otherwise).

“Conversion Date” means the date prior to the Funding Date on which the Parent Borrower converts from a private limited company to a public limited company incorporated under the laws of England and Wales.

“Credit Documents” means this Agreement, the Notes, the Applications, the written Borrowing Requests, the Swingline Requests and the Collateral Documents.

“Credit Party” means each Borrower and each Guarantor.

“Currency Rate Protection Agreement” means any foreign currency exchange and future agreements, arrangements and options designed to protect against fluctuations in currency exchange rates, regardless of whether such agreements are subject to hedge accounting.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swingline Loans, within three (3) Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified any Borrower, any Issuing Bank or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements generally in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after request by the Administrative Agent to confirm in writing that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Designated Persons” means a person or entity: (i) listed in the annex to, or otherwise the subject of the provisions of, any executive order administered by OFAC or the U.S. Department of State or (ii) named as a “Specially Designated National and Blocked Person” or a “Foreign Sanctions Evaders” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; or is otherwise the subject of any Sanctions Laws and Regulations.

“Dispose” means, with respect to any property, to sell, transfer, lease, assign, convey, transfer, exchange, alienate or dispose thereof. The term “Disposition” shall have a correlative meaning.

“Documentation Agents” means, collectively, Citibank, N.A., Crédit Agricole Corporate and Investment Bank, Credit Suisse AG, Cayman Islands Branch, HSBC Bank USA, National Association, SunTrust Bank and Wells Fargo Bank, National Association, in their capacities as documentation agents; provided, however, as provided in Section 10.3, no Documentation Agent shall have any duties, responsibilities, or obligations hereunder in such capacity.

“Dollar”, “U.S. Dollar” and the sign “$” mean lawful money of the United States of America.

“Dollar Equivalent” means, on any date of determination (i) with respect to any amount in Dollars, such amount, and (ii) with respect to any amount in any currency other than U.S. Dollars, the equivalent in Dollars of such amount, determined by the Administrative Agent using the applicable Exchange Rate with respect to such currency at the time in effect pursuant to Section 11.18 or as otherwise expressly provided herein.

“EBITDA” means Consolidated Net Income plus, without duplication, to the extent deducted in determining Consolidated Net Income, (a) Interest Expense, (b) Income Taxes and franchise tax expense, (c) depreciation expense, (d) amortization expense (including amortization of intangibles), (e) other non-cash charges, (f) extraordinary non-cash losses, and (g) transaction fees, charges and other amounts related to the Paragon Separation Transactions (including any financing fees, legal fees and expenses, due diligence fees or any other fees and expenses in connection therewith), in each case, to the extent paid within six (6) months of the Funding Date, minus, to the extent included in determining Consolidated Net Income, extraordinary gains and losses and other non-cash items which would increase or decrease Consolidated Net Income, all calculated on a consolidated basis in accordance with GAAP; provided, however, that EBITDA for a given period may, at the Parent Borrower’s option, be adjusted to include (without duplication) the amount of all applicable Material Project EBITDA Adjustments in respect of all Material Projects then in effect, provided that such aggregate amount of such Material Project EBITDA Adjustment shall not exceed 15% of EBITDA for any such period calculated without including any Material Project EBITDA Adjustments.

“Effective Date” means the date on which this Agreement shall become effective in accordance with Section 4.1.

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating to any Environmental Law (“Claims”) or any permit issued under any Environmental Law, including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to the environment.

“Environmental Law” means any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect, including any judicial or administrative order, consent, decree or judgment, relating to the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) that, together with such Person, is treated as a single employer under Section 414(b) or (c) of the Code.

“Euro” or “E” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation for the introduction of, changeover to or operation of the Euro in one or more member states.

“Eurodollar”, when used in reference to any Revolving Loan or Borrowing, means that such Revolving Loan, or the Revolving Loans comprising such Borrowing, shall bear interest at a rate determined by reference to Adjusted LIBOR, as provided in Section 2.6(b).

“Event of Default” means any of the events or circumstances specified in Section 8.1.

“Event of Loss” means any of the following events: (a) the actual or constructive total loss of a Collateral Rig or the agreed or compromised total loss of a Collateral Rig; or (b) the capture, condemnation, confiscation, requisition, purchase, seizure or forfeiture of, or any taking of title to, a Collateral Rig. An Event of Loss shall be deemed to have occurred (i) in the event of an actual loss of a Collateral Rig, at the time and on the date of such loss or if that is not known at noon Greenwich Mean Time on the date which such Collateral Rig was last heard from; (ii) in the event of damage which results in a constructive or compromised or arranged total loss of a Collateral Rig, at the time and on the date of the event giving rise to such damage; or (iii) in the case of an event referred to in clause (b) above, at the time and on the date on which such event is expressed to take effect by the Person making the same.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Rate” means at any time, with respect to any Specified Currency, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 A.M. on such day on the applicable page of the Bloomberg Service reporting the exchange rates for such currency. In the event such exchange rate does not appear on the applicable page of such service, the Exchange Rate shall be determined by reference to such other publicly available services for displaying currency exchange rates as may be agreed upon by the Administrative Agent, the Issuing Banks and the Borrowers or, in the absence of such other publicly available services, such Exchange Rate shall instead be determined by the Administrative Agent and the applicable Issuing Bank, based on current market spot rates in accordance with the provisions of Section 11.18; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent or the applicable Issuing Bank, after consultation with the Borrowers, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Perfection Assets” means any personal property as to which perfection of a Lien granted therein can only be perfected or made effective against third parties by an Excluded Perfection Action.

“Excluded Perfection Action” means, with respect to personal property other than Collateral Rigs, (a) any action necessary or desirable to be taken to perfect a security interest if the Collateral Agent reasonably agrees that the costs of taking such action are excessive in relation to the value afforded to the Secured Parties of perfecting such security interest and (b) any action that may be necessary or desirable to be taken to perfect a security interest, other than (i) obtaining Control (as defined in the UCC) over, or possession of, Collateral constituting

Pledged Equity, (ii) the filing of a financing statement on Form UCC-1 (and any amendments thereto) in Washington D.C. or any other applicable jurisdiction in the United States and (iii) to the extent reasonably requested by the Collateral Agent, the filing, recording or registration in any jurisdiction whose law generally requires information concerning the existence of a nonpossessory security interest to be made generally available in a central filing, recording or registration system as a condition or result of such security interest’s obtaining priority over the rights of a lien creditor, trustee or receiver with respect to the applicable collateral. For the avoidance of doubt, obtaining the consent or acknowledgment of any third party (other than the Collateral Agent) in respect of a security interest shall be an Excluded Perfection Action.

“Excluded Rigs” means each Rig listed on Schedule 1.1.

“Excluded Swap Obligations” means, with respect to any Guarantor, (x) as it relates to all or a portion of any Guaranty of such Guarantor, any Rate Management and Currency Protection Obligation if, and to the extent that, such Rate Management and Currency Protection Obligation (or any Guaranty in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor becomes effective with respect to such Rate Management and Currency Protection Obligation or (y) as it relates to all or a portion of the grant by such Guarantor of a security interest, any Rate Management and Currency Protection Obligation if, and to the extent that, such Rate Management and Currency Protection Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Guarantor becomes effective with respect to such Rate Management and Currency Protection Obligation. If a Rate Management and Currency Protection Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Rate Management and Currency Protection Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Facility Financial Letter of Credit” means any Letter of Credit that is not a Facility Performance Letter of Credit.

“Facility Performance Letter of Credit” means any Letter of Credit which represents an irrevocable obligation to the beneficiary on the part of the applicable Issuing Bank to make payment on account of any default by the account party in the performance of a non-financial or commercial obligation, including any Letters of Credit issued (a) as support for Guaranties of performance (and not financial Guaranties) of the Parent Borrower or any of its Subsidiaries delivered in connection with the construction, operation or ownership of drill ships, offshore mobile drilling units or offshore drilling rigs or other related equipment or assets or (b) for the benefit of local customs or similar Governmental Authorities in respect of performance obligations under temporary import duty laws.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party; provided that, in the case of any determination of Fair Market Value in an amount in excess of $50,000,000 or any determination made in connection with the definition of “Asset Sale”, Section 6.5(c) and Section 7.5, this determination shall be made in good faith by the Board of Directors of the Parent Borrower, unless such determination is based on a desktop appraisal report by an Approved Appraiser in the manner described in Section 6.6(c) and each such determination will be conclusive for all purposes under this Agreement.

“FDR Assets” means the assets, liabilities and businesses of (a) Paragon FDR Holdings Ltd., an exempted company limited by shares incorporated in the Cayman Islands, and a Subsidiary of Noble Corporation, and (b) its Subsidiaries.

“Finance Party” has the meaning set forth in Section 3.3(g).

“Fiscal Quarter” means a three-month period ending on March 31, June 30, September 30 or December 31 of any year.

“Flag Jurisdiction Transfer” means the transfer of the registration and flag of a Collateral Rig from one Acceptable Flag Jurisdiction to another Acceptable Flag Jurisdiction, provided that (a) on each Flag Jurisdiction Transfer Date, the Credit Party which is consummating a Flag Jurisdiction Transfer on such date shall have duly authorized, executed and delivered, and caused to be recorded (or made arrangements satisfactory to the Collateral Agent for the recording thereof) in the appropriate vessel registry amendments or supplements to existing Collateral Rig Mortgages or such other Collateral Rig Mortgages as the Collateral Agent shall deem reasonably necessary or advisable with respect to the Collateral Rig being transferred (the “Transferred Rig”) and such Collateral Rig Mortgage shall be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority security interest, in and Lien upon such Transferred Rig, subject only to Permitted Liens, (b) within ninety (90) days (or such longer period of time as the Collateral Agent may reasonably agree) of the applicable Flag Jurisdiction Transfer Date, the Parent Borrower shall, or shall cause the applicable Collateral Rig Owner to, deliver (i) such other instruments, certificates and documents described in Section 4.2(a)(ix)(A) and (B) with respect to such Transferred Rig, (ii) opinions of local counsel for the jurisdiction in which the Transferred Rig is flagged after immediately giving effect to the Flag Jurisdiction Transfer, covering customary matters and in form and substance reasonably satisfactory to the Administrative Agent, and (iii) and such other filings or actions necessary or desirable in the reasonable opinion of the Collateral Agent to perfect and preserve the Lien created on such Transferred Rig, and (c) on each Flag Jurisdiction Transfer Date (or such later date as is reasonably acceptable to the Administrative Agent) with respect to a Collateral Rig, the Administrative Agent shall have received: (i) certificates of ownership or abstracts of title from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of the Transferred Rig transferred on such date by the relevant Credit Party and (ii) the results of maritime registry searches with respect to the Transferred Rig transferred on such date, indicating no record liens other than Liens in favor of the Collateral Agent and Permitted Liens.

“Flag Jurisdiction Transfer Date” means the date on which a Flag Jurisdiction Transfer occurs.

“Foreign Currency Sublimit” means $500,000,000.

“Foreign Plan” means any pension, profit sharing, deferred compensation, or other employee benefit plan, program or arrangement that is maintained by any foreign Subsidiary of the Parent Borrower which, under applicable local law, is required to be funded through a trust or other funding vehicle, but shall not include any benefit provided by a foreign government or its agencies.

“Fronting Exposure” means, at any time there is a Defaulting Lender, an amount (if any) equal to (a) with respect to Letters of Credit, such Defaulting Lender’s Percentage of the outstanding L/C Obligations, other than L/C Obligations as to which such Defaulting Lender’s participation obligation therein has been (i) reallocated to other non-Defaulting Lenders in accordance with Section 2.16 or (ii) secured by cash or Cash Equivalent Collateral or as to which other arrangements satisfactory to the applicable Issuing Bank (in such Issuing Bank’s sole discretion) have been made in accordance with Section 2.12(g), and (b) with respect to the Swingline Loans, such Defaulting Lender’s Percentage of the outstanding Swingline Exposure other than Swingline Exposure as to which such Defaulting Lender’s participation obligation therein has been reallocated to other Lenders in accordance with Section 2.16.

“Funding Date” means the date on which the conditions set forth in Sections 4.2 and 4.3 are satisfied (or waived in accordance with Section 11.11).

“Funding Date Collateral Rig” means each Rig listed on Schedule 5.15B; provided that, such term shall not include an Excluded Rig.

“GAAP” means generally accepted accounting principles in the United States from time to time in effect as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board or in such other statements, opinions and pronouncements by such other entity as may be approved by a significant segment of the United States accounting profession.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including for the avoidance of doubt any supranational bodies such as the European Union.

“Guarantor” means each Collateral Rig Owner, Pledgor and Internal Charterer that provides a Guaranty of the Secured Obligations pursuant to the Guaranty and Collateral Agreement on the Funding Date or any other Wholly-Owned Subsidiary of the Parent Borrower that provides a Guaranty of the Secured Obligations by becoming a party to the Guaranty and Collateral Agreement pursuant to Section 6.12, unless and until such party is released from such Guaranty under the Guaranty and Collateral Agreement pursuant to Section 11.21.

“Guaranty” by any Person means all contractual obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business) of such Person guaranteeing any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) of any other Person (the “primary obligor”) in any manner (including, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), whether directly or indirectly, including all obligations Incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness or to purchase any property or assets constituting security therefor, primarily for the purpose of assuring the owner of such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness; or (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness, or (y) to maintain working capital or other balance sheet condition, or otherwise to advance or make available funds for the purchase or payment of such Indebtedness, in each case primarily for the purpose of assuring the owner of such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness; or (iii) to lease property, or to purchase securities or other property or services, of the primary obligor, primarily for the purpose of assuring the owner of such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness; or (iv) otherwise to assure the owner of such Indebtedness of the primary obligor against loss in respect thereof. For the purpose of all computations made under this Agreement, the amount of a Guaranty in respect of any Indebtedness shall be deemed to be equal to the amount that would apply if such Indebtedness was the direct obligation of such Person rather than the primary obligor or, if less, the maximum aggregate potential liability of such Person under the terms of the Guaranty.

“Guaranty and Collateral Agreement” means that certain Guaranty and Collateral Agreement executed by the Credit Parties in favor of the Collateral Agent for the benefit of the Secured Parties, as amended, restated, amended and restated, supplemented or otherwise modified from time to time (including by any joinders thereto).

“Hazardous Material” means “hazardous substances”, as such term is defined in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Acts of 1986, and shall also include petroleum, including crude oil or any fraction thereof, or any other substance defined as “hazardous” or “toxic” or words with similar meaning and effect under any Environmental Law applicable to the Parent Borrower or any of its Restricted Subsidiaries.

“Highest Lawful Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on any Loans, under laws applicable to any of the Lenders which are presently in effect or, to the extent allowed by applicable law, under such laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow. Determination of the rate of interest for the purpose of determining whether any Loans are usurious under all applicable laws shall be made by amortizing, prorating, allocating, and spreading, in equal parts during the period of the full stated term of the Loans, all interest at any time contracted for, taken, reserved, charged or received from a Borrower in connection with the Loans.

“HM Revenues and Customs” means Her Majesty’s Revenue and Customs, a non-ministerial department of the United Kingdom.

“HMRC DT Treaty Passport scheme” means the Board of H.M. Revenue and Customs Double Taxation Treaty Passport scheme.

“Income Taxes” means, with reference to any period, all foreign, federal, state and local income tax expense imposed by any Governmental Authority on the income of the Parent Borrower and its Restricted Subsidiaries, calculated on a consolidated basis for such period.

“Incur” means issue, create, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, for any Person, the following obligations of such Person, without duplication: (i) obligations of such Person for borrowed money; (ii) obligations of such Person representing the deferred purchase price of property or services other than accounts payable, deferred compensation, and accrued liabilities arising in the ordinary course of business and other than amounts which are being contested in good faith and for which reserves in conformity with GAAP have been provided; (iii) obligations of such Person evidenced by bonds, notes, bankers acceptances, debentures or other similar instruments of such Person, or obligations of such Person arising out of drawn letters of credit issued for such Person’s account or pursuant to such Person’s application securing Indebtedness; (iv) obligations of other Persons, whether or not assumed, secured by Liens upon property or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, but only to the extent of such property’s Fair Market Value; (v) Capitalized Lease Obligations and Attributable Indebtedness of such Person; (vi) net obligations under Interest Rate Protection Agreements and Currency Rate Protection Agreements that have been cancelled or otherwise terminated before their scheduled expiration or are otherwise due and payable; and (vii) obligations of such Person pursuant to a Guaranty of any of the foregoing obligations of another Person. For purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture to the extent such Indebtedness is recourse to such Person.

“Indemnified Parties” has the meaning set forth in Section 11.13.

“Indemnified Taxes” has the meaning set forth in Section 3.3(a).

“Information” has the meaning set forth in Section 11.15.

“Intercompany Note Intercreditor Agreement” has the meaning set forth in Section 7.2(r).

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (i) EBITDA for the four (4) consecutive Fiscal Quarters ending on or immediately prior to such date for which financial statements have been delivered to (ii) Interest Expense for such four-Fiscal Quarter period.

“Interest Expense” means, with reference to any period, the cash interest expense of the Parent Borrower and its Restricted Subsidiaries calculated on a consolidated basis for such period.

“Interest Payment Date” means (a) with respect to any Base Rate Revolving Loan or any Swingline Loan, the last day of each March, June, September and December, and (b) with respect to any Eurodollar Revolving Loan, the last day of the Interest Period applicable to the Borrowing of which such Eurodollar Revolving Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or with the consent of each Lender making a Loan as part of such Borrowing, any other period), in each case as the applicable Borrower may elect. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Protection Agreement” means any interest rate swap, interest rate cap, interest rate collar, or other interest rate hedging agreement or arrangement designed to protect against fluctuations in interest rates, regardless of whether such agreements are subject to hedge accounting.

“Internal Charterer” means any direct or indirect Wholly-Owned Subsidiary of the Parent Borrower (other than a Local Content Subsidiary) that is party to an internal bareboat charter or other contract respecting the use or operations of any Collateral Rig but is not the relevant Collateral Rig Owner.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period for which the LIBOR Screen Rate is available for Dollars) that is shorter than the Impacted Interest Period; and (b) the LIBOR Screen Rate for the shortest period (for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment” means, to directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in,

or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or to hold any cash or Cash Equivalents.

“Investment Grade Rating” means the long-term senior unsecured publicly held debt rating or corporate credit rating of a Person equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuing Bank” is defined in the preamble to this Agreement.

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of the Parent Borrower in which the Parent Borrower or any of its Restricted Subsidiaries makes any Investment.

“L/C Documents” means the Letters of Credit and Applications with respect thereto, any draft or other document presented in connection with a drawing thereunder, and this Agreement.

“L/C Exposure” means, with respect to any Lender at any time, such Lender’s applicable Percentage of the Dollar Equivalent of the L/C Obligations (determined in accordance with Section 11.18).

“L/C Obligations” means as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate amount of all unpaid Reimbursement Obligations. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.12(e). For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Sublimit” means, as to each Lender, in its capacity as an Issuing Bank, the amount set forth under the heading “L/C Sublimit” opposite such Lender’s name on Schedule 2.12(a).

“Lender” is defined in the preamble to this Agreement.

“Lending Office” means the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for each Type and/or currency of Loan or Letter of Credit in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrowers as the office by which its Loans and Letters of Credit of such Type and/or currency are to be made and maintained.

“Letter of Credit” has the meaning set forth in Section 2.12(a).

“Leverage Ratio” means, as of any date of determination, the ratio of (i) Net Funded Debt on such date to (ii) EBITDA for the four (4) consecutive Fiscal Quarters ending on or immediately prior to such date for which financial statements have been delivered.

“LIBOR Market Index Rate” means, for any day, with respect to any interest calculation for Base Rate Revolving Loans, the rate per annum quoted at approximately 11:00 A.M. (London time) on such day on that page of the Reuters, Telerate or Bloomberg reporting service (as then being used by the Administrative Agent to obtain such interest rate quotes) that displays interest settlement rates for deposits in Dollars in the amount of $5,000,000 for a period of one month, or if such page or such service shall cease to be available, such other page or other service (as the case may be) for the purpose of displaying interest settlement rates as reasonably determined by the Administrative Agent after consultation with the Parent Borrower as to the use of any such other service. If for any reason any such settlement interest rate for such one-month period is not available through any such interest rate reporting service, then the “LIBOR Market Index Rate” for such day will be the rate at which the Administrative Agent is offered deposits in Dollars in the amount of $5,000,000 for a period of one month in the London interbank market at 10:00 A.M. (New York time) on such day.

“LIBOR Rate” means, for any Interest Period for each Eurodollar Revolving Loan, the London interbank offered rate as administered by Intercontinental Exchange Benchmark Administration Ltd (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent after consultation with the Parent Borrower as to the use of any such other service; in each case the “LIBOR Screen Rate”) at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period; provided that, if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and provided, further, if the LIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars then the LIBOR Rate shall be the Interpolated Rate, provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Lien” means any interest in any property or asset in favor of a Person other than the owner of such property or asset and securing an obligation owed to, or a claim by, such Person, whether such interest is based on the common law, statute or contract, including the security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale, security agreement or trust receipt, or a lease, consignment or bailment for security purposes.

“Loan” means (i) a Base Rate Revolving Loan, (ii) a Eurodollar Revolving Loan or (iii) a Swingline Loan, as the case may be.

“Local Content Subsidiary” means any Subsidiary of the Parent Borrower that is a party to a bareboat charter contract or drilling contract or otherwise holds the right to receive freight, hire, passage moneys payable or other compensation attributable to a Collateral Rig for the purpose of satisfying any local content law or regulation or similar law or regulation.

“Material Acquisition or Disposition” means any acquisition or Disposition of (i) a Rig or (ii) any other assets (including Capital Stock) for which the aggregate gross consideration exceeds $65,000,000.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations, liabilities (actual or contingent) or financial condition of the Parent Borrower and its Restricted Subsidiaries taken as a whole, (ii) the Credit Parties’ ability, taken as a whole, to perform any of their payment obligations under this Agreement or the Notes, in respect of the Letters of Credit or under any other Credit Document to which a Credit Party is a party or (iii) the validity or enforceability in any material respect of any of the Credit Documents or the rights and remedies of the Collateral Agent, the Administrative Agent or any Lender under the Credit Documents.

“Material Guarantor” means any Guarantor that, as of any date of determination, has (together with its Subsidiaries) tangible assets with an aggregate book value equal to at least 10% of the Consolidated Net Tangible Assets of the Parent Borrower and its Restricted Subsidiaries.

“Material Indebtedness” has the meaning set forth in Section 8.1(e).

“Material Plan” has the meaning set forth in Section 8.1(i).

“Material Project” means (a) the construction of any Rig or (b) any refurbishment, refitting, redesign or other material improvement to an existing Rig for which the aggregate capital cost to the Parent Borrower and its Restricted Subsidiaries exceeds $65,000,000.

“Material Project EBITDA Adjustment” means, with respect to any Material Project:

(a) if the scheduled date of Completion will occur in the next twelve months, EBITDA of the Parent Borrower may, at the Parent Borrower’s option, be adjusted to include in the current Fiscal Quarter an amount equal to the amount (determined in good faith by the Parent Borrower based on the then-current completion percentage of such Material Project) of the projected EBITDA of the Parent Borrower attributable to such Material Project for the first 12-month period following the scheduled Completion of such Material Project (such amount to be determined based on the relevant Satisfactory Drilling Contract); provided that if actual Completion does not occur by the scheduled date for Completion, the foregoing amount shall be reduced, for quarters ending after the scheduled date for Completion to (but excluding) the first full quarter in which the actual date of Completion occurs, by the following percentage amounts depending on the period of delay (based on the actual period of delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days but not more than 365 days, 75%, and (v) longer than 365 days, 100%; and

(b) beginning with the first full Fiscal Quarter after the Fiscal Quarter in which Completion for a Material Project occurs, EBITDA of the Parent Borrower shall be adjusted to include: (i) for such first full Fiscal Quarter, the amount of EBITDA attributable to such

Material Project during such Fiscal Quarter multiplied by 4, (ii) for the first two full Fiscal Quarters after the first full Fiscal Quarter in which Completion has occurred, the amount of EBITDA attributable to such Material Project during such two Fiscal Quarters multiplied by 2, and (iii) for the first three full Fiscal Quarters after the first full Fiscal Quarter in which Completion has occurred, the amount of EBITDA attributable to such Material Project during such three Fiscal Quarters multiplied by 4/3.

Notwithstanding the foregoing, no such additions shall be allowed with respect to any Material Project unless:

(i) not later than 20 days (or such shorter time period as may be reasonably agreed by the Administrative Agent) prior to the delivery of a certificate required by the terms and provisions of Section 6.6(b) if Material Project EBITDA Adjustments will be made to Consolidated EBITDA of the Parent Borrower in determining compliance with Section 7.7, the Parent Borrower shall have delivered to the Administrative Agent a proposed determination of Material Project EBITDA Adjustments setting forth (1) the scheduled date of Completion for such Material Project and (2) projections of EBITDA of the Parent Borrower attributable to such Material Project, along with a reasonably detailed explanation of the basis therefor, and

(ii) prior to the date such certificate is required to be delivered, the Administrative Agent shall have approved (such approval not to be unreasonably withheld, delayed or conditioned) such Material Project EBITDA Adjustments and shall have received such other information and documentation as the Administrative Agent may reasonably request, all in form and substance satisfactory to the Administrative Agent.

“Material Rig” means any Collateral Rig and any other Rig, other than an Excluded Rig, that, as of any date of determination, has a Fair Market Value greater than $35,000,000.

“Maximum Annual Dividend Amount” has the meaning set forth in Section 7.5(c).

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Net Cash Proceeds,” means, with respect to any issuance or sale of Capital Stock, the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Net Funded Debt” means, as of any date of determination, with respect to the Parent Borrower and its Restricted Subsidiaries on a consolidated basis, (a)(i) obligations for borrowed money which, in accordance with GAAP, would be shown as short-term debt on their consolidated balance sheet, including obligations under notes, acceptances and other short-term instruments, and (ii) obligations for borrowed money which, in accordance with GAAP, would be shown as long-term debt (including current maturities) on their consolidated balance sheet minus (b)(i) to the extent included therein, any Indebtedness of the type described under clause (vi) of the definition thereof and (ii) the aggregate amount of unrestricted cash and Cash Equivalents included on the consolidated balance sheet of the Parent Borrower and its Restricted Subsidiaries as of such date.

“New Parent” has the meaning set forth in the definition of “Redomestication”.

“Noble Cayman” means Noble Corporation, a Cayman Islands exempted company limited by shares, and its successors.

“Noble Corporation” means Noble Corporation plc, a public limited company incorporated under the laws of England and Wales, and its successors.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Guarantor.

“Note” means a Revolving Note or a Swingline Note.

“Notifying Lender” has the meaning set forth in Section 9.1(c).

“Obligations” means all obligations of the Credit Parties to pay fees, costs and expenses hereunder, to pay principal or interest on Loans and Reimbursement Obligations, to provide cash collateral as provided herein or in any other Credit Document, and to pay any other obligations to the Administrative Agent, the Swingline Lender, any Lender or any Issuing Bank arising under any Credit Document.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Agents” means, collectively, the Syndication Agents and the Documentation Agent.

“Paragon Parent Company” means Paragon Offshore Limited or, if a Redomestication has occurred subsequent to the Effective Date and prior to the event in question on the date of determination, the Surviving Person resulting from such prior Redomestication.

“Paragon Registration Statement” means the registration statement on Form 10 filed by the Parent Borrower with the SEC, including all exhibits and schedules thereto.

“Paragon Separation” has the meaning set forth in clause (a) of the definition of Paragon Separation Transactions.

“Paragon Separation Transaction Agreements” means (a) the Paragon Registration Statement, (b) the Master Separation Agreement, (c) the Employee Matters Agreement, (d) the Tax Sharing Agreement, (e) the Transition Services Agreement and (f) each other agreement related or incidental thereto, in each case, entered into, or to be entered into, by the Parent Borrower and/or certain of its Subsidiaries and Noble Corporation and/or certain of its Subsidiaries in connection with the Paragon Separation Transactions.

“Paragon Separation Transactions” means (a) the transfer (whether pursuant to a single transfer or a series of related transfers) by Noble Corporation and its Subsidiaries to the Parent

Borrower and its Subsidiaries of most of the standard specification drilling units, and related assets, liabilities and businesses of Noble Corporation and its Subsidiaries, other than the FDR Assets (the “Paragon Separation”), (b) the Incurrence by the Borrowers and the Term Loan Borrower of certain Indebtedness under this Agreement and the Term Loan Agreement and the issuance and sale of the Senior Notes, and (c) the other transactions described in or otherwise contemplated by the Paragon Separation Transaction Agreements.

“Parent Borrower” is defined in the preamble to this Agreement.

“Participant Register” has the meaning set forth in Section 11.10(a).

“Participants” has the meaning set forth in Section 11.10(a).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Percentage” means, for each Lender, the percentage of the aggregate amount of the Commitments of all Lenders (or, if the Commitments have been terminated, the Revolving Credit Exposure of all Lenders) represented by the amount of such Lender’s Commitment (or, if such Commitment has been terminated, such Lender’s Revolving Credit Exposure).

“Performance Guaranties” means all Guaranties of performance (and not financial Guaranties) of the Parent Borrower or any of its Restricted Subsidiaries delivered in connection with the construction, operation, ownership or financing of drill ships, offshore mobile drilling units or offshore drilling rigs.

“Performance Letters of Credit” means all letters of credit for the account of the Parent Borrower or any Restricted Subsidiary issued as support for a Performance Guaranty.

“Permitted Business” means any business that is the same as, or reasonably related, ancillary or complementary to, any of the businesses in which the Parent Borrower and its Restricted Subsidiaries are engaged on the Funding Date, and reasonable extensions thereof, in each case, as determined in good faith by the Parent Borrower.

“Permitted Investments” means:

(a) any Investment in the Parent Borrower or in a Restricted Subsidiary of the Parent Borrower;

(b) any Investment in cash and Cash Equivalents;

(c) any Investment by the Parent Borrower or any Restricted Subsidiary of the Parent Borrower in a Person, if as a result of such Investment:

(i) such Person becomes a Restricted Subsidiary of the Parent Borrower; or

(ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Parent Borrower or a Restricted Subsidiary of the Parent Borrower;

(d) Investments received as consideration for an Asset Sale permitted under Section 7.6 to the extent that at least 75% of the consideration from such Asset Sale is in the form of cash or Cash Equivalents;

(e) any Investment in any Person solely in exchange for the issuance of Capital Stock of the Parent Borrower;

(f) any Investments received (i) from trade creditors or customers in the ordinary course of business, in the form of accounts receivable or notes receivable, if payable or dischargeable in accordance with customary trade terms of the Parent Borrower or the applicable Restricted Subsidiary, (ii) in compromise or resolution of, upon satisfaction of judgments with respect to, (1) obligations of trade creditors or customers that were Incurred in the ordinary course of business of the Parent Borrower or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (2) litigation, arbitration or other disputes; or (iii) as a result of a foreclosure by the Parent Borrower or any of its Restricted Subsidiaries with respect to any secured Investment in default;

(g) Investments represented by Rate Management and Currency Protection Transactions to the extent permitted by Section 7.3(e);

(h) loans or advances to directors, officers and employees for moving, relocation and travel expenses and other similar expenditures (other than any loans or advances to any director or executive officer (or equivalent thereof) that would be in violation of Section 402 of the Sarbanes Oxley Act) (i) in each case, made in the ordinary course of business of the Parent Borrower or any Restricted Subsidiary of the Parent Borrower (including payroll, travel and entertainment related advances) or (ii) to purchase Capital Stock of the Parent Borrower, which in the case of this clause (ii), do not exceed $2,000,000 in the aggregate at any one time outstanding;

(i) any Guaranty of Indebtedness permitted to be Incurred by Section 7.3;

(j) any Investment existing on, or made pursuant to binding commitments existing on, the Funding Date, and any modifications, renewals or extensions that do not increase the amount of the Investment being modified, renewed or extended (as determined as of such date of modification, renewal or extension) unless the incremental increase in such Investment is otherwise permitted, and any Investment made pursuant to the Paragon Separation Transaction Agreements;

(k) Investments acquired after the Funding Date as a result of the acquisition by the Parent Borrower or any Restricted Subsidiary of the Parent Borrower of another

Person, including by way of a merger, amalgamation or consolidation with or into the Parent Borrower or any of its Restricted Subsidiaries in a transaction that is not prohibited by the covenant described above under Section 7.1 after the Funding Date, to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(l) Guaranties by the Parent Borrower or any of its Restricted Subsidiaries of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Parent Borrower or any Restricted Subsidiary of the Parent Borrower in the ordinary course of business;

(m) Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Parent Borrower or any of its Restricted Subsidiaries;

(n) Investments in Unrestricted Subsidiaries and Joint Ventures made by the Parent Borrower or any of its Restricted Subsidiaries, in an aggregate amount (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together will all other Investments made pursuant to this clause (n) and then outstanding, that does not exceed the greater of (i) $25,000,000 and (ii) one percent (1%) of the Parent Borrower’s Consolidated Net Tangible Assets;

(o) Investments pursuant to a retirement restoration plan offered to senior management in an aggregate amount not to exceed $10,000,000 at any time outstanding; and

(p) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (p) that are at the time outstanding not to exceed the greater of (i) $100,000,000 and (ii) three percent (3%) of the Parent Borrower’s Consolidated Net Tangible Assets.

“Permitted Liens” has the meaning ascribed to such term in Section 7.2.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or any agency or political subdivision thereof.

“Pesos” means the lawful currency of the United Mexican States.

“Plan” means an employee pension benefit plan subject to Title IV of ERISA or the minimum funding standards under Section 412 and 430 of the Code that is either (i) maintained by the Parent Borrower or any of its Subsidiaries or ERISA Affiliates, or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Parent Borrower or any of its Subsidiaries or ERISA Affiliates is then making or required to make contributions.

“Platform” has the meaning set forth in Section 11.7(b).

“Pledged Equity” means the Capital Stock in the Cayman Borrower and each Collateral Rig Owner which is pledged to secure the Secured Obligations under the Guaranty and Collateral Agreement.

“Pledgor” means the Parent Borrower and each Wholly-Owned Subsidiary, in each case, to the extent that such Person directly owns any Capital Stock in (a) any Collateral Rig Owner or (b) the Cayman Borrower.

“Pounds” means the lawful currency of the United Kingdom.

“Preferred Stock,” means, as applied to the Capital Stock of any Person, Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distributions of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital of any other class of such Person.

“Pricing Schedule” is the pricing schedule set forth on Annex II.

“Pro Forma Basis” means, with respect to compliance with any financial test hereunder (other than the Collateral Coverage Ratio), compliance with such financial test immediately after giving effect to (a) any Material Acquisition or Disposition (with respect to any such acquisition, to the extent the assets subject thereto are not subsequently disposed of during such period), as if such Material Acquisition or Disposition, and all other Material Acquisitions or Dispositions consummated during the applicable period, were consummated at the beginning of such period, and any Indebtedness or other liabilities Incurred in connection with any such Material Acquisition or Disposition had been consummated and Incurred at the beginning of such period, (b) any designation or re-designation pursuant to Section 7.9, as if such designation or redesignation were consummated at the beginning of such period, and any Indebtedness or other liabilities Incurred in connection with any such designation or re-designation had been consummated and Incurred at the beginning of such period, (c) the Incurrence or repayment of any Indebtedness, as if such Incurrence or repayment had occurred at the beginning of such period or (d) any other event expressly required to be calculated on a Pro Forma Basis hereunder. For purposes of this definition, if any Indebtedness to be so Incurred bears interest at a floating rate and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the date of Incurrence had been the applicable rate for the entire period (taking into account the effect of any applicable Interest Rate Protection Agreements).

“Pro Forma Financial Statements” means the unaudited pro forma combined balance sheet of the Parent Borrower and its Subsidiaries as of March 31, 2014 and the related unaudited pro forma combined statements of operations for such period, prepared giving effect to Paragon Separation Transactions as if they had occurred on such date, as set forth in the Paragon Registration Statement.

“Protesting Lender” has the meaning set forth in Section 2.17(b).

“Purchasing Lender” has the meaning set forth in Section 11.10(b).

“Rate Management and Currency Protection Obligations” means any and all obligations of the Parent Borrower or any Restricted Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Rate Management and Currency Protection Transactions, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

“Rate Management and Currency Protection Transaction” means any Interest Rate Protection Agreement or Currency Rate Protection Agreement now existing or hereafter entered into, in each case, between the Parent Borrower or any Restricted Subsidiary and any Lender or any Affiliate of a Lender.

“Rating Agency” means S&P or Moody’s.

“Real” means the lawful currency of the Federal Republic of Brazil.

“Recipient” has the meaning set forth in Section 3.3(g).

“Redomestication” means:

(a) any amalgamation, merger, exchange offer, conversion, consolidation or similar action of the Paragon Parent Company with or into any other Person, or of any other Person with or into the Paragon Parent Company, or the direct or indirect Disposition (other than by lease) of all or substantially all of the assets of the Paragon Parent Company to any other Person,

(b) any continuation, discontinuation, domestication, redomestication, amalgamation, merger, plan or scheme of arrangement, exchange offer, business combination, reincorporation, reorganization consolidation or similar action of the Paragon Parent Company, pursuant to the law of the jurisdiction of its organization and of any other jurisdiction, or

(c) the formation of a Person that becomes, as part of the transaction or series of related transactions, the direct or indirect owner of 100% of the voting Capital Stock (except for directors’ qualifying shares) of the Paragon Parent Company (the “New Parent”), if:

(A) as a result thereof:

(x) in the case of any action specified in clause (a), the entity that is the surviving, resulting or continuing Person in such merger, amalgamation, conversion, consolidation or similar action, or the transferee in such Disposition,

(y) in the case of any action specified in clause (b), the entity that constituted the Paragon Parent Company immediately prior thereto (but disregarding for this purpose any change in its jurisdiction of organization), or

(z) in the case of any action specified in clause (c), the New Parent,

(in any such case described in (a) or (b), the “Surviving Person”) is a corporation or other entity, validly incorporated or formed and existing in good standing (to the extent the concept of good standing is applicable) (i) under the laws of the Cayman Islands, Bermuda, Switzerland, the United Kingdom, the Netherlands, Luxembourg and the British Virgin Islands or under the laws of any territory of any of the foregoing, (ii) (with the consent of the Administrative Agent, such consent not to be unreasonably withheld), under the laws of Delaware or another State of the United States or (iii) (with the consent of the Required Lenders, such consent not to be unreasonably withheld) under the laws of any other jurisdiction, whose outstanding equity securities of each class issued and outstanding immediately following such action, and giving effect thereto, shall be beneficially owned by substantially the same Persons, in substantially the same percentages, as were the outstanding equity securities of the Paragon Parent Company immediately prior thereto; and

(B) the Surviving Person or the New Parent shall have delivered to the Administrative Agent (i) a certificate to the effect that, both immediately before and immediately after giving effect to such transaction, no Default or Event of Default exists, and (ii) an opinion, reasonably satisfactory in form, scope and substance to the Administrative Agent, of counsel reasonably satisfactory to the Administrative Agent, addressing such matters in connection with the Redomestication as the Administrative Agent or any Lender may reasonably request.

“Reimbursement Obligation” has the meaning set forth in Section 2.12(c).

“Relevant Party” has the meaning set forth in Section 3.3(g).

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Sections 412 and 430 of the Code and of Sections 302 and 303 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(c) of the Code.

“Required Insurance” has the meaning set forth in Section 6.5(a).

“Required Lenders” means, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time or, if the Commitments have been terminated or expired, Lenders having more than 50% of the sum of the total Revolving Credit Exposures of all Lenders (in each case determined on the basis of the Dollar Equivalent of any amounts denominated in any currencies other than Dollars); provided that the Revolving Credit Exposure of, and unused Commitment of, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reset Date” has the meaning set forth in Section 11.18(a).

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” means:

(a) any dividend or any distribution (whether made in cash, securities or other property) by the Parent Borrower or any Restricted Subsidiary with respect to its Capital Stock (including any payment in connection with any merger or consolidation involving the Parent Borrower or any of its Restricted Subsidiaries, except in connection with a Redomestication) other than:

(i) dividends or distributions payable solely in Capital Stock of the Parent Borrower;

(ii) dividends or distributions by a Restricted Subsidiary, so long as, in the case of any dividend or distribution payable on or in respect of any Capital Stock issued by a Restricted Subsidiary that is not a Wholly-Owned Subsidiary, the Parent Borrower or the Restricted Subsidiary holding such Capital Stock receives at least its pro rata share of such dividend or distribution; and

(iii) payments made in respect of any stock appreciation rights or similar benefits plans;

(b) the purchase, redemption, retirement or other acquisition for value, including in connection with any merger or consolidation, of any Capital Stock of the Parent Borrower, except in connection with a Redomestication; and

(c) any Restricted Investment.

“Restricted Subsidiary” means any Subsidiary of the Parent Borrower that is not an Unrestricted Subsidiary. Unless otherwise qualified, references to “Restricted Subsidiary” or “Restricted Subsidiaries” herein shall refer to those of the Parent Borrower.

“Revolving Credit Commitment Amount” means the sum of the Commitments of all of the Lenders, which is an amount initially equal to $800,000,000, as such amount may be increased or reduced from time to time pursuant to the terms of this Agreement.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum at such time, without duplication, of (a) such Lender’s applicable Percentage of the principal amount of the outstanding Revolving Loans, (b) such Lender’s L/C Exposure and (c) such Lender’s applicable Percentage of the Swingline Exposure.

“Revolving Loan” has the meaning set forth in Section 2.1.

“Revolving Note” has the meaning set forth in Section 2.8(e).

“Rig” means, collectively, offshore drilling rigs, including semisubmersibles, drillships, jack-ups, semisubmersible tender assist vessels, floating production storage and offtake vehicles and submersible rigs, owned by the Parent Borrower and/or any Restricted Subsidiary of the Parent Borrower, and, individually, any of such rigs.

“Rig Owner” means the Parent Borrower and each Wholly-Owned Subsidiary, in each case, to the extent that such Person that holds an ownership interest in a Rig.

“Ringgit” means the lawful currency of Malaysia.

“Rupiah” means the lawful currency of the Republic of Indonesia.

“Sale-Leaseback Transaction” means any arrangement whereby the Parent Borrower or a Restricted Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

“Sanctions Laws and Regulations” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Satisfactory Drilling Contract” means any drilling contract (or any letter of intent with respect thereto) with an initial term of at least six months in form and substance that is reasonably customary in the offshore drilling market, entered into by the Parent Borrower or any Restricted Subsidiary with a Person (a) having an Investment Grade Rating (or with respect to which a letter of credit has been provided), (b) that has an established record of fulfilling payment obligations in a timely manner with Noble Corporation or the Parent Borrower or any of its Restricted Subsidiaries or (c) that is reasonably acceptable to the Administrative Agent.

“S&P” means Standard & Poor’s Financial Services LLC or any successor thereto.

“SEC” means the United States Securities and Exchange Commission, or any Governmental Authority succeeding to the functions of said Commission.

“Secured Obligations” means, collectively, (a) the Obligations, (b) the Term Loan Obligations, (c) all Rate Management and Currency Protection Obligations (other than Excluded Swap Obligations) and (d) all Specified Cash Management Obligations; provided, however, notwithstanding anything to the contrary contained herein or in any other Credit Document, no Rate Management and Currency Protection Obligation or Specified Cash Management Obligation shall constitute a Secured Obligation at any time on or after the occurrence of Security Termination.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Term Loan Administrative Agent, the Issuing Banks, the Term Loan Lenders, the holders of the Rate Management and Currency Protection Obligations, the holders of any Specified Cash Management Obligations and any other holder of any Secured Obligation.

“Security Termination” means such time as when (a) all Commitments have been terminated or expired, (b) all Obligations have been paid in full in cash (other than indemnification obligations and other contingent obligations not then due and payable and as to which no claim has been made as at the time of determination) and (c) all Letters of Credit have terminated or expired without any pending drawing thereon (other than Letters of Credit as to which cash collateral has been provided to the applicable Issuing Bank in an amount equal to 102% of the amount of such outstanding Letters of Credit or other arrangements satisfactory to the applicable Issuing Bank (in the sole discretion of such Issuing Bank) have been made).

“Senior Notes Documents” means, collectively, the Senior Notes, any indenture agreement or indenture agreement supplement entered into by the Parent Borrower in connection with the issuance of the Senior Notes, and any Guaranties of Indebtedness under the Senior Notes by a Guarantor.

“Senior Notes” means the senior unsecured notes of the Parent Borrower issued in connection with the Paragon Separation Transaction.

“Solvent” and “Solvency” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, Incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature in their ordinary course, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, after giving due consideration to the prevailing practice in the industry in which such Person is engaged, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Cash Management Obligations” means obligations in respect of any agreement providing for treasury, depositary, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the Parent Borrower or any Restricted Subsidiary and any Lender or any Affiliate of a Lender.

“Specified Currency” means each of the following currencies: (a) Euros, Pounds, Australian Dollars, Canadian Dollars and (b) any other major currency as may be requested by a Borrower and agreed to by the relevant Issuing Bank in its sole discretion, provided that such requested currency is a lawful currency that is readily available and freely transferable and convertible into Dollars; and provided further that, subject to Section 2.12(a), JPMorgan Chase Bank, N.A., in its capacity as Issuing Bank, agrees to issue Letters of Credit denominated in Pesos, Real, Rupiah and Ringgit.

“Stated Maturity” means, with respect to any Indebtedness, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision, but not including any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Statutory Reserve Rate” means, the aggregate of the maximum reserve, liquid asset or similar percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States or any jurisdiction to which any Lender is subject for eurocurrency funding. Such reserve, liquid asset or similar percentages shall include those imposed pursuant to Regulation D of the Board of Governors of the Federal Reserve System. Eurodollar Revolving Loans shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any other applicable law, rule or regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sub-Agent” means JPMorgan Chase Bank, N.A. or such other Affiliate of JPMorgan Chase Bank, N.A., that conducts international monetary transactions on behalf of JPMorgan Chase Bank, N.A., as from time to time notified to the Borrowers by the Administrative Agent.

“Subsidiary” means, for any Person, any other Person of which more than fifty percent (50%) of the outstanding stock or comparable Capital Stock having ordinary voting power for the election of the Board of Directors, managers or similar governing body of such other Person (irrespective of whether or not at the time such stock or other Capital Stock of any other class or classes of such other Person shall have or might have voting power by reason of the happening of any contingency), is at the time directly or indirectly owned by such former Person or by one or more of its Subsidiaries. Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Parent Borrower.

“Subsidiary Debt Basket Amount” means: (a) if the Leverage Ratio is less than or equal to 3.25 to 1.00, ten percent (10%) of Consolidated Net Tangible Assets and (b) if the Leverage Ratio exceeds 3.25 to 1.00, five percent (5%) of Consolidated Net Tangible Assets, in each case, calculated on a Pro Forma Basis immediately after giving effect to the Incurrence of such Indebtedness.

“Supplier” has the meaning set forth in Section 3.3(g).

“Surviving Person” has the meaning set forth in the definition of “Redomestication”.

“Swingline Commitment” means the commitment of the Swingline Lender to make loans pursuant to Section 2.15, as the same may be reduced from time to time as expressly provided pursuant to this Agreement. The amount of the Swingline Commitment shall initially be $80,000,000.

“Swingline Exposure” means at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Lender at any time shall equal its applicable Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” has the meaning set forth in the first paragraph hereof.

“Swingline Loan” means any loan made by the Swingline Lender pursuant to Section 2.15.

“Swingline Note” has the meaning set forth in Section 2.8(e).

“Swingline Request” has the meaning set forth in Section 2.15(b).

“Syndication Agents” means Deutsche Bank Securities Inc. and Barclays Bank PLC in their capacities as syndication agents; provided, however, as provided in Section 10.3, such Syndication Agents shall not have any duties, responsibilities, or obligations hereunder in such capacity.

“Tax Excluded Rig” means (a) a Rig owned by a “controlled foreign corporation” (as defined in Section 957(a) of the Code) or (b) any other Rig if the granting of a Lien on such Rig to secure any Secured Obligation could reasonably be expected, in the discretion of the Parent Borrower, to result in material tax consequences to the Parent Borrower or any Restricted Subsidiary of the Parent Borrower.

“Taxes” has the meaning set forth in Section 5.11.

“Term Loan Administrative Agent” means the administrative agent under the Term Loan Agreement.

“Term Loan Agreement” means that certain Senior Secured Term Loan Agreement dated as of the Effective Date among the Term Loan Borrower, the Term Loan Administrative Agent, and the Term Loan Lenders, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Term Loan Borrower” means Paragon Offshore Finance Company, a subsidiary of the Parent Borrower organized under the laws of the Cayman Islands, as the term loan borrower.

“Term Loan Credit Document” means each “Credit Document” under the Term Loan Agreement.

“Term Loan Lenders” means the lenders party to the Term Loan Agreement from time to time.

“Term Loan Obligations” means the Term Loans and all other “Obligations” as defined in the Term Loan Agreement.

“Term Loans” means the loans made by the Term Loan Lenders to the Term Loan Borrower pursuant to the Term Loan Agreement.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Revolving Loan or Borrowing, refers to whether the rate of interest on such Revolving Loan, or on the Revolving Loans comprising such Borrowing, is determined by reference to Adjusted LIBOR or the Base Rate.

“UCC” means, with respect to any applicable jurisdiction, the Uniform Commercial Code as in effect from time to time in such jurisdiction.

“UK Borrower” means any Borrower (a) that is organized or formed under the laws of the United Kingdom or (b) payments from which under this Agreement or any other Credit Document are subject to withholding Taxes imposed by the laws of the United Kingdom.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of the Parent Borrower or any of its Subsidiaries or ERISA Affiliates to the PBGC or such Plan.

“Unrestricted Subsidiary” means any Subsidiary of the Parent Borrower designated as an Unrestricted Subsidiary in writing to the Administrative Agent pursuant to Section 7.9. Notwithstanding the foregoing, the Cayman Borrower and the Term Loan Borrower may not be designated an Unrestricted Subsidiary.

“Unrestricted Subsidiary Non-Recourse Debt” means any Indebtedness of any Unrestricted Subsidiary, in each case in respect of which the holder or holders thereof (a) shall have recourse only to, and shall have the right to require the obligations of such Unrestricted Subsidiary to be performed, satisfied, and paid only out of, the property of such Unrestricted Subsidiary and/or one or more of its Subsidiaries (but only to the extent that such Subsidiaries are Unrestricted Subsidiaries) and/or any other Person (other than Parent Borrower and/or any Restricted Subsidiary) and (b) shall have no direct or indirect recourse (including by way of guaranty, support or indemnity) to the Parent Borrower or any Restricted Subsidiary or to any of their property, whether for principal, interest, fees, expenses or otherwise, except for Capital Stock of such Unrestricted Subsidiary.

“US Holdco” means Paragon Offshore Holdings US LLC, a Delaware limited liability company.

“US Holdco Intercompany Note” means that certain intercompany note to be entered into after the Funding Date, between the Parent Borrower, as obligee, and US Holdco, a direct, Wholly-Owned Subsidiary of the Parent Borrower, evidencing the obligation of US Holdco to pay a dividend or make another distribution in cash to the Parent Borrower in an aggregate amount not to exceed $500,000,000.

“VAT” shall mean (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a) above, or imposed elsewhere.

“Wholly-Owned Subsidiary” means (a) any Restricted Subsidiary of which all of the outstanding Capital Stock (other than any directors’ qualifying shares under applicable law), on a fully-diluted basis, are owned by the Parent Borrower and/ or one or more of the Wholly-Owned Subsidiaries or (b) any Restricted Subsidiary that is organized in a jurisdiction and is required by the applicable laws and regulations of such jurisdiction to be partially owned by the government of such jurisdiction or individual or corporate citizens of such jurisdiction, provided that the Parent Borrower, directly or indirectly, owns the remaining Capital Stock in such Subsidiary and, by contract or otherwise, controls the management and business of such Subsidiary and derives economic benefits of ownership of such Subsidiary to substantially the same extent as if such Subsidiary were a Wholly-Owned Subsidiary.

Section 1.2. Time of Day. Unless otherwise expressly provided, all references to time of day in this Agreement and the other Credit Documents shall be references to New York, New York time.

Section 1.3. Accounting Terms; GAAP; Pro Forma Calculations.

(a) Except as otherwise expressly provided herein, and subject to the provisions of this Section 1.3, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.

(b) Notwithstanding anything to the contrary contained herein, for purposes of calculating any financial test hereunder (other than the Collateral Coverage Ratio), compliance with such financial test and the components thereof, including EBITDA, Interest Expense and Net Funded Debt, shall be calculated in accordance with the definition of “Pro Forma Basis” with respect to any event described in such definition.

(c) Notwithstanding anything to the contrary contained herein, for purposes of calculating any financial test hereunder (other than the Collateral Coverage Ratio), compliance with such financial test and the components thereof, including EBITDA, Interest Expense and Net Funded Debt, shall be calculated as follows: (i) for the four (4) consecutive Fiscal Quarters ending on March 31, 2014, the relevant amount for such period shall equal such amount as set forth in the Pro Forma Financial Statements for the Fiscal Quarter ended March 31, 2014 multiplied by 4, (ii) for the four (4) consecutive Fiscal Quarters ending on June 30, 2014, the relevant amount for such period shall equal the sum of (A) such amount as set forth in the Pro Forma Financial Statements for the Fiscal Quarter ended March 31, 2014 and (B) such amount for the Fiscal Quarter ending June 30, 2014, multiplied by 2, (iii) for the four (4) consecutive Fiscal Quarters ending on September 30, 2014, the relevant amount for such period shall equal the sum of (A) such amount as set forth in the Pro Forma Financial Statements for the Fiscal Quarter ended March 31, 2014 and (B) the sum of such amounts for the Fiscal Quarters ending June 30, 2014 and September 30, 2014, multiplied by 4/3, (iv) for the four (4) consecutive Fiscal Quarters ending on December 31, 2014, the relevant amount for such period shall equal the sum of (A) such amount as set forth in the Pro Forma Financial Statements for the Fiscal Quarter ended March 31, 2014 and (B) the sum of such amounts for the Fiscal Quarters ending June 30, 2014, September 30, 2014 and December 31, 2014 and (v) for each of the four (4) consecutive Fiscal Quarters ending thereafter, the sum of such amounts for the four (4) consecutive Fiscal Quarters ending on such date.

(d) If either the Parent Borrower or the Required Lenders notifies the Administrative Agent that (i) any change in accounting principles from those used in the preparation of the financial statements of the Parent Borrower referred to in Section 5.9 is hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accounts (or successors thereto or agencies with similar functions), and such change affects the calculation of any component of any financial covenant, standard or term found in this Agreement, or (ii) there is a change in federal, state or foreign tax laws which affects the Parent Borrower’s or any of its Restricted Subsidiaries’ ability to comply with the financial covenants, standards or terms found in this Agreement, then if the Parent Borrower shall so request, the Parent Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions (with the agreement of the Required Lenders or, if required by Section 11.11, all of the Lenders) so as to equitably reflect such changes with the desired result that the criteria for evaluating any of the Parent Borrower’s and its Restricted Subsidiaries’ consolidated financial condition shall be the same after such changes as if such changes had not been made; provided that, with respect to the changes referred to in clause (i) above, until so amended (or until such request is withdrawn), regardless of whether any such request is made before or after such change or the application thereof, (x) such financial covenants, standards or terms shall continue to be computed in accordance with the relevant accounting principles as in effect immediate prior to such change therein becoming effective and (y) the Parent Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculation of such financial covenant, standard or term made before and after giving effect to such change.

Section 1.4. Terms and Interpretations Generally.

(a) It is not intended that the specification of any exception to any covenant herein shall imply that the excepted matter would, but for such exception, be prohibited or required.

(b) For purposes of determining compliance with any covenant hereunder, in the event that any Incurrence of Indebtedness, granting of Liens, making of Restricted Payment or Asset Sales or any other action restricted by any covenant herein meets the criteria of more than one of the baskets or categories of exceptions to such covenant or any definition related thereto, the Parent Borrower will be permitted to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such action in any manner that complies with the relevant covenant or definition.

(c) For purposes of determining compliance under Sections 7.2, 7.3, 7.4, 7.5 and 7.6, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Consolidated Net Income in the annual financial statements of the Parent Borrower and its Restricted Subsidiaries delivered pursuant to

Section 5.9. Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.2, 7.3 and 7.5, with respect to any amount of Indebtedness or Restricted Payment in a currency other than Dollars, no breach of any basket contained in such sections shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness is Incurred or Restricted Payment is made.

(d) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement (unless specifically indicated otherwise) and (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II

THE CREDIT FACILITIES

Section 2.1. Revolving Loans. Subject to the terms and conditions hereof, each Lender severally and not jointly agrees to make one or more loans (each, a “Revolving Loan”) to either Borrower submitting a Borrowing Request from time to time on and after the Funding Date prior to the Commitment Termination Date on a revolving basis; provided, however, that no Lender shall be required to make any Revolving Loan if, immediately after giving effect thereto, (i) the aggregate Revolving Credit Exposure of all Lenders would thereby exceed the Revolving Credit Commitment Amount then in effect or (ii) the Revolving Credit Exposure of such Lender would thereby exceed its Commitment then in effect. Each Borrowing of Revolving Loans shall be made ratably from the Lenders in proportion to their respective Percentages. Revolving Loans may be repaid, in whole or in part, and all or any portion of the principal amounts thereof reborrowed, from time to time before the Commitment Termination Date, subject to the terms and conditions hereof. Funding of any Revolving Loans shall be in Dollars.

Section 2.2. Types of Revolving Loans and Minimum Borrowing Amounts. Borrowings of Revolving Loans may be outstanding as either Base Rate Revolving Loans or Eurodollar Revolving Loans, as selected by the applicable Borrower pursuant to Section 2.3. Each Borrowing of Base Rate Revolving Loans shall be in an amount of not less than $1,000,000 and each Borrowing of Eurodollar Revolving Loans shall be in an amount of not less than $2,000,000 and in an integral multiple of $100,000 in excess thereof.

Section 2.3. Manner of Revolving Loan Borrowings; Continuations and Conversions of Borrowings.

(a) Notice of Revolving Loan Borrowings. To request the advance of a Borrowing of Revolving Loans, the applicable Borrower shall give notice to the Administrative Agent, in accordance with Section 2.3(c), by no later than (i) 12:00 P.M. at least three (3) Business Days before the date on which such Borrower requests the Lenders to advance a Borrowing of Eurodollar Revolving Loans and (ii) 12:00 P.M. on the date such Borrower requests the Lenders to advance a Borrowing of Base Rate Revolving Loans.

(b) Notice of Continuation or Conversion of Outstanding Borrowings. The applicable Borrower may from time to time elect to change or continue the type of interest rate borne by each Revolving Loan Borrowing or, subject to the minimum amount requirements in Section 2.2 for each outstanding Revolving Loan Borrowing, a portion thereof, as follows: (i) if such Borrowing is of Eurodollar Revolving Loans, such Borrower may continue part or all of such Borrowing as Eurodollar Revolving Loans for an Interest Period specified by it or convert part or all of such Borrowing into Base Rate Revolving Loans on the last day of the Interest Period applicable thereto, or the applicable Borrower may earlier convert part or all of such Borrowing into Base Rate Revolving Loans so long as it pays the breakage fees and funding losses provided in Section 2.11; and (ii) if such Borrowing is of Base Rate Revolving Loans, the applicable Borrower may convert all or part of such Borrowing into Eurodollar Revolving Loans for an Interest Period specified by it on any Business Day, in each case pursuant to notices of continuation or conversion as set forth below. The applicable Borrower may select multiple Interest Periods for the Eurodollar Revolving Loans requested in any single Borrowing Request, provided that at no time shall the number of different Interest Periods for outstanding Eurodollar Revolving Loans exceed twenty (20) (it being understood for such purposes that (x) Interest Periods of the same duration, but commencing on different dates, shall be counted as different Interest Periods, and (y) all Interest Periods commencing on the same date and of the same duration shall be counted as one Interest Period regardless of the number of Borrowings or Loans involved). Notices of the continuation of such Eurodollar Revolving Loans for an additional Interest Period or of the conversion of part or all of such Eurodollar Revolving Loans into Base Rate Revolving Loans or of such Base Rate Revolving Loans into Eurodollar Revolving Loans must be given by no later than (A) 12:00 P.M. at least three (3) Business Days prior to the date of such continuation of, or conversion to, Eurodollar Revolving Loans and (B) 12:00 P.M. on the date of any conversion of Eurodollar Revolving Loans to Base Rate Revolving Loans.

(c) Manner of Notice. The applicable Borrower shall give such notices concerning the advance, continuation, or conversion of a Borrowing described in Sections 2.3(a) and (b), as applicable, by telephone, facsimile or email (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing) pursuant to a Borrowing Request, which shall specify the date of the requested advance, continuation or conversion (which shall be a Business Day), the amount of the requested Borrowing, whether such Borrowing is to be advanced, continued, or converted, the Type of Revolving Loans to comprise such new, continued or converted Borrowing, if such Borrowing is to be comprised of Eurodollar Revolving Loans and the Interest Period applicable thereto and the applicable Borrower. The Borrowers agree that the Administrative Agent may rely on any such telephonic, facsimile or email notice given by any Person it in good faith believes is an authorized representative of the applicable Borrower without the necessity of independent investigation and that, if any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

(d) Notice to the Lenders. The Administrative Agent shall give prompt telephonic, email or facsimile notice to each Lender of any notice received by it pursuant to this Section 2.3 relating to a Revolving Loan Borrowing. The Administrative Agent shall give notice to the applicable Borrower and each Lender by like means of the interest rate applicable to each Borrowing of Eurodollar Revolving Loans of such Borrower (but, if such notice is given by telephone, the Administrative Agent shall confirm such rate in writing) promptly after the Administrative Agent has made such determination.

(e) Failure to Notify. If the applicable Borrower fails to give notice pursuant to Section 2.3(a) or (b) of (i) the continuation or conversion of any outstanding principal amount of a Borrowing of Eurodollar Revolving Loans or (ii) a Borrowing of Revolving Loans to pay outstanding Reimbursement Obligations, and has not notified the Administrative Agent by (A) 12:00 P.M. at least three (3) Business Days before the last day of the Interest Period for any Borrowing of Eurodollar Revolving Loans or (B) the day such Reimbursement Obligation becomes due, respectively, that it intends to repay such Borrowing or Reimbursement Obligation, as applicable, such Borrower shall be deemed to have requested, respectively, (x) the continuation of such Borrowing as a Eurodollar Revolving Loan with an Interest Period of one (1) month or (y) the advance of a new Borrowing of Base Rate Revolving Loans (after converting, if necessary, the Reimbursement Obligation into Dollars using the applicable Exchange Rate in effect on such date) on such day in the amount of the Reimbursement Obligation then due, which Borrowing pursuant to this clause (y) shall be deemed to have been funded on such date by the Lenders in accordance with Section 2.3(a) and to have been applied on such day to pay the Reimbursement Obligation then due, in each case so long as no Event of Default shall have occurred and be continuing or would occur as a result of such Borrowing but otherwise disregarding the conditions to the advance of Borrowings set forth in Section 4.3. Upon the occurrence and during the continuance of any Event of Default, and upon written notice thereof from the Administrative Agent to the Borrowers (i) each Eurodollar Revolving Loan will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Rate Revolving Loan, and (ii) the obligation of the Lenders to make, continue or convert Loans into Eurodollar Revolving Loans shall be suspended.

(f) Conversion. If the applicable Borrower shall elect to convert any particular Borrowing pursuant to this Section 2.3 from one Type of Revolving Loan to the other only in part, then, from and after the date on which such conversion shall be effective, such particular Borrowing shall, for all purposes of this Agreement (including, for purposes of subsequent application of this sentence) be deemed to instead constitute two Borrowings (each originally advanced on the same date as such particular Borrowing), one comprised of (subject to subsequent conversion in accordance with this Agreement) Eurodollar Revolving Loans in an aggregate principal amount equal to the portion of such Borrowing so elected by such Borrower to be comprised of Eurodollar Revolving Loans and the second comprised of (subject to subsequent conversion in accordance with this Agreement) Base Rate Revolving Loans in an aggregate principal amount equal to the portion of such particular Borrowing so elected by such Borrower to be comprised of Base Rate Revolving Loans. If the applicable Borrower shall elect to have multiple Interest Periods apply to any such particular Borrowing comprised of Eurodollar Revolving Loans, then, from and after the date such multiple Interest Periods commence, such particular Borrowing shall, for all purposes of this Agreement (including, for purposes of subsequent application of this sentence), be deemed to constitute a number of separate Borrowings (each originally commencing on the same date as such particular Borrowing) equal to the number of, and corresponding to, the different Interest Periods so selected, each such deemed separate Borrowing corresponding to a particular selected Interest Period comprised of (subject to subsequent conversion in accordance with this Agreement) Eurodollar Revolving Loans in an aggregate principal amount equal to the portion of such particular Borrowing so elected by such Borrower to have such Interest Period. This Section 2.3(f) shall be applied appropriately in the event that a Borrower shall make the elections described in the two preceding sentences at the same time with respect to the same particular Borrowing.

Section 2.4. Interest Periods. As provided in Section 2.3, at the time of each request for a Borrowing of Eurodollar Revolving Loans, or for the continuation or conversion of any Borrowing of Eurodollar Revolving Loans, the applicable Borrower shall select the Interest Period(s) to be applicable to such Revolving Loans from among the available options, subject to the limitations in Section 2.3; provided, however, that:

(i) no Interest Period may be selected that extends beyond the Commitment Termination Date;

(ii) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall extended be to the next succeeding Business Day; provided, however, that if the next succeeding Business Day is in the next calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(iii) for purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no such numerically corresponding day in the month in which an Interest Period is to end or if an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

Section 2.5. Funding of Revolving Loans.

(a) Disbursement of Revolving Loans. Not later than 12:00 P.M. with respect to Borrowings of Eurodollar Revolving Loans, and 2:00 P.M. with respect to Borrowings of Base Rate Revolving Loans, on the date of any requested advance of a new Borrowing of Revolving Loans, each Lender, subject to all other provisions hereof, shall make available for the account of its applicable Lending Office its Revolving Loan comprising its portion of such Borrowing in funds immediately available for the benefit of the Administrative Agent in the applicable Administrative Agent’s Account and according to the payment instructions of the Administrative Agent. The Administrative Agent shall promptly make the proceeds of each such Borrowing available in immediately available funds to the applicable Borrower (or as directed in writing by such Borrower) on such date. In the event that any Lender does not make such amounts available to the Administrative Agent by the time prescribed above, but such amount is received later that day, such amount shall nevertheless be promptly credited to the applicable Borrower in the manner described in the preceding sentence (and if such credit is made on the next Business Day, with interest on such amount to begin accruing hereunder on such next Business Day); provided that acceptance by any Borrower of any such late amount shall not be deemed a waiver by such Borrower of any rights it may have against such Lender. No Lender shall be responsible to any Borrower for any failure by another Lender to fund its portion of a Borrowing, and no such failure by a Lender shall relieve any other Lender from its obligation, if any, to fund its portion of a Borrowing.

(b) Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender prior to the time at which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Revolving Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and in reliance upon such assumption may (but shall not be required to) make available to the applicable Borrower the proceeds of the Revolving Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the applicable Borrower attributable to such Lender together with interest thereon for each day during the period commencing on the date such amount was made available to the applicable Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to the Administrative Agent’s cost of funds for such amount. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the applicable Borrower will, on demand, repay to the Administrative Agent the proceeds of the Revolving Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Revolving Loan, but the applicable Borrower will in no event be liable to pay any amounts otherwise due pursuant to Section 2.11 in respect of such repayment. Nothing in this Section shall be deemed to relieve any Lender from any obligation to fund any Revolving Loans hereunder or to prejudice any rights which any Borrower may have against any Lender as a result of any default by such Lender hereunder.

(c) Source of Funding Options. Each Lender may, at its option, make any Loan available to any Borrower by causing any foreign or domestic branch or Affiliate of such

Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Borrower to repay such Loan in accordance with the terms of this Agreement.

Section 2.6. Applicable Interest Rates.

(a) Base Rate Revolving Loans. Each Base Rate Revolving Loan shall bear interest (computed on the basis of a 365-day year or 366-day year, as the case may be, and actual days elapsed including the first day but excluding the date of repayment) on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration or otherwise) or conversion to a Eurodollar Revolving Loan, at a rate per annum equal to the lesser of (i) the Highest Lawful Rate or (ii) the Base Rate from time to time in effect plus the Applicable Margin. Each Borrower agrees to pay such interest on each Interest Payment Date for such Loan and at maturity (whether by acceleration or otherwise).

(b) Eurodollar Revolving Loans. Each Eurodollar Revolving Loan shall bear interest (computed on the basis of a 360-day year and actual days elapsed including the first day but excluding the date of repayment) on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration or otherwise) or conversion to a Base Rate Revolving Loan, at a rate per annum equal to the lesser of (i) the Highest Lawful Rate or (ii) the sum of Adjusted LIBOR plus the Applicable Margin. Each Borrower agrees to pay such interest on each Interest Payment Date for such Loan and at maturity (whether by acceleration or otherwise) or, in the case of, conversion to a Base Rate Revolving Loan on a day prior to the end of the current Interest Period therefor, on the date of such conversion.

(c) Swingline Loans. Each Swingline Loan shall bear interest (computed on the basis of a 365-day year or 366-day year, as the case may be, and actual days elapsed including the first day but excluding the date of repayment) on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration or otherwise) at a rate per annum equal to the lesser of (i) the Highest Lawful Rate or (ii) the Base Rate from time to time in effect plus the Applicable Margin for Base Rate Revolving Loans. Each Borrower agrees to pay such interest on each Interest Payment Date for such Loan and at maturity (whether by acceleration or otherwise).

(d) Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans and Reimbursement Obligations hereunder insofar as such interest rate involves a determination of Base Rate, Adjusted LIBOR, LIBOR Rate or LIBOR Market Index Rate, or any applicable default rate pursuant to Section 2.7, and such determination shall be conclusive and binding except in the case of the Administrative Agent’s manifest error or willful misconduct. The Administrative Agent shall promptly give notice to each Borrower and each Lender of each determination of Adjusted LIBOR with respect to each Eurodollar Revolving Loan.

Section 2.7. Default Rate. If any payment of principal on any Loan is not made when due after the expiration of the grace period therefor provided in Section 8.1(a) (whether by acceleration or otherwise), or any Reimbursement Obligation is not paid when due as provided in Section 2.12(c), such past due Loan or Reimbursement Obligation shall bear interest (computed on the basis of a year of 360, 365 or 366 days, as applicable, and actual days elapsed) after any such grace period expires until such principal then due is paid in full, which each Borrower agrees to pay on demand, at a rate per annum equal to:

(a) (i) for any Base Rate Revolving Loan, the lesser of (A) the Highest Lawful Rate and (B) the sum of two percent (2%) per annum plus the Base Rate from time to time in effect (but not less than the Base Rate in effect at the time such payment was due) plus the Applicable Margin, and (ii) for any Swingline Loan, the lesser of (A) the Highest Lawful Rate and (B) the sum of two percent (2%) per annum plus the LIBOR Market Index Rate from time to time in effect (but not less than the LIBOR Market Index Rate in effect at the time such payment was due) plus the Applicable Margin;

(b) for any Eurodollar Revolving Loan, the lesser of (i) the Highest Lawful Rate and (ii) the sum of two percent (2%) per annum plus the rate of interest (inclusive of the Applicable Margin) in effect thereon at the time of such default until the end of the Interest Period for such Loan and, thereafter, at a rate per annum equal to the sum of two percent (2%) per annum plus the Base Rate from time to time in effect (but not less than the Base Rate in effect at the time such payment was due) plus the Applicable Margin for Base Rate Revolving Loans; and

(c) for any unpaid Reimbursement Obligations, the lesser of (i) the Highest Lawful Rate and (ii) the sum of two percent (2%) per annum plus (x) in the case of any Reimbursement Obligations payable in Dollars, the Base Rate from time to time in effect (but not less than the Base Rate in effect at the time such payment was due) plus the Applicable Margin for Base Rate Revolving Loans, or (y) in the case of any Reimbursement Obligations payable in any currency other than Dollars, the interest rate (inclusive of the Applicable Margin) that would otherwise then be applicable under this Agreement to a Eurodollar Revolving Loan for an Interest Period of one month as from time to time in effect (but not less than such interest rate in effect at the time such payment was due).

It is the intention of the Administrative Agent and the Lenders to conform strictly to usury laws applicable to them. Accordingly, if the transactions contemplated hereby or any Loan or other Obligation would be usurious as to any of the Lenders under laws applicable to it (including the laws of the United States of America, including to the extent applicable, 46 U.S.C. Section 31322(b)), and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement, the Notes or any other Credit Document), then, in that event, notwithstanding anything to the contrary in this Agreement, the Notes or any other Credit Document, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under laws applicable to such Lender that is contracted for, taken, reserved, charged or received by such Lender under this Agreement, the Notes or any other Credit Document or otherwise shall under no circumstances exceed the Highest Lawful Rate, and any excess shall be credited by such Lender on the principal amount of the Loans or to the Reimbursement Obligations (or, if the principal amount of the Loans and all Reimbursement Obligations shall have been paid in full, refunded by such Lender to the applicable Borrower); and (ii) in the event that the maturity of the Loans is accelerated by reason of an election of the holder or holders thereof resulting from any Event of Default hereunder or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under laws applicable to such Lender may never include more than the Highest Lawful Rate, and excess interest, if any, provided for in this Agreement, the Notes, any other Credit Document or otherwise shall be automatically canceled by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Loans or to the Reimbursement Obligations (or if the principal amount of the Loans and all Reimbursement Obligations shall have been paid in full, refunded by such Lender to the applicable Borrower).

Section 2.8. Repayment of Loans; Evidence of Debt.

(a) Repayment of Loans. Each Borrower hereby unconditionally promises to pay to the Administrative Agent, for the account of each Lender, on the Commitment Termination Date, the unpaid amount of each Revolving Loan made by such Lender to such Borrower then outstanding. Each Borrower hereby unconditionally promises to pay to the Swingline Lender the unpaid principal amount of each Swingline Loan to such Borrower no later than the Commitment Termination Date.

(b) Record of Loans by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made to such Borrower by such Lender, including the amounts of principal and accrued interest payable and paid to such Lender from time to time hereunder.

(c) Record of Loans by Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and, with respect to Eurodollar Revolving Loans, the Interest Period applicable thereto, (ii) the amount of any principal or accrued interest due and payable or to become due and payable from the applicable Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) Evidence of Obligations. The entries made in the accounts maintained pursuant to Section 2.8(b) or (c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(e) Notes. The Revolving Loans outstanding to each Borrower from any Lender shall, at the written request of such Lender, be evidenced by a promissory note of the applicable Borrower payable to such Lender substantially in the form of Exhibit 2.8A (each, a “Revolving Note”). Each Borrower agrees to execute and deliver to the Administrative Agent, for the benefit of each Lender requesting a Revolving Note, an original of each such Revolving Note, appropriately completed, to evidence the respective Loans made by such Lender to such Borrower hereunder, within ten (10) Business Days after the applicable Borrower receives a written request therefor (or such longer period of time as such Lender may reasonably agree). If requested by the Swingline Lender, the Swingline Loans outstanding to each Borrower shall be evidenced by a promissory note of such Borrower payable to the Swingline Lender substantially in the form of Exhibit 2.8B (each, a “Swingline Note”).

Section 2.9. Optional Prepayments of Loans. Each Borrower shall have the right to prepay any Base Rate Revolving Loans or Swingline Loans, without premium or penalty, at any time and from time to time in whole or in part (but, if in part, then in an amount which is equal to or greater than $1,000,000); provided, however, that such Borrower shall have given notice of such prepayment to the Administrative Agent no later than 12:00 P.M. on the date of such prepayment. Each Borrower shall have the right to prepay any Eurodollar Revolving Loans, without premium or penalty, at any time and from time to time in whole or in part (but, if in part, then in an amount which is equal to or greater than $5,000,000 and in an integral multiple of $100,000 in excess thereof or such smaller amount as needed to prepay any particular Borrowing in full) subject to any breakage fees and funding losses that are required to be paid pursuant to Section 2.11, with respect to any such prepayment on a day other than the last day of the applicable Interest Period of the applicable Loan; provided, however, that such Borrower shall have given notice of such prepayment to the Administrative Agent no later than 12:00 P.M. at least three (3) Business Days before the proposed prepayment date (or such shorter period as may be reasonably agreed by the Administrative Agent in its sole discretion). A notice delivered under this Section 2.9 may be conditioned upon the effectiveness of other credit facilities or the closing of one or more securities offerings, in which case such notice shall be deemed rescinded if such condition shall fail to be satisfied by the proposed prepayment date; provided, that upon any such rescission, the applicable Borrower shall be liable for any breakage fees and funding losses that are required to be paid pursuant to Section 2.11. Any such prepayments shall be made by the payment of the principal amount to be prepaid and, with respect to any Eurodollar Revolving Loans, accrued and unpaid interest thereon to the date of such prepayment. Optional prepayments shall be applied to the Loans then outstanding in the order specified by the applicable Borrower.

Section 2.10. Mandatory Prepayments of Loans. In the event and on each occasion that the aggregate Revolving Credit Exposure of all Lenders exceeds the Revolving Credit Commitment Amount then in effect, then (i) the Borrowers shall promptly prepay Loans in an aggregate amount sufficient to eliminate such excess and (ii) if any excess remains after prepaying all of the Borrowings as a result of an L/C Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 8.4(b). Immediately upon determining the need to make any such prepayment, the applicable Borrower shall notify the Administrative Agent of such required prepayment and of the identity of the particular Loans being prepaid. If the Administrative Agent shall notify the Borrowers that the Administrative Agent has determined that any prepayment is required under this Section 2.10, the Borrowers shall make such prepayment no later than the second Business Day following such notice. Any mandatory prepayment of Loans pursuant hereto shall not be limited by the notice or minimum prepayment requirements set forth in Section 2.9. Each such prepayment of Eurodollar Revolving Loans under this Section 2.10 shall be accompanied by a payment of all accrued and unpaid interest on the Loans prepaid and any applicable breakage fees and funding losses pursuant to Section 2.11.

Section 2.11. Breakage Fees. If any Lender incurs any loss, cost or expense (excluding loss of anticipated profits and other indirect or consequential damages) by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Revolving Loan as a result of any of the following events other than any such occurrence as a result of a change of circumstance described in Sections 9.1 or 9.2:

(a) any payment, prepayment or conversion of any such Loan on a date other than the last day of its Interest Period (whether by acceleration, mandatory prepayment or otherwise);

(b) any failure to make a principal payment of any such Loan on the due date therefor; or

(c) any failure by any Borrower to borrow, continue or prepay, or convert to, any such Loan on the date specified in a notice given pursuant to Section 2.3 or Section 2.9, as applicable (other than by reason of a default of such Lender), then the applicable Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Parent Borrower a certificate executed by an officer of such Lender setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) no later than ninety (90) days after the event giving rise to the claim for compensation, and the amounts shown on such certificate shall be conclusive and binding in the absence of manifest error of such Lender’s entitlement thereto. Within ten (10) days of receipt of such certificate, the applicable Borrower shall pay directly to such Lender such amount as will compensate such Lender for such loss, cost or expense as provided in such certificate, unless such Lender has failed to timely give notice to the Parent Borrower of such claim for compensation as provided herein, in which event no Borrower shall have any obligation to pay such claim.

Section 2.12. Letters of Credit.

(a) Letters of Credit. Subject to the terms and conditions hereof and in reliance on the Lenders’ obligations under this Section 2.12, each Issuing Bank agrees to issue, from time to time on and after the Funding Date prior to the Commitment Termination Date, at the request of any Borrower, one or more standby letters of credit in form and substance reasonably acceptable to such Issuing Bank (each, a “Letter of Credit”) for the account of such Borrower or any Subsidiary in a face amount in each case of at least $25,000 or, if denominated in a currency other than U.S. Dollars, the Dollar Equivalent of $25,000 (or, in either case, such lesser amount as the applicable Issuing Bank may agree to in its sole discretion); provided that an Issuing Bank shall not be required to issue, increase or extend a Letter of Credit pursuant to this Section 2.12 if (i) immediately after giving effect to the issuance, increase or extension thereof, the aggregate Revolving Credit Exposure of all Lenders would thereby exceed the Revolving Credit Commitment

Amount then in effect, (ii) the issuance, increase or extension of such Letter of Credit would violate any legal or regulatory restriction then applicable to such Issuing Bank or any Lender or would violate one or more policies of such Issuing Bank generally applicable to all applicants with respect to the type of Letters of Credit requested, in each case as notified by such Issuing Bank or such Lender to the Administrative Agent before the date of issuance, increase or extension of such Letter of Credit, (iii) immediately after giving effect to the issuance, increase or extension thereof, the Dollar Equivalent of the L/C Obligations attributable to such Issuing Bank would exceed such Issuing Bank’s L/C Sublimit (unless otherwise agreed in writing to by such Issuing Bank in its sole discretion) or (iv) immediately after giving effect to the issuance, increase or extension thereof, the Dollar Equivalent of the L/C Obligations attributable to the Facility Financial Letters of Credit then outstanding would exceed $400,000,000; and provided, further that, if there exists a Defaulting Lender, no Issuing Bank shall be required to issue, increase or extend a Letter of Credit unless the Borrowers shall have complied with Section 2.12(g) with respect to any Fronting Exposure that exists at the time of such issuance, increase or extension, as applicable, or would exist immediately after giving effect to such issuance, increase or extension, as applicable. Letters of Credit and any increases and extensions thereof hereunder may be issued in face amounts denominated in Dollars or any Specified Currency; provided, that the aggregate Dollar Equivalent of all outstanding Letters of Credit denominated in any Specified Currency (determined on the relevant Calculation Date with respect to any such Letter of Credit) shall not exceed the Foreign Currency Sublimit.

(b) Issuance Procedure.

(i) To request that an Issuing Bank issue a Letter of Credit, at least three (3) Business Days prior to the date of the requested issuance (or such shorter period of time as such Issuing Bank may reasonably agree to in its sole discretion), the applicable Borrower shall deliver to such Issuing Bank (x) a duly executed application for such Letter of Credit substantially in such Issuing Bank’s customary form or in such other form as may be approved by such Borrower and such Issuing Bank or complete such other computerized issuance or application procedure, instituted from time to time by such Issuing Bank and agreed to by such Borrower (each, an “Application”), appropriately completed and signed by an Authorized Officer of such Borrower and including agreed-upon draft language for such Letter of Credit reasonably acceptable to the applicable Issuing Bank, in each case, completed to the reasonable satisfaction of such Issuing Bank, and (y) such other information as such Issuing Bank may reasonably request in accordance with its customary letter of credit issuance procedures, including information that would permit such Issuing Bank to verify the beneficiary’s identity or to comply with any applicable law or regulations, including any Sanctions Laws and Regulations. Upon the receipt by the applicable Issuing Bank of a properly completed and, if applicable, executed Application and any other reasonably requested information in accordance with the terms of the preceding sentence, such Issuing Bank will process such Application in accordance with its customary procedures and issue the requested Letter of Credit on the requested issuance date. In the event of any irreconcilable conflict between the terms and conditions of this Agreement and an Application, the provisions of this Agreement shall govern. Unless the applicable Issuing Bank has received notice from the Administrative Agent prior to the requested issuance that any of the conditions to issuance (whether set forth herein, in Section 4.3 or otherwise) have not been satisfied, the applicable Issuing Bank may assume that all such conditions have been satisfied. Any Borrower requesting the issuance of any Letter of Credit may cancel such request to issue such Letter of Credit at any time prior to the actual issuance thereof by providing the applicable Issuing Bank with written notice thereof; provided, that, for the avoidance of doubt, such Borrower shall remain liable to such Issuing Bank for all costs and expenses Incurred by such Issuing Bank in connection therewith. An Issuing Bank that issues a Letter of Credit will notify the Administrative Agent of the amount, currency, and expiration date of such Letter of Credit, and whether such Issuing Bank classifies such Letter of Credit as a Facility Performance Letter of Credit, promptly following the issuance thereof. Unless cash collateralized in a manner satisfactory to the relevant Issuing Bank or other arrangements satisfactory to the relevant Issuing Bank (in such Issuing Bank’s sole discretion) with respect thereto have been made as provided below and a later date is otherwise agreed to by the applicable Issuing Bank, each Letter of Credit shall have an expiration date no later than five (5) Business Days before the Commitment Termination Date. Each Issuing Bank that issues a Letter of Credit agrees to issue amendments to any Letter of Credit increasing its amount, or extending its expiration date, at the request of the applicable Borrower, subject to the conditions precedent set forth in Section 4.3 (which each Issuing Bank may assume are satisfied unless notified otherwise by the Administrative Agent in accordance with this Section 2.12(b)) and the other terms and conditions of this Section 2.12.

(ii) If any Borrower so requests in any applicable Application, the relevant Issuing Bank may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that (A) any such Auto-Extension Letter of Credit must permit the Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued (and, unless an Event of Default is continuing, such Issuing Bank shall give such notice of non-extension to the beneficiary if so directed by such Borrower) and (B) the Issuing Bank will not permit the extension of any Letter of Credit that would result in the expiration date of such Letter of Credit being later than the date that is five (5) Business Days prior to the Commitment Termination Date (unless such Letter of Credit is cash collateralized or other arrangements satisfactory to the relevant Issuing Bank in such Issuing Bank’s sole discretion) with respect thereto have been made as provided below and a later date is otherwise agreed to by the applicable Issuing Bank). Unless otherwise notified to the applicable Borrower by the applicable Issuing Bank, such Borrower shall not be required to make a specific request to the Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the earlier of (A) one year from the date of such issuance or an anniversary of any such extension and (B) the date that is five (5) Business Days prior to the Commitment Termination Date (unless such Letter of Credit is cash collateralized or other arrangements satisfactory to the relevant Issuing Bank (in such Issuing Bank’s sole discretion) with respect thereto have been made as provided below and a later date is otherwise agreed to by the applicable Issuing Bank); provided that such Issuing Bank shall not permit any such extension if (x) such Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of Section 2.12 or otherwise), or (y) it has received notice on or before the day that is two (2) Business Days before the date which has been agreed upon pursuant to the proviso of the first sentence of this Section 2.12(b)(ii), from the Administrative Agent, any Lender or any Borrower that one or more of the applicable conditions specified in Section 4.3 are not then satisfied. Notwithstanding anything to the contrary herein, any Letter of Credit (including an Auto-Extension Letter of Credit) may have an expiration date later than the date that is five (5) Business Days before the Commitment Termination Date, if (A) the Borrower requesting such Letter of Credit shall provide, no later than the Commitment Termination Date, (x) cash collateral to the applicable Issuing Bank in an amount equal to 102% of the undrawn face amount of such Letter of Credit or (y) a back-to-back letter of credit in form and substance satisfactory to the applicable Issuing Bank (in its sole discretion) in an amount equal to 102% of the undrawn face amount of such Letter of Credit from a bank or financial institution whose short-term unsecured debt rating is rated A or above by either S&P or Moody’s (or such other bank or financial institution satisfactory to the applicable Issuing Bank) and which provides that such Issuing Bank may make a drawing thereunder in the event that such Issuing Bank pays a drawing under such Letter of Credit or (B) other arrangements satisfactory to the applicable Issuing Bank in its sole discretion shall have been made with respect to such Letter of Credit; provided, each Lender’s participation under Section 2.12(d) in any such Letter of Credit shall revert to such Issuing Bank on the Commitment Termination Date, and no Lender shall be entitled to any Letter of Credit fees pursuant to Section 3.1(b) on and after the Commitment Termination Date.

(c) Reimbursement Obligations, etc.

(i) Each Borrower hereby irrevocably and unconditionally agrees to reimburse each Issuing Bank for each payment or disbursement made by such Issuing Bank under a Letter of Credit requested by such Borrower (a “Reimbursement Obligation”) within two (2) Business Days of the date that such Borrower receives notice from such Issuing Bank that such draft has been paid or such other payment has been made (and such Issuing Bank hereby agrees to give such Borrower such notice within one (1) Business Day after such draft is drawn or such other payment is made). Reimbursement Obligations may be reimbursed by the Borrowers with either funds not borrowed hereunder or with a Borrowing of Revolving Loans in accordance with Section 2.3 (including paragraph (e) thereof) and subject to the other applicable terms and conditions contained in this Agreement. Reimbursement Obligations shall bear interest (which the applicable Borrower hereby promises to pay) from and after the date such draft is paid or other payment is made until (but excluding the date) such Reimbursement Obligation is paid at the lesser of (A) the Highest Lawful Rate and (B) the Base Rate plus the Applicable Margin (in the case of a Reimbursement Obligation payable in Dollars) or the rate of interest that would then be applicable hereunder to an Eurodollar Revolving Loan with an Interest Period of one month plus the Applicable Margin (in the case of a Reimbursement Obligation payable in any Specified Currency), in each case so long as such Reimbursement Obligation shall not be past due, and thereafter at the default rate per annum as set forth in Section 2.7(c), whether or not the Commitment Termination Date shall have occurred.

(ii) In determining whether to honor any drawing under any Letter of Credit by the beneficiary(ies) thereof, the parties hereto agree that, with respect to drafts or other documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such drafts or other documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit. For the avoidance of doubt, the parties hereto further acknowledge and agree that in respect of any Letter of Credit that contains a non-documentary condition, including any determination as to whether a Borrower or other Person performed or failed to perform obligations under any contract, the applicable Issuing Bank shall deem such condition as not stated and shall disregard such condition.

(iii) The Borrowers assume all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its or any Credit Party’s use of such Letter of Credit. Neither an Issuing Bank nor any of its respective officers or directors shall be liable or responsible for: (a) the use which may be made of any Letter of Credit or any proceeds therefrom or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; or (c) any other circumstances (whether or not similar to any of the foregoing) whatsoever in making or failing to make payment under any Letter of Credit, including such Issuing Bank’s own negligence but not for such Issuing Bank’s gross negligence or willful misconduct.

(iv) Each Borrower agrees for the benefit of each Issuing Bank and each Lender that, notwithstanding any provision of any Application, the obligations of such Borrower under this Section 2.12(c) and each applicable Application shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement and each applicable Application under all circumstances whatsoever (other than the defense of payment in full in accordance with this Agreement), including, the following circumstances (subject in all cases to the defense of payment in full in accordance with this Agreement):

(1)	any lack of validity or enforceability of any of the L/C Documents;

(2)	any amendment or waiver of or any consent to depart from all or any of the provisions of any of the L/C Documents;

(3)	the existence of any claim, set-off, defense or other right such Borrower or any Subsidiary may have at any time against a beneficiary of a Letter of Credit (or any person for whom a beneficiary may be acting), an Issuing Bank, any Lender or any other Person, whether in connection with this Agreement, another L/C Document or any unrelated transaction;

(4)	any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(5)	payment by any Issuing Bank under a Letter of Credit against presentation to such Issuing Bank of a draft or certificate that does not comply with the terms of the Letter of Credit; or

(6)	any other act or omission to act or delay of any kind by any Issuing Bank, any Lender or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this Section 2.12(c), constitute a legal or equitable discharge of such Borrower’s obligations hereunder or under an Application;

provided, however, the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrowers to the extent of any direct damages (but excluding special, indirect, consequential or punitive damages, which are hereby waived to the extent not prohibited by applicable law) suffered by the Borrowers that are caused by such Issuing Bank’s gross negligence or willful misconduct as found in a final non-appealable judgment of a court of competent jurisdiction.

(d) The Participating Interests. Immediately upon the issuance or increase of each Letter of Credit, without any further action by any Person, each Lender severally and not jointly shall be deemed to have purchased from each Issuing Bank, and such Issuing Bank shall be deemed to have sold to each Lender, an undivided percentage participating interest, to the extent of its Percentage, in each Letter of Credit issued or increased by, and Reimbursement Obligation owed to, such Issuing Bank in connection with a Letter of Credit. Upon any failure by the Borrowers to pay any Reimbursement Obligation in connection with a Letter of Credit issued by an Issuing Bank at the time required in Sections 2.12(c) and 2.3(e), or if such Issuing Bank is required at any time to return to any Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment by such Borrower of any Reimbursement Obligation in connection with a Letter of Credit, such Issuing Bank shall promptly give notice of same to the Administrative Agent and the Administrative Agent shall promptly give notice thereof to each Lender. Such Issuing Bank shall have the right to require each Lender to fund its participation in such Reimbursement Obligation. Each Lender (except the Issuing Bank that issued such Letter of Credit, if it is also a Lender) shall pay to the Administrative Agent for the account of the applicable Issuing Bank an amount equal to such Lender’s Percentage of such unpaid or recaptured Reimbursement Obligation not later than the Business Day it receives notice from the Administrative Agent to such effect, if such notice is received before 2:00 P.M., or not later than the following Business Day if such notice is received after such time. The Administrative Agent shall promptly pay such amounts to such Issuing Bank. If a Lender fails to pay timely such amount to the Administrative Agent for the account of the applicable Issuing Bank, it shall also pay to the Administrative Agent for the account of the applicable Issuing Bank interest on such amount accrued from the date payment of such amount was made by such Issuing Bank to the date of such payment by the Lender at a rate per annum equal to the Base Rate in effect for each such day and only after such payment shall such Lender be entitled to receive its Percentage of each payment received on the relevant Reimbursement Obligation and of interest paid thereon. The Administrative Agent shall promptly pay such amounts to such Issuing Bank. The several obligations of the Lenders to the Issuing Banks under this Section 2.12(d) shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment any Lender may have or have had against any Borrower, any Issuing Bank, any other Lender or any other Person whatsoever including any defense based on or related to (i) the failure of the demand for payment under the Letter of Credit to conform to the terms of such Letter of Credit, (ii) the legality, validity, regularity or enforceability of such Letter of Credit, (iii) force majeure or (iv) ANY DEFENSE RESULTING FROM AN ISSUING BANK’S OWN SIMPLE OR CONTRIBUTORY NEGLIGENCE. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any subsequent reduction or termination of any Commitment of a Lender, and each payment by a Lender under this Section 2.12 shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Letter of Credit and Reimbursement Obligation Amounts. Unless otherwise specified herein, the amount of a Letter of Credit or Reimbursement Obligation at any time shall be deemed to be the Dollar Equivalent of, respectively, the stated amount of such Letter of Credit in effect at such time or the amount of Reimbursement Obligation outstanding at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Application related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

(f) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower requesting such Letter of Credit shall be obligated (jointly and severally with the other Borrower) to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. Each Borrower hereby acknowledges that the issuance (or increase or extension) of Letters of Credit for the account of its Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the issuance (or increase or extension) of such Letters of Credit and the businesses of such Subsidiaries.

(g) Letter of Credit Fronting Exposure. If, at any time there shall exist any Fronting Exposure with respect to Letters of Credit, then the applicable Borrower shall, if the full amount of such Fronting Exposure has not been reallocated pursuant to Section 2.16(a)(iv), promptly upon the request of the Administrative Agent or the applicable Issuing Bank, take one or more of the following actions as such Borrower may elect: (i) deliver to the Administrative Agent cash (with respect to each Letter of Credit in the same currency as the currency in which such Letter of Credit is issued) or Cash Equivalent Collateral to secure such unallocated Fronting Exposure in accordance with Section 8.4(b) and/or (ii) enter into other arrangements satisfactory to such Issuing Bank (in such Issuing Bank’s sole discretion) with the Issuing Bank to eliminate such Fronting Exposure.

Section 2.13. Reductions and Terminations of the Commitments and the Swingline Commitment. The Borrowers shall have the right at any time and from time to time, upon three (3) Business Days’ prior and irrevocable written notice (provided, such notice may be conditioned upon the effectiveness of other credit facilities or the closing of one or more securities offerings, in which case such notice shall be deemed rescinded if such condition shall fail to be satisfied by the proposed effective date of such commitment termination, provided, further, that upon any such rescission, the Borrowers shall be liable for any breakage fees and funding losses that are required to be paid pursuant to Section 2.11) to the Administrative Agent, to terminate or reduce the Commitments or the Swingline Commitment, in each case without premium or penalty and in whole or in part, with any partial reduction (i) to be in an amount not less than $5,000,000 as determined by the Borrowers and in integral multiples of $5,000,000 in excess thereof and (ii) as to the Commitments, to be allocated ratably among the Lenders in proportion to their respective Percentages; provided, that the Revolving Credit Commitment Amount may not be reduced to an amount less than the aggregate Revolving Credit Exposure of all Lenders, after converting, if necessary, any L/C Obligations to their Dollar Equivalent and after giving effect to payments on such proposed termination or reduction date; provided, however, that for purposes of determining the amount of L/C Obligations in the immediately preceding proviso, such L/C Obligations may be reduced on a dollar-for-dollar basis by the amount of (a) cash and Cash Equivalent Collateral deposited with the Administrative Agent for the purpose of securing such L/C Obligations and (b) the face amount of back-to-back letters of credit issued in connection with one or more Letters of Credit included in such L/C Obligations by a bank(s) or financial institution(s) whose short-term unsecured debt rating is rated A or above by either S&P or Moody’s or such other bank(s) or financial institution(s) satisfactory to the Required Lenders with an expiration date of at least five (5) days after the expiration date of the applicable backstopped Letter of Credit and which provides that the Administrative Agent may make a drawing thereunder in the event that a drawing is made under the applicable backstopped Letter of Credit; provided, further that the Revolving Credit Commitment Amount may not be reduced to an amount less than the Swingline Commitment, after giving effect to any contemporaneous reduction thereof. The Administrative Agent shall give prompt notice to each Lender of any such termination or reduction of the Commitments or the Swingline Commitment. Any termination of Commitments or the Swingline Commitment pursuant to this Section 2.13 is permanent and may not be reinstated.

Section 2.14. Increase of Commitments; Additional Lenders.

(a) So long as no Event of Default has occurred and is continuing, from time to time after the Funding Date and upon at least 20 days’ written notice to the Administrative Agent (or such shorter period as Administrative Agent may reasonably agree), the Borrowers may elect to increase the Revolving Credit Commitment Amount up to a total amount not to exceed $1,100,000,000 at any time in effect.

(b) The Borrowers may designate one or more banks or other financial institutions (which may be, but need not be, one or more of the existing Lenders) which at the time agree to, (x) in the case of any such Person that is an existing Lender, increase the amount of its Commitment, and (y) in the case of any other such Person (an “Additional Lender”), become a party to this Agreement; provided, however, that any bank or financial institution that is not an existing Lender must be reasonably acceptable to the Administrative Agent, the Swingline Lender and the Issuing Banks (in each case, which acceptance will not be unreasonably withheld, delayed or conditioned) if the consent of the Administrative Agent, the Swingline Lender and the Issuing Banks would be required to effect an assignment to such bank or financial institution under Section 11.10(b). No Lender shall have any obligation whatsoever to agree to increase the amount of its Commitment.

(c) An increase in the aggregate amount of the Commitments pursuant to this Section 2.14 shall become effective upon the receipt by the Administrative Agent of (i) a Commitment Increase Agreement signed by the Borrowers, by each Additional Lender and by each existing Lender the amount of whose Commitment is to be increased, together with such evidence of appropriate corporate (or equivalent) authorization on the part of the Borrowers with respect to the increase in the amount of the Commitments, (ii) duly executed amendments of each Collateral Rig Mortgage then in effect to reflect the Commitment amount immediately after giving effect to the Commitment Increase Agreement and (iii) such opinions of counsel for the Borrowers with respect to the increase in the amount of the Commitments as the Administrative Agent may reasonably request.

(d) Upon the receipt by the Administrative Agent of the items described in Section 2.14(c), the Revolving Credit Commitment Amount shall automatically be increased by the amount of the Commitments added pursuant to such Commitment Increase Agreement and Annex I shall be automatically updated to reflect the Commitment amounts of each Lender immediately after giving effect to such Commitment Increase Agreement.

(e) On the effective date of any increase in the aggregate amount of the Commitments pursuant to this Section 2.14 that is not pro rata among all Lenders, (i) the Borrowers, the Administrative Agent and the Lenders shall make adjustments to the outstanding principal amount of Revolving Loans (but not any interest accrued thereon or any accrued fees prior to such date), including the repayment of Revolving Loans plus all applicable accrued interest, fees and expenses as shall be necessary to provide for Revolving Loans by the Lenders in proportion to their respective Percentages immediately after giving effect to such increase, together with any breakage fees and funding losses that are required to be paid pursuant to Section 2.11, and each Lender shall be deemed to have automatically made an assignment of its outstanding Revolving Loans, and assumed outstanding Revolving Loans of other Lenders as may be necessary to effect the foregoing (notwithstanding the requirements set forth in Section 11.10), and (ii) the amount of the unfunded participations held by each Lender in each Letter of Credit and Swingline Loan then outstanding shall be adjusted such that, immediately after giving effect to such adjustments, the Lenders shall hold unfunded participations in each such Letter of Credit and Swingline Loan in the proportion its respective Percentage immediately after giving effect to such increase.

Section 2.15. Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in Dollars to either Borrower from time to time on and after the Funding Date prior to the Commitment Termination Date, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Commitment or (ii) the aggregate Revolving Credit Exposure of all Lenders exceeding the Revolving Credit Commitment Amount then in effect; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may borrow, repay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the applicable Borrower shall deliver, by hand delivery, facsimile or email, a duly completed and executed Swingline Loan Request substantially in the form of Exhibit 2.15 (each, a “Swingline Request”) to the Administrative Agent and the Swingline Lender, not later than 2:00 p.m., on the requested advance date of a proposed Swingline Loan. Each such Swingline Request shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan and the applicable Borrower. The Swingline Lender shall make each Swingline Loan available to the applicable Borrower to an account as directed in writing by such Borrower in the applicable Swingline

Request maintained with the Administrative Agent by 3:00 p.m. on the requested date of such Swingline Loan. Swingline Loans shall be made in minimum amounts of $2,500,000 and integral multiples of $100,000 above such amount.

(c) Each Borrower shall have the right at any time and from time to time to repay any Swingline Loan, in whole or in part, upon giving written notice to the Swingline Lender and the Administrative Agent before 12:00 noon on the proposed date of repayment.

(d) The Swingline Lender may at any time in its discretion by written notice given to the Administrative Agent (provided such notice requirement shall not apply if the Swingline Lender and the Administrative Agent are the same entity) not later than 11:00 a.m. on the next succeeding Business Day following such notice require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans then outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent, or if the Swingline Lender and the Administrative Agent are the same entity, the Swingline Lender, will give notice thereof to each Lender, specifying in such notice such Lender’s applicable Percentage of such Swingline Loan or Swingline Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Percentage of such Swingline Loan or Swingline Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this Section 2.15(d) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default or reduction or termination of the Revolving Credit Commitment Amount and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this Section 2.15(d) by wire transfer of immediately available funds, in the same manner as provided in Section 2.5(a) with respect to Loans made by such Lender, and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrowers of any participations in any Swingline Loan acquired by the Lenders pursuant to this Section 2.15(d), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from any Borrower (or other party on behalf of any Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent. Any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this Section 2.15(d), as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this Section 2.15(d) shall not relieve the Borrowers of any default in the payment thereof.

(e) If, at any time there shall exist any Fronting Exposure with respect to the Swingline Exposure, then the Borrowers shall, if the full amount of such Fronting Exposure has not been reallocated pursuant to Section 2.16(a)(iv), promptly upon the request of the Administrative Agent or the Swingline Lender, prepay such Swingline Loan to eliminate such unallocated Fronting Exposure.

Section 2.16. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement or any other Credit Document shall be restricted as set forth in Section 11.11.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 11.6), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks or Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by the Issuing Banks or Swingline Lender, to be held as collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit or Swingline Loan; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to a Credit Party as a result of any judgment of a court of competent jurisdiction obtained by such Credit Party against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Reimbursement Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Reimbursement Obligations were made at a time when the conditions set forth in Section 4.3 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Reimbursement Obligations owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Reimbursement Obligations owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held to be applied) pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and such Defaulting Lender shall have no recourse to any Credit Party for the payment of such amounts, and each Lender irrevocably consents hereto and the application of such payments in accordance with this Section shall not constitute an Event of Default or a Default, and no payment of principal of or interest on the Loans of such Defaulting Lender shall be considered to be overdue for purposes of any Credit Document, if, had such payments been applied without regard to this Section, no such Event of Default or Default would have occurred and no such payment of principal of or interest on the Loans of such Defaulting Lender would have been overdue.

(iii) Certain Fees. Commitment fees under Section 3.1(a) shall cease to accrue on the Commitment of such Defaulting Lender and such Defaulting Lender shall not be entitled to receive any letter of credit fees under Section 3.1(b), in each case for any period during which such Lender is a Defaulting Lender (and no Borrower shall be required to pay any such fees that otherwise would have been required to have been paid to such Defaulting Lender).

(iv) Reallocation of Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Sections 2.12 and 2.15, the “Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of such Defaulting Lender; provided that, the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (A) the Commitment of such non-Defaulting Lender minus (B) the Revolving Credit Exposure of such non-Defaulting Lender.

(b) Defaulting Lender Cure. If the Borrowers, the Administrative Agent, the Swingline Lender and the Issuing Banks agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the outstanding Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their respective Percentages (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Credit Party while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder in any Lender’s status from Defaulting Lender to non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) No Waiver. The rights and remedies against, and with respect to, a Defaulting Lender under this Section 2.16 are in addition to, and cumulative and not in limitation of, all other rights and remedies that the Administrative Agent and each Lender, Issuing Bank, Swingline Lender, any Borrower or any other Credit Party may at any time have against, or with respect to, such Defaulting Lender.

Section 2.17. Additional Borrowers.

(a) On or at any time after the Funding Date, the Parent Borrower may designate any Wholly-Owned Subsidiary of the Parent Borrower as an Additional Borrower by delivery to the Administrative Agent, at least ten (10) Business Days prior to such designation, of (i) an Additional Borrower Agreement executed by such Subsidiary, the Guarantors and the Borrowers, substantially in the form of Exhibit 2.17 hereto (each, an “Additional Borrower Agreement”) and (ii) a written opinion (addressed to the Administrative Agent and the Lenders) of counsel of such Subsidiary or Subsidiaries, which opinion shall be in form, content and scope reasonably satisfactory to the Administrative Agent, addressing such matters as the Administrative Agent or any Lender may reasonably request; provided that the Administrative Agent, the Issuing Banks and the Lenders shall have received all documentation and other information required by regulatory authorities with respect to such Additional Borrower under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, that has been reasonably requested by the Administrative Agent and the Lenders a reasonable period in advance of such designation. Upon delivery of the above-mentioned documents, such Subsidiary shall for all purposes of this Agreement be an Additional Borrower and a party to this Agreement. Promptly following receipt of any Additional Borrower Agreement, the Administrative Agent shall send a copy thereof to each Lender.

(b) As soon as practicable after receiving notice from the Parent Borrower or the Administrative Agent of the Parent Borrower’s intent to designate a Subsidiary as an Additional Borrower, and in any event at least five (5) Business Days prior to the date that such Additional Borrower shall have the right to borrow hereunder, for an Additional Borrower that is organized under the laws of a jurisdiction other than of the United States of America, or a political subdivision thereof, or the laws of the Cayman Islands, Bermuda, Switzerland, the United Kingdom, the Netherlands, Luxembourg and the British Virgin Islands, or under the laws of any territory of any of the foregoing, any Lender that may not legally lend to, establish credit for the account of and/or do any business whatsoever with such Additional Borrower directly or through an Affiliate of such Lender (a “Protesting Lender”), shall so notify the Parent Borrower and the Administrative Agent in writing. With respect to each Protesting Lender, the Parent

Borrower shall, effective on or before the date that such Additional Borrower shall have the right to borrow Revolving Loans hereunder, either (A) notify the Administrative Agent and such Protesting Lender that (i) the Commitment of such Protesting Lender shall be terminated or (ii) rights and obligations of such Protesting Lender under this Agreement have been assigned to one or more banks or other financial institutions (which may be, but need not be, one or more existing Lenders) which at the time agree to, in the case of any such Person that is an existing Lender, increase its Commitment and in the case of any other Person become a party to this Agreement; provided that such Protesting Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Loans and/or unreimbursed Letters of Credit obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder or (B) cancel the request to designate such Subsidiary as an “Additional Borrower” hereunder.

Section 2.18. Additional Borrower Costs.

(a) If the cost to any Lender of making or maintaining any Loan to an Additional Borrower is increased, or the amount of any sum received or receivable by any Lender (or its applicable Lending Office) is reduced, by an amount deemed by such Lender to be material, by reason of the fact that such Additional Borrower is organized under the laws of, or principally conducts its business in, a jurisdiction or jurisdictions outside the United States of America, or the laws of the Cayman Islands, Bermuda, Switzerland, the United Kingdom, the Netherlands, Luxembourg and the British Virgin Islands, or under the laws of any territory of any of the foregoing, the Parent Borrower and such Additional Borrower shall indemnify such Lender for such increased cost or reduction within thirty (30) days after demand by such Lender (with a copy to the Administrative Agent). A certificate of such Lender claiming compensation under this subsection (a) and setting forth the additional amount or amounts to be paid to it hereunder, together with calculations in reasonable detail supporting such amounts, shall be conclusive in the absence of clearly demonstrable error. Except for increased costs or reductions in amounts receivable required by applicable law or regulation in existence at the time that an Additional Borrower joins this Agreement and notified to the Parent Borrower at least five (5) Business Days prior to the effectiveness of the designation of the applicable Additional Borrower, no such compensation may be claimed (i) in respect of any Loan for any period prior to the date that is sixty (60) days before the date of notice by such Lender to the Parent Borrower of its intention to make claims therefor (except that, if the applicable event giving rise to such increased costs or reductions is retroactive, then the 60-day period referred to above shall be extended to include the period of retroactive effect thereof) or (ii) to the extent such Lender was aware of such cost or reduction at the time the related Loan was made.

(b) Each Lender will promptly notify the Parent Borrower and the Administrative Agent of any event of which it has knowledge that will entitle such Lender to additional interest or payments pursuant to the foregoing subsection (a) and will designate a different applicable Lending Office, if, in the judgment of such Lender, such designation will avoid the need for, or reduce the amount of, such compensation and will not be otherwise disadvantageous to such Lender.

ARTICLE III

FEES AND PAYMENTS

Section 3.1. Fees.

(a) Commitment Fees. The Borrowers agree to pay to the Administrative Agent for the ratable account of each Lender a commitment fee, which shall accrue at the Applicable Commitment Fee Rate on the daily unused amount of the Commitment of such Lender during the period from and including the Funding Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year, commencing on September 30, 2014, and on the Commitment Termination Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Letter of Credit Fees. Commencing September 30, 2014, and thereafter on the last day of each March, June, September and December, the Borrowers shall pay to the Administrative Agent quarterly in arrears, for the period until the next Letter of Credit fee payment date, for the ratable account of the Lenders, a non-refundable fee payable in Dollars equal to the Applicable Letter of Credit Fee Rate multiplied by the outstanding face amount or increased amount of such Letter of Credit during such period calculated on the basis of a 360 day year and actual days elapsed and based on the then scheduled expiration date of the Letter of Credit; provided, however, that with respect to any Facility Performance Letter of Credit having a tenor of one year or less (and, to the extent that the applicable Issuing Bank agrees, any Facility Performance Letter of Credit with a longer tenor), the applicable fee shall be payable at a rate equal to 70% of such Applicable Letter of Credit Fee Rate. For any Letter of Credit issued in any Specified Currency, the fees shall be converted into Dollars using the applicable Exchange Rate in effect five (5) Business Days before any fee with respect thereto shall be due and payable hereunder. In addition, the Borrowers shall pay to each Issuing Bank solely for such Issuing Bank’s account, in connection with each Letter of Credit issued by such Issuing Bank, (i) a fronting fee with respect to such Letter of Credit at the rate of 0.125% per annum on the average daily amount available to be drawn under such Letter of Credit, such fronting fee to be payable quarterly in arrears, and (ii) such Issuing Bank’s customary issuance and administrative fees and expenses for such Letter of Credit plus any confirmation and/or issuing charges by correspondent banks (including affiliates of the Issuing Banks) with respect to the issuance of any Letter of Credit denominated in a Specified Currency.

(c) Administrative Agent and Arrangement Fees. The Borrowers shall pay, or cause to be paid, to the Administrative Agent the administrative agency fees from time to time agreed to by the Borrowers and the Administrative Agent and the arrangement fees previously agreed to by the Parent Borrower and the Arrangers, in each case, in the manner provided by such other agreements.

Section 3.2. Place and Application of Payments.

(a) All payments of principal of and interest on the Loans, Reimbursement Obligations and all fees and other amounts payable by any Credit Party under the Credit Documents shall be made free and clear of any set-off, counterclaim or defense by such Credit Party to the Administrative Agent (or, in the case of any Reimbursement Obligations, customary issuance and administrative fees, fronting fees and expenses in respect of Letters of Credit described in Section 3.1(b), to the applicable Issuing Bank and, in the case of Swingline Loans, to the Swingline Lender, except as provided in Section 2.15), for the benefit of the Lenders and the Issuing Banks entitled to such payments, in immediately available funds on the due date thereof (i) in the case of payments in Dollars, no later than 2:00 P.M. in the applicable Administrative Agent’s Account or such other location as the Administrative Agent may designate in writing to the Borrowers and (ii) in the case of Reimbursement Obligations in any Specified Currency, no later than 11:00 A.M. (at the office of the applicable Administrative Agent’s Account for payments in such currency) in the applicable Administrative Agent’s Account. Any payments received by the Administrative Agent from any Credit Party after the time specified in the preceding sentence shall be deemed to have been received on the next Business Day. If the applicable Borrower does not, or is unable for any reason to, effect payment of a Reimbursement Obligation to an Issuing Bank in the applicable currency or if the applicable Borrower shall default in the payment when due of any payment in such currency, the relevant Issuing Bank may, at its option, require such payment to be made to the Lenders in the Dollar Equivalent of such currency. Notwithstanding the foregoing sentence, a Borrower’s obligation to make payments in any Specified Currency shall not be discharged or satisfied by any tender or any recovery pursuant to any judgment or otherwise which is expressed in or converted into any currency other than the Specified Currency, except to the extent that such tender or recovery results in the actual receipt by the applicable Issuing Bank of the full amount of the Specified Currency payable under this Agreement. Each Borrower shall indemnify such Issuing Bank for any shortfall in any such payment made by such Issuing Bank and such Borrower’s obligation to make payments in the Specified Currency shall be enforceable as an alternative or additional cause of action to the extent that such actual receipt is less than the full amount of the Specified Currency expressed to be payable hereunder. The Administrative Agent will, on the same day each payment is received or deemed to have been received in accordance with this Section 3.2, cause to be distributed like funds in like currency to (i) each Lender owed an Obligation for which such payment was received, pro rata based on the respective amounts of such type of Obligation then owing to each Lender, and (ii) each Issuing Bank entitled thereto.

(b) If any payment received by the Administrative Agent under any Credit Document is insufficient to pay in full all Obligations then due and payable under the Credit Documents, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent in the order set forth in Section 8.7. In calculating the amount of Obligations owing each Lender other than for principal and interest on Loans and Reimbursement Obligations and fees under Section 3.1, the Administrative Agent shall only be required to include such other Obligations that Lenders have certified to the Administrative Agent in writing are due to such Lenders.

Section 3.3. Withholding Taxes.

(a) Payments Free of Withholding. Except as otherwise required by law, each payment by or on behalf of the Borrowers to any Lender, any Issuing Bank, the Swingline Lender or the Administrative Agent under this Agreement or any other Credit Document shall be made without withholding for or on account of any present or future Taxes. If any such withholding is so required by law (as determined in good faith by an applicable withholding agent), the applicable withholding agent shall make the withholding and pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon. Moreover, in the case of any such present or future Taxes imposed by or within the jurisdiction in which the applicable Borrower is incorporated, any jurisdiction from which the applicable Borrower makes any payment under this Agreement or any other Credit Document, or (in each case) any political subdivision or taxing authority thereof or therein, excluding, in the case of each Lender, each Issuing Bank, the Swingline Lender and the Administrative Agent, the following Taxes (whether imposed on or with respect to such Lender, Issuing Bank, Swingline Lender or Administrative Agent or required to be withheld or deducted from any payment by or on account of any obligation of any Borrower under any Credit Document):

(i) Taxes imposed on, based upon, or measured by such Lender’s, such Issuing Bank’s, the Swingline Lender’s or the Administrative Agent’s net income, profits, gains, overall revenues or receipts, and branch profits, franchise and similar Taxes imposed on it, in each case, as a result of a present or former connection between the taxing jurisdiction and such Lender (including any applicable lending office), such Issuing Bank, the Swingline Lender or Administrative Agent, or any owner or affiliate thereof, as the case may be, other than connections arising from such Lender’s, such Issuing Bank’s, such Swingline Lender’s or the Administrative Agent’s having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Credit Document, or sold or assigned an interest in any Loan or Credit Document;

(ii) Taxes imposed (other than pursuant to FATCA) by the United States of America (or any political subdivision thereof or tax authority therein) on or with respect to a Lender, Issuing Bank, Swingline Lender or Administrative Agent organized under the laws of a jurisdiction outside of the United States, except to the extent that such tax is imposed as a result of any Change in Law (x) after the date hereof, in the case of each Lender, Issuing Bank, Swingline Lender or Administrative Agent originally a party hereto, (y) in the case of any Purchasing Lender (as defined in Section 11.10(b)) or other Issuing Bank or Administrative Agent, after the date on which it becomes a Lender, Issuing Bank, or Administrative Agent, as the case may be (unless such Purchasing Lender or Issuing Bank acquired its interest following a request by the Parent Borrower under Section 9.6) or (z) after the designation by such Lender, such Issuing Bank, the Swingline Lender or Administrative Agent of a new Lending Office (other than pursuant to this Section 3.3(a) or Section 9.3(c));

(iii) Taxes imposed by the United States of America pursuant to FATCA on or with respect to a Lender, Issuing Bank, Swingline Lender or Administrative Agent organized under the laws of a jurisdiction outside of the United States; or

(iv) Taxes which would not have been imposed but for (a) the failure of such Lender, such Issuing Bank, the Swingline Lender or the Administrative Agent, as the case may be, to provide on a timely basis (I) the applicable forms prescribed by the Internal Revenue Service, as required pursuant to Section 3.3(b) (unless excused pursuant to Section 3.3(d)) and Section 3.3(e), or (II) any other form, certification, documentation or proof which is reasonably requested by the Parent Borrower or the Administrative Agent, (b) the failure of such Lender, such Issuing Bank, the Swingline Lender or the Administrative Agent, as the case may be, to comply with its obligations pursuant to Section 3.3(c), or (c) a determination by a taxing authority or a court of competent jurisdiction that a form, certification, documentation or other proof provided by such Lender, such Issuing Bank, the Swingline Lender or the Administrative Agent to establish an exemption from such tax, assessment or other governmental charge is false or not properly completed;

(all present or future Taxes, other than the Taxes described in the preceding clauses (i) through (iv), “Indemnified Taxes”), the applicable Borrower shall forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender, each Issuing Bank, the Swingline Lender and the Administrative Agent is free and clear of such Taxes that are Indemnified Taxes (including Indemnified Taxes on such additional amount) and is equal to the amount that such Lender, such Issuing Bank, the Swingline Lender or the Administrative Agent (as the case may be) would have received had withholding of any Indemnified Taxes not been made. If any Borrower pays any such Taxes that are Indemnified Taxes, or any penalties or interest in connection therewith, it shall deliver official tax receipts evidencing the payment or certified copies thereof, or other evidence of payment if such tax receipts have not yet been received by such Borrower (with such tax receipts to be delivered within fifteen (15) days after being actually received), to the Lender, the Swingline Lender, Issuing Bank or the Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) within fifteen (15) days of such payment. If the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender pays any Indemnified Taxes which any Borrower has failed to withhold or pay to the appropriate governmental authority, or any penalties or interest in connection therewith, such Borrower shall reimburse the Administrative Agent, that Issuing Bank, the Swingline Lender or that Lender for the payment in the currency in which such payment was made within thirty (30) days after the receipt of written demand therefor. Such Lender, such Issuing Bank, the Swingline Lender or the Administrative Agent shall make written demand on the Parent Borrower for reimbursement hereunder no later than ninety (90) days after the earlier of (i) the date on which such Lender, such Issuing Bank, the Swingline Lender or the Administrative Agent makes payment of the Indemnified Taxes, penalties and interest, and (ii) the date on which the relevant taxing authority or other governmental authority makes written demand upon such Lender, such Issuing Bank, the Swingline Lender or the Administrative Agent for payment of the Indemnified Taxes, penalties and interest. Any such demand shall describe in reasonable detail such Indemnified Taxes, penalties or interest, including the amount thereof if then known to such Lender, such Issuing Bank, the Swingline Lender or the Administrative Agent, as the case may be. In the event that such Lender, the Swingline Lender, Issuing Bank or the Administrative Agent fails to give the Parent Borrower timely notice as provided herein, no Borrower shall have any obligation to pay such claim for reimbursement. In the event that any taxing authority notifies a Borrower that it has improperly failed to withhold any Taxes (other than Indemnified Taxes) from a payment to any Lender, any Issuing Bank, the Swingline Lender or the Administrative Agent under this Agreement or any other Credit Document, such Borrower shall timely and fully pay such Taxes to such taxing authority and such Lender, Issuing Bank, Swingline Lender or Administrative Agent, as the case may be, shall pay the amount of such Taxes to such Borrower within thirty (30) days after the receipt of written demand therefor. If a Borrower is or will be required to pay an additional amount to a Lender, an Issuing Bank, the Swingline Lender or the Administrative Agent pursuant to this Section 3.3(a), then such payee shall use reasonable efforts to take requested measures (including changing the jurisdiction of its Lending Office) so as to reduce or eliminate any such amounts which may thereafter accrue, if such change would not otherwise be materially disadvantageous to such payee.

(b) U.S. Withholding Tax Exemptions.

(i) Each Lender, the Swingline Lender or Issuing Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrowers and the Administrative Agent two copies of a properly completed and duly executed certification on the applicable United States Internal Revenue Service Form W-8 (or any successor form) wherein such Lender, Swingline Lender or Issuing Bank either (x) claims entitlement to complete exemption from U.S. federal withholding tax with respect to payments to be received pursuant to the Credit Documents (as if such payments were U.S. source) or (y) certifies that it is not a United States person, provided, that, in the case of subclause (y), such Lender, Swingline Lender or Issuing Bank also shall submit a certificate substantially in the form of the applicable Exhibit 3.3 to the effect that such Lender, Swingline Lender or Issuing Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code. Each Lender, Swingline Lender or Issuing Bank that delivers a certificate pursuant to the foregoing subsequently shall deliver two further copies of such certificate on or before the date that any such form expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent certificate so delivered.

(ii) Upon the request of any Borrower or the Administrative Agent, each Lender, the Swingline Lender or Issuing Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrowers and the Administrative Agent properly completed and duly executed copies of any additional forms of the United States Internal Revenue Service (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) that the Borrowers believe to be reasonably necessary to accomplish exemption from (or a reduced rate of) withholding obligations under then-applicable United States law or that the Administrative Agent believes to be necessary to facilitate the Administrative Agent’s performance under this Agreement; provided that the submission of such documentation shall not be required if in the Lender’s, Swingline Lender’s or Issuing Bank’s reasonable judgment such submission would subject such Lender, Swingline Lender or Issuing Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender, Swingline Lender or Issuing Bank.

(iii) Each Lender, the Swingline Lender or Issuing Bank that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrowers two copies of a properly completed and duly executed certification on United States Internal Revenue Service Form W-9 to the effect that it is such a United States person and is exempt from U.S. withholding tax.

(c) Additional United Kingdom Withholding Tax Matters.

(i) Subject to clause (ii) below, each Lender and each UK Borrower which makes a payment to such Lender shall cooperate in completing, and shall, as soon as reasonably practicable after the date hereof, take all reasonable steps to complete any procedural formalities necessary for such UK Borrower to obtain authorization to make such payment without withholding or deduction for Taxes imposed under the laws of the United Kingdom.

(ii) (A) A Lender which at any time (x) holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence to each UK Borrower and the Administrative Agent.

(B) Upon satisfying clause (c)(ii)(A) above, such Lender shall have satisfied its obligation under paragraph (c)(i) above.

(iii) If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with clause (c)(ii) above, the UK Borrower(s) shall promptly make a Borrower DTTP Filing with respect to such Lender, and shall promptly provide such Lender with a copy of such filing; provided that, if:

(A) each UK Borrower making a payment to such Lender has not made a Borrower DTTP Filing in respect of such Lender; or

(B) each UK Borrower making a payment to such Lender has made a Borrower DTTP Filing in respect of such Lender but:

(1) such Borrower DTTP Filing has been rejected by HM Revenue & Customs; or

(2) HM Revenue & Customs has not given such UK Borrower authority to make payments to such Lender without withholding or deduction for Tax imposed under the laws of the United Kingdom within sixty (60) days of the date of such Borrower DTTP Filing;

and in each case, such UK Borrower has notified that Lender in writing of either (1) or (2) above, then such Lender and such UK Borrower shall co-operate in completing, and shall, as soon as reasonably practicable after the date hereof, take all reasonable steps to complete any additional procedural formalities necessary for such UK Borrower to obtain authorization to make that payment without withholding or deduction for Taxes imposed under the laws of the United Kingdom.

(iv) If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (c)(ii) above, no UK Borrower shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment or its participation in any Loan unless the Lender otherwise agrees.

(v) Each UK Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of such Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender.

(vi) Each Lender shall notify the Borrower and Administrative Agent if it determines in its sole discretion that it has ceased to be entitled to claim the benefits of an income tax treaty to which the United Kingdom is a party with respect to payments made by any UK Borrower hereunder.

(d) Inability of Lender to Submit Forms. If any Lender, the Swingline Lender or Issuing Bank determines in good faith that (i) it is not legally able to submit to the Borrowers or Administrative Agent any form or certificate that such Lender, the Swingline Lender or Issuing Bank is obligated to submit pursuant to Section 3.3(b), (ii) it is required to withdraw or cancel any such form or certificate previously submitted, or (iii) any such form or certificate otherwise becomes ineffective or inaccurate, such Lender, the Swingline Lender or Issuing Bank shall promptly notify the Borrowers and Administrative Agent of such fact, and such Lender, the Swingline Lender or Issuing Bank shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

(e) FATCA Compliance. If any payment required to be made to any Lender, Swingline Lender or Issuing Bank under this Agreement or any other Credit Document would be subject to Taxes imposed by the United States of America pursuant to FATCA as a result of such Lender, Swingline Lender or Issuing Bank failing to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender, Swingline Lender or Issuing Bank shall submit to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrowers or the Administrative Agent as may be necessary for such Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender, Swingline Lender or Issuing Bank has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.3(e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) Refund of Taxes. If any Lender, Issuing Bank, Swingline Lender or the Administrative Agent receives a refund of any Indemnified Tax or any tax referred to in Section 11.3, in either case, with respect to which any Borrower has paid any amount pursuant to this Section 3.3 or Section 11.3, such Lender, such Issuing Bank, the Swingline Lender or the Administrative Agent shall pay the amount of such refund (including any interest received with respect thereto) to such Borrower within fifteen (15) days after receipt thereof. A Lender, Issuing Bank, the Swingline Lender or the Administrative Agent shall provide, at the sole cost and expense of the Borrowers, such assistance as a Borrower may reasonably request in order to obtain such a refund; provided, however, that none of the Administrative Agent, any Lender, any Issuing Bank or Swingline Lender shall in any event be required to disclose any information to any Borrower with respect to the overall tax position (or any other information relating to taxes that such Person reasonably determines to be confidential) of the Administrative Agent, Issuing Bank, the Swingline Lender or such Lender.

(g) Indemnification by Lenders. Each Lender, Issuing Bank and Swingline Lender shall severally indemnify the Administrative Agent, within ten (10) days after written demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that the Parent Borrower has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Parent Borrower to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.10(a) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(h) FATCA Certification. Each Lender, Issuing Bank and Swingline Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) hereby represents and warrants that it is entitled to complete exemption from U.S. federal withholding tax under FATCA with respect to payments to be received pursuant to any Credit Document (as if such payments were U.S. source), and agrees to use its reasonable best efforts to maintain such exemption. In the event that any such Lender, Issuing Bank or Swingline Lender ceases to maintain such exemption, it shall promptly so notify the Borrowers in writing.

(i) VAT.

(i) All amounts expressed to be payable under a Credit Document by any party to the Administrative Agent, any Lender, any Issuing Bank, any Swingline Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder (a “Finance Party”) which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (ii) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any party under a Credit Document and such Finance Party is required to account to the relevant tax authority for the VAT, that party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that party).

(ii) If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Credit Document, and any party other than the Recipient (the “Relevant Party”) is required by the terms of any Credit Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(1) (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this clause (a) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(2) where the Recipient is the person required to account to the relevant tax authority for the VAT the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii) Where a Credit Document requires any party to reimburse or indemnify a Finance Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv) Any reference in this clause t (i) to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the UK Value Added Tax Act 1994).

(v) In relation to any supply made by a Finance Party to any party under a Credit Document, if reasonably requested by such Finance Party, that party must promptly provide such Finance Party with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

(j) Survival. Each party’s obligations under this Section 3.3 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the Issuing Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1. Effective Date. This Agreement shall be effective upon the satisfaction of the following conditions precedent.

(a) Executed Credit Agreement. The Administrative Agent shall have received (including by facsimile or other electronic means) duly executed signature pages from each party to this Agreement.

(b) Secretary’s Certificates of the Borrowers. The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, certificates of the secretary or an assistant secretary of each Borrower (or, if a Borrower does not have a secretary or assistant secretary, any other officer, director or manager duly authorized to execute such a certificate on behalf of such Borrower) containing specimen signatures of the persons authorized to execute Credit Documents to which such Borrower is a party or any other documents provided for herein or therein, together with (i) copies of resolutions of the Board of Directors or other appropriate governing body of such Borrower authorizing the execution and delivery of the Credit Documents to which such Borrower is a party and (ii) copies of (A) with respect to the Parent Borrower, its articles of association and (B) with respect to the Cayman Borrower, its memorandum of association and articles of association.

(c) Good Standing Certificates of the Borrowers. For each Borrower, the Administrative Agent shall have received a certificate of good standing (or the equivalent) from the appropriate governing agency of such Borrower’s jurisdiction of organization (to the extent the concept of good standing is applicable in such jurisdiction).

The Administrative Agent (or at the Administrative Agent’s direction, its counsel) shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 4.2. Funding Date. The obligation of each Lender to advance the initial Revolving Loans hereunder, of the Swingline Lender to advance the initial Swingline Loan and of each Issuing Bank to issue its initial Letter of Credit hereunder, is subject to satisfaction (or waiver in accordance with Section 11.11) of the following conditions precedent:

(a) The Administrative Agent shall have received (including by facsimile or other electronic means) (x) the duly executed Guaranty and Collateral Agreement, Collateral Rig Mortgages covering each Funding Date Collateral Rig, the Collateral Agency Agreement, the Swingline Note (if requested by the Swingline Lender prior to the Funding Date), any Revolving Notes requested pursuant to Section 2.8(e) prior to the Funding Date, and (y) the following all in form and substance reasonably satisfactory to the Administrative Agent:

(i) Secretary’s Certificates of the Guarantors. Certificates of the secretary or an assistant secretary (or, if a Guarantor does not have a secretary or assistant secretary, any other Person duly authorized to execute such a certificate on behalf of such Guarantor) containing specimen signatures of the persons authorized to execute Credit Documents to which such Guarantor is a party or any other documents provided for herein or therein, together with (A) copies of resolutions of the Board of Directors or other appropriate governing body of such Guarantor authorizing the execution and delivery of the Credit Documents to which it is a party and (B) copies of such Guarantors’ constituent organizational documents;

(ii) Good Standing Certificates of the Guarantors. For each Guarantor, a certificate of good standing (or the equivalent) from the appropriate governing agency of such Guarantor’s jurisdiction of organization (to the extent the concept of good standing is applicable in such jurisdiction).

(iii) Regulatory Filings and Approvals. Copies of all necessary governmental and third party approvals, registrations, and filings in respect of the transactions contemplated by this Agreement;

(iv) Insurance Certificate. An insurance certificate dated not more than ten (10) Business Days prior to the Funding Date describing in reasonable detail the insurance maintained by, or on behalf of, the Parent Borrower and its Restricted Subsidiaries as of the Funding Date, as required by Section 6.5;

(v) Opinions of Counsel. Written opinions of (A) Baker Botts L.L.P., counsel for the Credit Parties, addressed to the Administrative Agent and the Lenders and dated the Funding Date, (B) Maples and Calder, Cayman Islands counsel for the Credit Parties, addressed to the Administrative Agent and the Lenders and dated the Funding Date, (C) MNKS, Luxembourg counsel for the Credit Parties, addressed to the Administrative Agent and the Lenders and dated the Funding Date, (D) Travers Smith LLP, English counsel for the Credit Parties, addressed to the Administrative Agent and the Lenders and dated the Funding Date, (E) Pestalozzi Attorneys at Law Ltd, Swiss counsel for the Credit Parties, addressed to the Administrative Agent and the Lenders and dated the Funding Date and (F) Thompson Coburn LLP, Liberian counsel for the Credit Parties, addressed to the Administrative Agent and the Lenders and dated the Funding Date, in each case, covering such matters relating to the Credit Parties and the Credit Documents as are usual and customary in respect of the transaction contemplated by this Agreement;

(vi) Closing Certificate. A certificate of an Authorized Officer of the Parent Borrower as to the satisfaction of all conditions set forth in Sections 4.2(b) and (c);

(vii) Process Agent. An acknowledgment from CT Corporation with respect to its irrevocable appointment by the Credit Parties pursuant to Section 11.14 and the applicable provisions of the Guaranty and Collateral Agreement;

(viii) Certain Agreements. (A) Duly executed copies of (1) the Term Loan Agreement, effective as of the Funding Date, and (2) the Senior Notes Documents and (B) a copy of the Paragon Registration Statement as in effect on the Funding Date (which such copy may be delivered by providing an electronic link thereto on the SEC website);

(ix) Collateral Rig Matters. Each of the following for each Funding Date Collateral Rig:

(A)	certificates of ownership from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of such Funding Date Collateral Rig;

(B)	the results of maritime registry searches with respect to such Funding Date Collateral Rig, indicating no record liens other than Permitted Liens;

(C)	class certificates from the American Bureau of Shipping or another internationally recognized classification society indicating that each Rig meets the criteria specified in Section 5.18;

(D)	a report, in form and scope reasonably satisfactory to the Administrative Agent, from Marsh USA Inc. or such other firm of independent energy insurance brokers as is reasonably acceptable to the Administrative Agent with respect to the insurance maintained by, or on behalf of, the Parent Borrower in respect of such Funding Date Collateral Rig, together with a certificate from such broker certifying that the Parent Borrower and its Restricted Subsidiaries have the Required Insurances as of the Funding Date; and

(E)	a desktop appraisal report dated as of a date prior to the Funding Date acceptable to the Administrative Agent from an Approved Appraiser stating the current fair market value, as of the date of such report, of the Funding Date Collateral Rigs and demonstrating that the Collateral Coverage Ratio, as of the Funding Date is not less than 1.50 to 1.00;

(x) UCC-1s; UCC Searches. Each of the following:

(A)	financing statements on Form UCC-1 in proper form for filing under the UCC in each jurisdiction as may be necessary, or in the reasonable opinion of the Collateral Agent desirable, to perfect the security interests purported to be created by the Guaranty and Collateral Agreement to the extent such perfection is required by the Guaranty and Collateral Agreement; and

(B)	appropriate UCC search results in respect of the Credit Parties, as may be reasonably requested by the Collateral Agent, from Washington D.C. and any other relevant jurisdiction, reflecting no prior Liens encumbering the properties of any Credit Party, other than those which shall be released prior to or contemporaneously with the Funding Date and Permitted Liens;

(xi) Consummation of Paragon Separation Transactions. Evidence that, substantially concurrently with the Funding Date: (A) the Parent Borrower is (x) receiving the proceeds of the issuance of the Senior Notes, (y) effecting the Paragon Separation and (z) not a Subsidiary of Noble Cayman, (B) the Term Loan Borrower is borrowing Term Loans, and (C) the aggregate amount of gross cash proceeds of the Senior Notes and the aggregate principal amount of Term Loans borrowed is not less than $1,730,000,000, provided that after giving effect to such borrowing, the Parent Borrower would have a Leverage Ratio, calculated on a Pro Forma Basis of not more than 3.50 to 1.00; and

(xii) Solvency Certificate. A solvency certificate from the chief financial officer or controller (or other financial officer) of the Parent Borrower, dated as of the Funding Date, setting forth the conclusion that, immediately after giving effect to the Paragon Separation Transactions and the Incurrence of all the financings contemplated thereby, the Parent Borrower and its Restricted Subsidiaries, on a consolidated basis are Solvent.

(b) Each of the representations and warranties of the Parent Borrower and its Restricted Subsidiaries set forth herein and in the other Credit Documents shall be true and correct in all material respects (without duplication of any materiality qualifiers) as of the Funding Date, except to the extent that any such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date.

(c) No Default or Event of Default shall have occurred and be continuing.

(d) On or before the Funding Date, the Lenders, the Administrative Agent and the Arrangers shall have received all fees and all reasonable out-of-pocket expenses (to the extent invoiced at least two (2) Business Days prior to the Funding Date) then due and owing to the Administrative Agent, the Lenders, and the Arrangers pursuant to this Agreement and as otherwise agreed in writing by the Parent Borrower.

(e) The Administrative Agent, the Issuing Banks and the Lenders shall have received all documentation and other information required by regulatory authorities with respect to the Credit Parties under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, that has been reasonably requested by the Administrative Agent and the Lenders a reasonable period in advance of the Effective Date.

(f) The Administrative Agent shall have received such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.

The Administrative Agent (or at the Administrative Agent’s direction, its counsel) shall notify the Borrowers and the Lenders of the Funding Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 11.11) at or prior to 2:00 p.m., New York City time, on August 31, 2014 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 4.3. All Credit Extensions. The obligation of each Lender to make any advance of any Revolving Loan, of the Swingline Lender to make any advance of any Swingline Loan, and of each Issuing Bank to issue, increase or extend any Letter of Credit hereunder is subject to satisfaction (or waiver in accordance with Section 11.11) of the following conditions precedent:

(a) Notices. (i) The Administrative Agent shall have received in the case of any Revolving Loan, the Borrowing Request required by the first sentence of Section 2.3(a) in accordance with Section 2.3(c), (ii) the Administrative Agent shall have received in the case of any Swingline Loan, the Swingline Request required by Section 2.15(b) and (iii) the relevant Issuing Bank shall have received in the case of the issuance, extension or increase of a Letter of Credit, a duly completed Application for such Letter of Credit in accordance with Section 2.12(b).

(b) True and Correct Representations and Warranties. In the case of any advance of a Revolving Loan, advance of a Swingline Loan or issuance, increase or extension of any Letter of Credit, in each case, that increases the aggregate amount of Loans or L/C Obligations, as applicable, outstanding immediately after giving effect to such advance or issuance, increase or extension (and any prepayments or reimbursements made substantially concurrently therewith or any extension of the expiry date of any such Letter of Credit), each of the representations and warranties of the Parent Borrower and its Restricted Subsidiaries set forth herein and in the other Credit Documents shall be true and correct in all material respects (without duplication of any materiality qualifiers) as of the time of such advance or issuance or increase of any Letter of Credit, except as a result of the transactions expressly permitted hereunder or thereunder and except to the extent that any such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date.

(c) No Default. No Default or Event of Default shall have occurred and be continuing or would occur as a result of any such advance or issuance, increase or extension.

Each acceptance by the applicable Borrower of an advance of any Loan or of the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit after the Funding Date shall be deemed to be a representation and warranty by the Parent Borrower on the date of such acceptance, as to the matters specified in Sections 4.3(b) and (c) (except to the extent the satisfaction of such matters have been waived in accordance with this Agreement).

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Parent Borrower and the Cayman Borrower represent and warrant to each Lender, each Issuing Bank, the Swingline Lender and Administrative Agent, which representations and warranties shall be deemed made on the Funding Date, as otherwise set forth in Section 4.3 or as otherwise provided in the Credit Documents, as follows:

Section 5.1. Corporate Organization. Each Credit Party: (i) is duly incorporated or organized and existing in good standing under the laws of the jurisdiction of its organization or incorporation (to the extent the concept of good standing is applicable in such jurisdiction); (ii) has all necessary organizational or other corporate power and authority to own the property and assets it uses in its business and otherwise to carry on its present business; and (iii) is duly licensed or qualified and in good standing (to the extent the concept of good standing is applicable in such jurisdiction) in each jurisdiction in which the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary, except in each case, where the failure to have such power and authority or to be so licensed or qualified or to be in good standing, as the case may be, would not have a Material Adverse Effect.

Section 5.2. Power and Authority; Validity. Each of the Credit Parties has the organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary company action to authorize the execution, delivery and performance of such Credit Documents. Each of the Credit Parties has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party which is a party thereto enforceable against it in accordance with its terms, subject as to enforcement only to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and equitable principles.

Section 5.3. No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance by it with the terms and provisions thereof, nor the consummation by it of the transactions contemplated herein or therein, will (i) contravene in any applicable provision of any law, statute, rule or regulation, or any applicable order, writ, injunction or decree of any court or governmental instrumentality, except where such contravention would not reasonably be expected to have a Material Adverse Effect, (ii) conflict with or result in any breach of any term, covenant, condition or other provision of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien other than any Permitted Lien upon any of the property or assets of such Credit Party or any of its Restricted Subsidiaries under, the terms of any material agreement evidencing Indebtedness to which such Credit Party or any of its Restricted Subsidiaries is a party or by which they or any of their properties or assets are bound or to which they may be subject, or (iii) violate or conflict with any provision of the memorandum of association and articles of association, charter, articles or certificate of incorporation, partnership or limited liability company agreement, by-laws, or other applicable governance documents of such Credit Party or any of its Restricted Subsidiaries.

Section 5.4. Litigation. As of the Funding Date, there are no actions, suits, proceedings or counterclaims (including derivative or injunctive actions) pending or, to the knowledge of the Parent Borrower, threatened against the Parent Borrower or any of its Restricted Subsidiaries that are reasonably likely to have a Material Adverse Effect.

Section 5.5. Use of Proceeds; Margin Regulations.

(a) Use of Proceeds. The proceeds of the Loans shall only be used (i) to pay costs, fees and expenses incurred in connection with the Paragon Separation Transactions, the Term Loan Agreement, this Agreement, the other transactions to be consummated on or about the date of the consummation of the Paragon Separation Transactions, and other transactions incidental thereto, (ii) to make payments in respect of the Paragon Separation Transactions and (iii) for capital expenditures, working capital and other general corporate purposes of the Parent Borrower and its Restricted Subsidiaries, including for Investments and acquisitions. Letters of Credit will be issued only to support the general corporate purposes of the Parent Borrower or one or more of its Subsidiaries.

(b) Margin Stock. Neither the Parent Borrower nor any of its Restricted Subsidiaries is engaged principally or as one of its important activities in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” (each, as defined in Regulation U of the Board of Governors of the Federal Reserve System). No proceeds of the Loans or the Letters of Credit will be used by the Borrowers or their Subsidiaries for a purpose which violates Regulations T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.

Section 5.6. Investment Company Act. Neither the Parent Borrower nor any of its Restricted Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.7. Anti-Corruption Laws; Sanctions Laws and Regulations. The Parent Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with Anti-Corruption Laws and applicable Sanctions Laws and Regulations. The Parent Borrower and its Subsidiaries and, to the knowledge of the Parent Borrower and its Subsidiaries, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions Laws and Regulations in all material respects (for the avoidance of doubt, this representation shall not fail to be true and correct due to any failure or failures to comply with Anti-Corruption Laws (i) that are isolated and do not evidence a pervasive or systemic pattern of violations of such laws and regulations or a significant deficiency in the implementation of the aforesaid policies and procedures to ensure compliance by the Parent Borrower and its Subsidiaries with Anti-Corruption Laws or (ii) that arise from actions or incidents that have been publicly disclosed by Noble Corporation or the Parent Borrower or disclosed in writing to the Administrative Agent, in each case, at least twenty (20) days prior to the Effective Date). Neither the Parent Borrower nor any of its Subsidiaries, or to their knowledge any of their directors or officers, or any of their respective agents acting or benefiting in any capacity in connection with this Agreement or any other Credit Document, is a Designated Person or is knowingly engaged in any activity that could reasonably be expected to result in such Person becoming a Designated Person. No Borrowing or Letter of Credit, use of proceeds or other Transaction contemplated by this Agreement will result in a violation of Anti-Corruption Laws or applicable Sanctions Laws and Regulations by the Parent Borrower or any of its Subsidiaries.

Section 5.8. True and Complete Disclosure. All factual information (taken as a whole) furnished by the Parent Borrower or any of its Restricted Subsidiaries in writing to the Administrative Agent or any Lender in connection with any Credit Document or any transaction contemplated therein did not, as of the date such information was furnished (or, if such information expressly related to a specific date, as of such specific date), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein (taken as a whole), in light of the circumstances under which such information was furnished, not misleading, except for such statements, if any, as have been updated, corrected, supplemented, superseded or modified pursuant to a written correction or supplement furnished to the Lenders prior to the date of this Agreement; provided, that with respect to projected financial information, each of the Parent Borrower and the Cayman Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time, it being understood that (i) such projections are not to be viewed as facts and that actual results during the period(s) covered by any such projections may differ significantly from the projected results and that such difference may be material and that such projections are not a guarantee of financial performance and (ii) no representation is made with respect to information of a general economic or general industry nature. To the extent commercially reasonable, the Parent Borrower has provided such information and has taken such action, in each case, as has been reasonably requested in writing by the Administrative Agent or any Lender in order to assist the Administrative Agent or such Lender in maintaining compliance with the Patriot Act.

Section 5.9. Financial Statements. The financial statements required to be included in the Paragon Registration Statement have been prepared in accordance with GAAP. Such annual and quarterly financial statements fairly present in all material respects the financial position of the standard specification drilling business of Noble Corporation, and the results of operations for the periods indicated, subject in the case of interim financial statements, to normal year-end audit adjustments and omission of certain footnotes (as permitted by the SEC). As of the Funding Date, the Parent Borrower and its Restricted Subsidiaries, considered as a whole, had no material contingent liabilities or material Indebtedness required under GAAP to be disclosed in a consolidated balance sheet of the Parent Borrower that were not included in the financial statements included in the Paragon Registration Statement or in writing to the Administrative Agent (with a written request to the Administrative Agent to distribute such disclosure to the Lenders), except for the Term Loan Obligations and the Senior Notes.

Section 5.10. No Material Adverse Change. Since December 31, 2013, there has occurred no event or circumstance that has had a Material Adverse Effect.

Section 5.11. Taxes. The Parent Borrower and its Subsidiaries have filed all material tax returns required to be filed, whether in the United States or in any foreign jurisdiction, and have paid all governmental taxes, rates, assessments, fees, charges and levies (collectively, “Taxes”) shown to be due and payable on such returns or on any assessments made against the Parent Borrower and its Subsidiaries or any of their properties (other than any such assessments, fees, charges or levies that are not more than ninety (90) days past due, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings and for which reserves have been provided in conformity with GAAP, or which the failure to pay or delay in filing could not reasonably be expected to have a Material Adverse Effect).

Section 5.12. Consents. As of the Funding Date, all consents and approvals of, and filings and registrations with, and all other actions of, all governmental agencies, authorities or instrumentalities required to have been obtained or made by the Credit Parties in order to execute and deliver and perform their obligations under the Credit Documents to which they are a party, have been or will have been obtained or made and are or will be in full force and effect.

Section 5.13. Insurance. As of the Funding Date, the Parent Borrower and its Restricted Subsidiaries, or an Affiliate of the Parent Borrower, on behalf of the Parent Borrower and its Restricted Subsidiaries, maintain in effect the Required Insurance; provided that the Parent Borrower or any Restricted Subsidiary or an Affiliate of the Parent Borrower may self-insure to the extent and in the manner normal for companies of like size, type and financial condition.

Section 5.14. Intellectual Property. The Parent Borrower and its Restricted Subsidiaries own or hold valid licenses to use all the patents, trademarks, permits, service marks, and trade names that are necessary to the operation of the business of the Parent Borrower and its Restricted Subsidiaries as presently conducted, except where the failure to own, or hold valid licenses to use, such patents, trademarks, permits, service marks, and trade names could not reasonably be expected to have a Material Adverse Effect.

Section 5.15. Ownership of Property.

(a) The Parent Borrower and its Restricted Subsidiaries have good title to or a valid leasehold interest in all of their real property and good title to, or a valid leasehold interest in, all of their other property, subject to no Liens except Permitted Liens, except where the failure to have such title or leasehold interest in such property could not reasonably be expected to have a Material Adverse Effect.

(b) The Parent Borrower and/or each Credit Party is the true, lawful and sole owner of each Collateral Rig stated to be owned by it, with respect to Funding Date Collateral Rigs, on Schedule 5.15B, and thereafter, in the relevant Collateral Rig Mortgage, and its ownership of each Collateral Rig is free and clear of all Liens except for Permitted Liens.

Section 5.16. Collateral Documents. The Collateral Documents are effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable Lien in the Credit Party’s right, title and interest in the Collateral described therein. Except with respect to Excluded Perfection Assets, (i) when financing statements or equivalent filings or notices have been made or the Collateral Rig Mortgages are filed or recorded in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only or control (which control shall be given to the Collateral Agent to the extent required by any Collateral Document), the Collateral Agent shall have fully perfected Liens on, and security interests in, all right, title and interest of the Credit Parties in such Collateral, in each case prior and superior in right to any other Liens, other than Permitted Liens which are permitted to attach to such Collateral under the terms of this Agreement.

Section 5.17. Legal Names of Parent Borrower and Subsidiaries. Schedule 5.17 sets forth, as of the Funding Date, the legal name of the Parent Borrower, the Cayman Borrower and each Subsidiary of the Parent Borrower, the type of organization or entity of each such Person and the jurisdiction of organization or incorporation of each such Person. Schedule 5.17 also sets forth, as of the Funding Date, the direct owner and percentage ownership of each such Subsidiary on the Funding Date. As of the Funding Date, there are no Unrestricted Subsidiaries.

Section 5.18. Rigs.

(a) As of the Funding Date, the name, registered owner and official number, and jurisdiction of registration and flag of each Funding Date Collateral Rig are set forth on Schedule 5.15B. Each Rig owned by the Parent Borrower or a Restricted Subsidiary is operated in compliance with all applicable law, rules and regulations (applicable to such Rig and as required by the American Bureau of Shipping or other internationally recognized classification society reasonably acceptable to the Administrative Agent), except where failure to comply with such law, rules or regulations could not reasonably be expected to have a Material Adverse Effect.

(b) Each Credit Party which owns or operates one or more Rigs is qualified to own and operate such Rig under the laws of such Credit Party’s jurisdiction of incorporation and the jurisdiction in which such Rig is flagged, except where failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

(c) Each Rig (except an Excluded Rig or a Rig that is cold stacked) maintains its classification as is applicable for rigs of comparable age and size with the American Bureau of Shipping or another internationally recognized classification society reasonably acceptable to the Administrative Agent, free of any conditions or recommendations affecting class, except for temporary lapses of such classification as may from time to time arise as a result of the normal operation of such Rig, so long as the Parent Borrower or applicable Rig Owner is using commercially reasonable efforts to remedy such lapses.

Section 5.19. Form of Documentation. Each of the Collateral Rig Mortgages is or, when executed, will be in proper legal form under the laws of the applicable Acceptable Flag Jurisdiction for the enforcement thereof in all material respects under such laws and the laws of the jurisdiction of organization of the applicable Credit Party party thereto, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and equitable principles. To ensure the legality, validity, enforceability or admissibility in evidence of each such Collateral Rig Mortgage in the applicable Acceptable Flag Jurisdiction or the jurisdiction of the applicable Credit Party party thereto, it is not necessary that any Collateral Rig Mortgage or any other document be filed or recorded with any court or other authority in any such jurisdiction, except as have been, or will be, made.

Section 5.20. Pari Passu or Priority Status. Neither the Parent Borrower nor any other Credit Party has taken any action which would cause the claims of unsecured creditors of the Parent Borrower or of any other Credit Party, as the case may be (other than claims of such creditors to the extent that they are statutorily preferred or Permitted Liens), to have priority over the claims of the Administrative Agent, the Collateral Agent and the Secured Parties against the Parent Borrower and such other Credit Party under this Agreement or the other Credit Documents.

Section 5.21. No Immunity. Neither the Parent Borrower nor any other Credit Party is a sovereign entity or has immunity on the grounds of sovereignty or otherwise from setoff or any legal process under the laws of any jurisdiction. The execution and delivery of the Credit Documents by the Credit Parties and the performance by them of their respective obligations thereunder constitute commercial transactions.

Section 5.22. Solvency. The Parent Borrower and its Restricted Subsidiaries, taken as a whole, are Solvent. The Parent Borrower and its Restricted Subsidiaries, taken as a whole, after giving effect to the execution and performance of the Paragon Separation Transaction, including the Incurrence of Indebtedness in connection therewith, will be Solvent.

Section 5.23. Compliance With Laws. The Parent Borrower and its Subsidiaries are in compliance with all laws, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective property and all Environmental Laws, except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

ARTICLE VI

AFFIRMATIVE COVENANTS

The Parent Borrower covenants and agrees that, from and after the Funding Date and for so long thereafter as any Loan, Note or Commitment is outstanding hereunder, or any L/C Obligation is outstanding hereunder (unless such L/C Obligation has been cash collateralized in accordance with the provisions of this Agreement or other arrangements with respect thereto have been made that are satisfactory to the applicable Issuing Bank), or any other Obligation is due and payable hereunder:

Section 6.1. Corporate Existence. The Parent Borrower will, and will cause each of its Restricted Subsidiaries to, preserve and maintain its incorporation status or organizational existence, except (i) for the dissolution of any Restricted Subsidiaries whose assets are transferred to the Parent Borrower or any of its Restricted Subsidiaries, (ii) where the failure to preserve, renew or keep in full force and effect the incorporation status or existence of any Restricted Subsidiary could not reasonably be expected to have a Material Adverse Effect or (iii) as otherwise expressly permitted in this Agreement.

Section 6.2. Maintenance of Properties, including Rigs; Rig Contracts.

(a) The Parent Borrower will, and will cause each of its Restricted Subsidiaries to, maintain, preserve and keep its properties and equipment necessary to the proper conduct of its business in reasonably good repair, working order and condition (normal wear and tear or damage done by casualty or condemnation excepted) and will from time to time make all reasonably necessary repairs, renewals, replacements, additions and betterments thereto so that at all times such properties and equipment are reasonably preserved and maintained, in each case with such exceptions as could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; provided, however, that nothing in this Section 6.2 shall prevent the Parent Borrower or any Restricted Subsidiary from discontinuing the operation or maintenance of any such properties or equipment if such discontinuance is, in the judgment of the Parent Borrower desirable in the conduct of its business.

(b) The Parent Borrower will, and will cause each Rig Owner to, at all times, and without cost or expense to the Administrative Agent, maintain and preserve, or cause to be maintained and preserved, each Rig owned by such Rig Owner (except for an Excluded Rig or any Rig that is cold stacked) and its material equipment, outfit and appurtenances, tight, staunch, strong, in good condition, working order and repair and fit for its intended service. The Parent Borrower will, and will cause each Rig Owner to, with respect to each Rig owned by such Rig Owner (except for an Excluded Rig or any Rig that is cold stacked), at all times comply with all applicable laws, treaties and conventions of the jurisdiction in which the applicable Rig is flagged, and rules and regulations issued thereunder, and shall have on board as and when required thereby valid certificates showing compliance therewith, unless the failure to so comply or have on board such documentation could not reasonably be expected to have a Material Adverse Effect. The Parent Borrower will, and will cause each Rig Owner to, keep each Rig owned by such Rig Owner (except for an Excluded Rig or any Rig that is cold stacked) in such condition as will entitle such Rig to maintain its classification, as is applicable for rigs of comparable age and type, by the American Bureau of Shipping or another internationally recognized classification society reasonably acceptable to the Administrative Agent, except for any temporary lapse of such classification as may from time to time arise as a result of the normal operation of such Rig, so long as the Parent Borrower or the applicable Rig Owner is using commercially reasonable efforts to remedy such lapse. The Parent Borrower will, and will cause each Rig Owner to, with respect to each Rig owned by such Rig Owner (except for an Excluded Rig or any Rig that is cold stacked), comply with and satisfy in all material respects the provisions of any applicable law, convention, regulation, proclamation or order concerning financial responsibility for liabilities imposed on such Rig Owner, the Parent Borrower, the Parent Borrower’s Subsidiaries or such Rig with respect to pollution by any state or nation or political subdivision thereof and will maintain all certificates or other evidence of financial responsibility as may be required by any such law, convention, regulation, proclamation or order with respect to the trade in which the Rig is from time to time engaged and the cargo carried by it.

(c) The Parent Borrower will, and will cause each Rig Owner that owns a Material Rig to, supply the Administrative Agent promptly following its receipt of a written request from the Administrative Agent with copies of all survey reports with respect to such Material Rig.

(d) The Parent Borrower will, and will cause each Collateral Rig Owner to, promptly notify the Administrative Agent of and furnish the Administrative Agent with full information, promptly upon becoming available, including copies of reports and surveys, regarding any material accident or accident involving repairs (except to the extent any such accident could not reasonably be expected to result in a Material Adverse Effect).

(e) The Parent Borrower will, and will cause each applicable Rig Owner or Internal Charterer to, use commercially reasonable efforts to, perform any and all charter contracts or drilling contracts which are, or may be, entered into with respect to each Rig, except to the extent any such nonperformance could not reasonably be expected to result in a Material Adverse Effect.

Section 6.3. Taxes. The Parent Borrower will, and will cause each of its Subsidiaries to, duly pay and discharge all Taxes upon or against it or its properties and all other obligations (including ERISA obligations) within ninety (90) days after becoming due (in the case of Taxes) or, if later, prior to the date on which penalties are imposed for such unpaid Taxes, unless and to the extent that (i) the same is being contested in good faith and by appropriate proceedings and reserves have been established in conformity with GAAP, or (ii) the failure to effect such payment or discharge or any delay in filing could not reasonably be expected to have a Material Adverse Effect.

Section 6.4. ERISA. Each of the Parent Borrower and its Subsidiaries will timely pay and discharge all obligations and liabilities arising under ERISA or otherwise with respect to each Plan of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a material Lien with respect to such Plan against any properties or assets of the Parent Borrower or any of its Subsidiaries and will promptly notify the Administrative Agent upon an Authorized Officer of the Parent Borrower becoming aware thereof, of (i) the occurrence of any reportable event (as defined in ERISA) relating to a Plan (other than a multi-employer plan, as defined in ERISA), so long as the event thereunder could reasonably be expected to have a Material Adverse Effect, other than any such event with respect to which the PBGC has waived notice by regulation; (ii) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor; (iii) the Parent Borrower’s or any of its Subsidiaries’ or ERISA Affiliates’ intention to terminate or withdraw from any Plan if such termination or withdrawal would result in liability under Title IV of ERISA, unless such termination or withdrawal could not reasonably be expected to have a Material Adverse Effect; and (iv) the receipt by the Parent Borrower or any of its Subsidiaries or ERISA Affiliates of notice of the occurrence of any event with respect to a Plan that could reasonably be expected to result in the Incurrence of any liability (other than for benefits), fine or penalty to the Parent Borrower and/or to any of its Subsidiaries or ERISA Affiliates, or any amendment to a Plan that could reasonably be expected to increase the contingent liability of the Parent Borrower and its Subsidiaries or ERISA Affiliates, taken as a whole, in either case in connection with any post-retirement benefit under a welfare plan (subject to ERISA), unless such event or amendment could not reasonably be expected to have a Material Adverse Effect. The Parent Borrower will also promptly notify the Administrative Agent of (i) any material contributions to any Foreign Plan that have not been made by the required due date for such contribution if such default could reasonably be expected to have a Material Adverse Effect; (ii) any Foreign Plan that is not funded to the extent required by the law of the jurisdiction whose law governs such Foreign Plan based on the actuarial assumptions reasonably used at any time if such underfunding (together with any penalties likely to result) could reasonably be expected to have a Material Adverse Effect, and (iii) the receipt by the Parent Borrower or its Subsidiaries of notice of any material change anticipated to any Foreign Plan that could reasonably be expected to have a Material Adverse Effect.

Section 6.5. Insurance.

(a) The Parent Borrower will, and will cause each of its Restricted Subsidiaries to, or will cause an Affiliate of the Parent Borrower to, on behalf of the Parent Borrower and its Restricted Subsidiaries, (i) maintain with financially sound and reputable insurance companies (provided that this Section 6.5 shall not be deemed to be breached if an insurance company with which the Parent Borrower, any Restricted Subsidiary or the applicable Affiliate of the Parent Borrower maintains insurance becomes financially troubled and the Parent Borrower, such Restricted Subsidiary or such Affiliate of the Parent Borrower reasonably promptly obtains coverage from a different, financially sound insurer) insurance on the Rigs (other than the Excluded Rigs) and other material insurable properties of the Parent Borrower and its Restricted Subsidiaries in at least such amounts and against all such risks as is consistent and in accordance with normal industry practice for similarly situated insureds and as provided in this Section 6.5 (the “Required Insurance”) and (ii) furnish to the Administrative Agent, at the written request of the Administrative Agent or any Lender, a complete description of the material terms of insurance carried on the Rigs (other than the Excluded Rigs); provided that the Parent Borrower or any Restricted Subsidiary or an Affiliate of the Parent Borrower may self-insure to the extent and in the manner normal for companies of like size, type and financial condition; provided, further that the Collateral Agent may, in its sole discretion, consent (such consent not to be unreasonably withheld, delayed or conditioned) to the maintenance of alternate insurance coverage should the Parent Borrower provide adequate substantiation that such alternate insurance coverage is cost effective from the Parent Borrower and its Restricted Subsidiaries’ perspective.

(b) The Parent Borrower will, and will cause each of the Rig Owners to, or will cause an Affiliate of the Parent Borrower to, on behalf of the Parent Borrower and the Rig Owners, at all times keep the Collateral Rigs insured in favor of the Collateral Agent as provided in this Section 6.5; and from and after the date that is sixty (60) Business Days after consummation of the Paragon Separation Transactions (or such longer period as the Collateral Agent may reasonably agree) (x) all policies or certificates with respect to such insurance (and any other insurance maintained by the Parent Borrower and/or such Rig Owners): (i) shall be endorsed to the Collateral Agent’s reasonable satisfaction for the benefit of the Collateral Agent (including by naming the Collateral Agent as loss payee and/or additional insured, as its interests may appear) and (ii) shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Collateral Agent and the other Secured Parties and (y) the Parent Borrower and/or the applicable Rig Owner will use commercially reasonable efforts to provide that such insurance policies state that they shall not be canceled for non-payment of premium without at least thirty (30) days’ prior written notice thereof by the respective insurer to the Collateral Agent. On the Funding Date and from time to time thereafter to the extent reasonably requested by the Collateral Agent, but no more frequently than once each calendar year, the Parent Borrower shall deliver certificates evidencing such insurance policies for deposit with the Collateral Agent; provided that the Parent Borrower shall not be required to deliver certificates including the endorsements and waivers of subrogation described in this Section 6.5(b) until the date that is sixty (60) Business Days after consummation of the Paragon Separation Transactions (or such longer period as the Collateral Agent may reasonably agree). The Administrative Agent shall be under no duty or obligation to verify the adequacy or existence of any such insurance or any such policies or endorsements.

(c) The Parent Borrower will, and will cause each of the Rig Owners to, or will cause an Affiliate of the Parent Borrower to, on behalf of the Parent Borrower and the applicable Rig Owners, cause the Rigs to be insured with insurers or protection and indemnity clubs or associations of the type described in Section 6.5(a)(i), against the risks indicated below:

(i) marine war risk insurance, including coverage afforded by the London Blocking and Trapping Addendum (or equivalent) and Missing Rig Clause (or equivalent), and marine hull and machinery insurance in an amount equal to not less than 120% of the aggregate outstanding principal amount of the Term Loans at such time and the aggregate Commitments of the Lenders, except as otherwise reasonably agreed in writing by the Collateral Agent. The insured values for hull and machinery required under this clause (c)(i) for the Collateral Rigs shall at all times be in an amount equal to 60% of the Fair Market Value of each Collateral Rig, and the remaining hull and machinery insurance required by this clause (c)(i) may be procured as increased value and/or disbursements insurance;

(ii) marine protection and indemnity insurance or equivalent (including coverage against liability for war risk perils, passengers, fines and penalties arising out of the operation of the Rigs, including crew, pollution, spillage or leakage, and workers’ compensation or U.S. Longshore and Harbor Worker’s Act insurance as shall be required by applicable law) in such amounts reasonably approved by the Collateral Agent; provided, however, that insurance against liability under applicable law or international convention arising out of pollution, spillage or leakage shall be in an amount not less than the greater of:

A.	such sources of pollution, spillage or leakage coverage as are commercially available as shall be carried by prudent rig owners with similar rigs engaged in similar trades plus amounts available from customary excess insurers of such risks as excess amounts shall be carried by prudent rig owners for similar rigs engaged in similar trades; and

B.	the amounts required by the laws or regulations of the United States or any applicable jurisdiction in which the Rig may be trading from time to time;

(iii) the Collateral Agent’s interest insurance (including extended mortgagee’s interest-additional perils-pollution) coverage on terms satisfactory to the Administrative Agent; provided that such coverage should only apply to Collateral Rigs operating in the Gulf of Mexico; all such Collateral Agent’s interest insurance cover shall in the Collateral Agent’s discretion be obtained directly by the Collateral Agent and the Rig Owner shall on demand pay or cause to be paid all costs of such cover; premium costs shall be reimbursed by the Rig Owner to the Collateral Agent;

(iv) while a Rig is idle or laid up, at the option of the Parent Borrower or the applicable Rig Owner and in lieu of the above-mentioned marine and war risk hull insurance, port risk insurance insuring the relevant Rig against the usual risks encountered by like rigs under similar circumstances; and

(v) for the marine, war-risks and protection and indemnity/liability insurances required herein, the Parent Borrower or the applicable Rig Owner shall have the discretion to utilize deductibles or self-insured retentions that are customary for similar rigs engaged in similar activities.

All insurance maintained hereunder shall be primary insurance without right of contribution against any other insurance maintained by the Collateral Agent. From and after the date that is sixty (60) Business Days after consummation of the Paragon Separation Transactions (or such longer period as the Collateral Agent may reasonably agree), the policy of marine and war risk hull and machinery insurance with respect to the Collateral Rigs shall provide that the Collateral Agent shall be named in its capacity as Collateral Agent and as a loss payee. Any entry in a marine and war risk protection and indemnity club with respect to the Collateral Rigs shall note the interest of the Collateral Agent. The Administrative Agent, the Collateral Agent and each of their respective successors and assigns shall not be responsible for any premiums, club calls, if any, assessments or any other obligations or for the representations and warranties made therein by any Rig Owner, the Parent Borrower, any of the Parent Borrower’s Subsidiaries or any other Person.

(d) The Parent Borrower will, or will cause each of the Rig Owners to, or will cause an Affiliate of the Parent Borrower to, on behalf of the Parent Borrower and the applicable Rig Owners, furnish to the Administrative Agent a comprehensive summary prepared and signed by its energy insurance brokers with respect to the protection and indemnity insurance, the hull and machinery and war risk insurance carried and maintained on the Rigs, together with their opinion as to the adequacy thereof and its compliance with the provisions of this Section 6.5. The Parent Borrower will, or will cause each of the Rig Owners to, or will cause an Affiliate of the Parent Borrower to, on behalf of the Parent Borrower and the applicable Rig Owners, cause such insurance broker and/or the protection and indemnity club or association providing protection and indemnity insurance referred to in Section 6.5(c)(ii), to agree to provide the Administrative Agent with such information as to such insurances as the Administrative Agent may reasonably request with respect to expiration, termination or cancellation of any policy or any default in the payment of any premium.

(e) Unless the Administrative Agent has given notice to the underwriters of the occurrence and continuance of an Event of Default, all insurance claim proceeds of whatsoever nature with respect to the Collateral Rigs payable under any insurance shall be payable to the Parent Borrower, the applicable Rig Owner or others as their interests may appear; thereafter, payments of insurance claim proceeds with respect to the Collateral Rigs shall be made to the Collateral Agent for distribution in accordance with the Collateral Agency Agreement, unless the Collateral Agent, acting in accordance with the Collateral Agency Agreement, has given written consent to the underwriter to make payments to other parties.

(f) In the event that any claim or Lien is asserted against a Collateral Rig for loss, damage or expense that is covered by insurance required hereunder and it is necessary for the applicable Rig Owner to obtain a bond or supply other security to prevent arrest of such Collateral Rig or to release such Collateral Rig from arrest on account of such claim or Lien, the Collateral Agent, on request of the applicable Rig Owner, may, in the sole discretion of the Collateral Agent, assign to any person, firm or corporation executing a surety or guarantee bond or other agreement to save or release the Collateral Rig from such arrest, all right, title and interest of the Collateral Agent in and to said insurance covering said loss, damage or expense, as collateral security to indemnify against liability under said bond or other agreement.

(g) The Parent Borrower will not, and will not permit any Rig Owner to, execute or permit or willingly allow to be done any act by which any insurance required under this Section 6.5 may be suspended, impaired or cancelled, and will not permit or allow any Rig to undertake any voyage or operational risk which may not be permitted by the policies in force, without having previously notified the Administrative Agent in writing and insured the relevant Rig by additional coverage to extend to such voyages, risks, passengers or cargoes.

(h) If an Event of Default has occurred and is continuing, subject to the rights of any charterer, the Collateral Agent shall have the exclusive right to negotiate and agree to any compromise to any claim with respect to any Collateral Rig with respect to which any underwriter proposes to pay less on any claim than the amount thereof.

(i) If the Parent Borrower or any Restricted Subsidiary shall fail to maintain insurance in accordance with this Section 6.5 with respect to the Collateral Rigs, the Collateral Agent shall have the right (but shall be under no obligation) to procure such insurance, and the Parent Borrower agrees to reimburse the Administrative Agent for all reasonable costs and expenses of procuring such insurance.

Section 6.6. Financial Reports and Other Information.

(a) Periodic Financial Statements; Other Documents; Notices. The Parent Borrower will, and will cause its Subsidiaries to, maintain a system of accounting in such manner as will enable preparation of financial statements in accordance with GAAP and will furnish to the Lenders and their respective authorized representatives such information about its insurances and the business and financial condition of the Parent Borrower and its Subsidiaries as any Lender may reasonably request; and, without any request, will furnish to the Administrative Agent:

(i) within sixty (60) days after the end of each of the first three (3) Fiscal Quarters of each fiscal year of the Parent Borrower, the consolidated balance sheet of the Parent Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and retained earnings and of cash flows for such Fiscal Quarter and for the portion of the fiscal year ended with the last day of such Fiscal Quarter, all of which shall be in reasonable detail or in the form filed with the SEC, and certified by the chief financial officer of the Parent Borrower that they fairly present the financial condition of the Parent Borrower and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated and that they have been prepared in accordance with GAAP, in each case, subject to normal year-end audit adjustments and the omission of any footnotes as permitted by the SEC (publicly filing the Parent Borrower’s Form 10-Q with the SEC in any event will satisfy the requirements of this subsection (a)(i), subject to Section 6.6(b), and the information required hereby shall be deemed furnished and delivered on the date such information has been posted on the SEC’s website accessible through http://www.sec.gov/edgar/searchedgar/companysearch.htm or such successor webpage of the SEC thereto);

(ii) within one hundred twenty (120) days after the end of each fiscal year of the Parent Borrower, the consolidated balance sheet of the Parent Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for such fiscal year and setting forth consolidated comparative figures as of the end of and for the preceding fiscal year, audited by an independent nationally-recognized accounting firm and in the form filed with the SEC (publicly filing the Parent Borrower’s Form 10-K with the SEC in any event will satisfy the requirements of this subsection (a)(ii), subject to Section 6.6(b), and the information required hereby shall be deemed furnished and delivered on the date such information has been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/companysearch.htm or such successor webpage of the SEC thereto);

(iii) promptly after the same become publicly available, copies of all financial statements, projections, annual, regular, periodic and special reports and proxy materials or statements that the Parent Borrower sends to its stockholders generally or publicly files with the SEC or any similar governmental authority (and is publicly available); provided that publicly filing such documents with the SEC in any event will satisfy the requirements of this subsection (a)(iii), and the information required hereby shall be deemed furnished and delivered on the date such information has been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/companysearch.htm or such successor webpage of the SEC thereto;

(iv) promptly after the Parent Borrower’s receipt of a written request therefor from the Administrative Agent, but no more frequently than once each calendar year (unless an Event of Default has occurred and is continuing), a certificate by the applicable classification society that each Rig (except an Excluded Rig or a Rig that is cold stacked) is kept, in such condition as will entitle such Rig to maintain the classification, as is applicable for rigs of comparable age and type, by the American Bureau of Shipping or another internationally recognized classification society reasonably acceptable to the Administrative Agent, as applicable, subject to any temporary lapse of such classification as may from time to time arise as a result of the normal operation of such Rigs, so long as the Parent Borrower or the applicable Rig Owner is using commercially reasonable efforts to remedy such lapse; and

(v) such other information as the Administrative Agent or any Lender may reasonably request regarding the operations, business affairs and financial condition of the Parent Borrower and its Restricted Subsidiaries.

The Administrative Agent will forward promptly to the Lenders the information provided by the Parent Borrower pursuant to (i) through (v) above.

(b) Compliance Certificates. Within the sixty (60) day or one hundred twenty (120) day time periods set forth in subsections (i) and (ii) of Section 6.6(a) for furnishing financial statements, the Parent Borrower shall deliver to the Administrative Agent (who will in turn provide notice to the Lenders of) (i) additional information setting forth calculations excluding the effects of any Unrestricted Subsidiaries and containing such calculations for any Unrestricted Subsidiaries as reasonably requested by the Administrative Agent, including any supporting documents used to prepare such calculations, and (ii) a Compliance Certificate signed by the Parent Borrower’s chief financial officer (or other financial officer of the Parent Borrower), in his or her capacity as such, showing the Parent Borrower’s compliance with the covenants set forth in Section 7.7 and certifying that no Default or Event of Default then exists or, if any such Default or Event of Default exists as of the date of such certificate, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Parent Borrower to remedy the same.

(c) Appraisal Reports. Together with the delivery of the financial statements described in Section 6.6(a)(ii) (beginning with the fiscal year of the Parent Borrower ending December 31, 2014), a desktop appraisal report as of recent date in form and substance, and from an Approved Appraiser, stating the then current Fair Market Value (and each current Fair Market Value used in such determination) of each of the Collateral Rigs on an individual charter-free basis, provided, however, that if the Fair Market Value of a Collateral Rig in such desktop appraisal report is expressed as a numerical range of a high and low score, the Fair Market Value for such Collateral Rig shall be deemed to be the mathematical average of such scores. All such appraisals shall be arranged by, and made at the expense of, the Parent Borrower or its Subsidiaries.

(d) Notice of Events Relating to Environmental Laws and Claims. Promptly after any Authorized Officer of the Parent Borrower obtains knowledge of any of the following, the Parent Borrower will provide the Administrative Agent (who will in turn provide notice to the Lenders of) with written notice in reasonable detail of any of the following that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect:

(i) any pending or threatened Environmental Claim against the Parent Borrower or any of its Subsidiaries or any property owned or operated by the Parent Borrower or any of its Subsidiaries;

(ii) any condition or occurrence on any property owned or operated by the Parent Borrower or any of its Subsidiaries that results in noncompliance by the Parent Borrower or any of its Subsidiaries with any Environmental Law; and

(iii) the taking of any material remedial action in response to the actual or alleged presence of any Hazardous Material on any property owned or operated by the Parent Borrower or any of its Subsidiaries other than in the ordinary course of business.

(e) Notices of Default, Litigation, Etc. The Parent Borrower will promptly, and in any event within five (5) Business Days, after an Authorized Officer of the Parent Borrower has knowledge thereof, give written notice to the Administrative Agent of (who will in turn provide notice to the Lenders of): (i) the occurrence of any Default or Event of Default; (ii) any litigation or governmental proceeding of the type described in Section 5.4; (iii) any circumstance that has had or could reasonably be expected to have a Material Adverse Effect; and (iv) any notice received by it or any Restricted Subsidiary from the holder(s) of Indebtedness of the Parent Borrower or any Restricted Subsidiary in an amount which, in the aggregate, exceeds $50,000,000 (or, if denominated in a currency other than Dollars, the Dollar Equivalent of $50,000,000), where such notice states or claims the existence or occurrence of any event of default with respect to such Indebtedness under the terms of any indenture, loan or credit agreement, debenture, note, or other document evidencing or governing such Indebtedness.

(f) Notices of Event of Loss, Certain Events related to Collateral Rigs. The Parent Borrower will promptly, and in any event within ten (10) Business Days, after an Authorized Officer of the Parent Borrower has knowledge thereof, give written notice to the Administrative Agent of (who will in turn provide notice to the Lenders of): (i) any Event of Loss or Events of Loss suffered by a Material Rig, (ii) the filing of a libel or complaint against a Material Rig or the attachment, levy or the taking into custody by virtue of any legal proceeding in any court of competent jurisdiction of a Material Rig and (iii) any failure by a Rig Owner to maintain the flag and vessel or ship registry in an Acceptable Flag Jurisdiction.

Section 6.7. Lender Inspection Rights. Upon reasonable notice from the Administrative Agent or any Lender and no more often than once in the aggregate for the Administrative Agent and the Lenders, as the case may be, in any calendar year (unless an Event of Default has occurred and is continuing, in which case there shall be no limit to the number or frequency of such visitations or inspections while such Event of Default is continuing), the Parent Borrower will permit the Administrative Agent or any Lender (and such Persons as the Administrative Agent or such Lender may reasonably designate) during normal business hours at such entity’s sole expense (unless an Event of Default shall have occurred and is continuing, in which event at the Parent Borrower’s expense), to visit and inspect any of the properties of the Parent Borrower or any of its Restricted Subsidiaries, subject to any confidentiality restrictions with third parties or attorney-client privilege, to examine all of their books and records, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Parent Borrower authorizes such accountants to discuss with the Administrative Agent and any Lender (and such Persons as the Administrative Agent or such Lender may reasonably designate) the affairs, finances and accounts of the Parent Borrower and its Restricted Subsidiaries; provided that any inspection of any Rig, its cargo and its papers shall be subject to the requirements of any operators of such Rig and any applicable Governmental Authority. The chief financial officer (or other financial officer) of the Parent Borrower and/or his or her designee shall be afforded the opportunity to be present at any meeting of the Administrative Agent or the Lenders and such accountants. The Administrative Agent agrees to use reasonable efforts to minimize, to the extent practicable, the number of separate requests from the Lenders to exercise their rights under this Section 6.7 and/or Section 6.6 and to coordinate the exercise by the Lenders of such rights.

Section 6.8. Conduct of Business. The Parent Borrower and its Restricted Subsidiaries will at all times remain primarily engaged in any of (i) the contract drilling business, (ii) the provision of services to the energy industry, (iii) other existing businesses described in the Paragon Registration Statement or any current Exchange Agent reports of the Parent Borrower, or (iv) any related or ancillary businesses.

Section 6.9. Use of Proceeds. The Borrowers will use the proceeds of the Loans and the Letters of Credit only for purposes and in the manner set forth in Section 5.5.

Section 6.10. Compliance with Laws.

(a) The Parent Borrower will, and will cause its Restricted Subsidiaries to, conduct their business, and otherwise be, in compliance with all applicable laws, regulations, ordinances and orders of any governmental or judicial authorities (including Environmental Laws and ERISA); provided, however, that this Section 6.10 shall not require the Parent Borrower or any Restricted Subsidiary to comply with any such law, regulation, ordinance or order if (x) it shall be contesting such law, regulation, ordinance or order in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor, or (y) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

(b) The Parent Borrower and its Subsidiaries will maintain in effect and enforce policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with Anti-Corruption Laws and applicable Sanctions Laws and Regulations.

Section 6.11. Use of Property and Facilities; Environmental Laws. The Parent Borrower will, and will cause its Restricted Subsidiaries to, comply with all Environmental Laws applicable to or affecting the properties or business operations of the Parent Borrower or any Restricted Subsidiary of the Parent Borrower, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

Section 6.12. Further Assurances; Additional Collateral and Additional Guarantors.

(a) Further Assurances. Other than with respect to any Excluded Perfection Assets, the Parent Borrower will, and will cause the Credit Parties to, make, execute and deliver all such additional and further acts, deeds, instruments and documents as the Collateral Agent or the Required Lenders (through the Administrative Agent) may reasonably require for the purposes of implementing or effectuating the provisions of this Agreement and the other Credit Documents, or of renewing the rights of the Secured Parties with respect to the Collateral as to which the Collateral Agent, for the ratable benefit of the Secured Parties, has or is intended to have a perfected Lien pursuant hereto or thereto, including filing any financing or continuation statements under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby or by the other Credit Documents.

(b) Additional Collateral Rigs. If the Collateral Coverage Ratio as of the date that any annual appraisal report is required to be delivered pursuant to Section 6.6(c) (the “Annual Appraisal Delivery Date”) is less than 1.50 to 1.00, then the Parent Borrower shall within sixty (60) days (or such longer period of time as the Collateral Agent may reasonably agree) of the Annual Appraisal Delivery Date, execute and deliver, or cause one or more of its Wholly-Owned Subsidiaries to execute and deliver, and cause to be recorded (or make arrangements satisfactory to the Collateral Agent for the recording thereof) in the appropriate vessel registry, amendments or supplements to existing Collateral Rig Mortgages or such other Collateral Rig Mortgages as the Collateral Agent shall deem reasonably necessary or advisable to grant to the Collateral Agent, for the ratable benefit of the Secured Parties, a Lien over any Rigs owned by the Parent Borrower or any of Wholly-Owned Subsidiaries, as applicable, not already subject to a Collateral Rig Mortgage, to the extent necessary to ensure that, immediately after giving effect to the addition of the additional Collateral Rigs, either (x) the Collateral Coverage Ratio is equal to at least 1.50 to 1.00 or (y) all Rigs of the Parent Borrower and its Wholly-Owned Subsidiaries (other than Excluded Rigs and Tax Excluded Rigs) are subject to Collateral Rig Mortgages (whichever is less). In connection with the execution and delivery of such Collateral Rig Mortgages over such additional Collateral Rigs, the Parent Borrower shall, or shall cause the applicable Collateral Rig Owner, within sixty (60) days of (or such longer period of time as the Collateral Agent may reasonably agree) of the Annual Appraisal Delivery Date, to deliver (i) such other instruments, certificates and documents described in Section 4.2(a)(ix)(A) and (B) with respect to such additional Collateral Rig(s), (ii) opinions of local counsel for the jurisdiction in which the applicable additional Collateral Rig is flagged, covering customary matters and in form and substance reasonably satisfactory to the Administrative Agent, and (iii) and such other filings or actions necessary or desirable in the reasonable opinion of the Collateral Agent to perfect the security interest created by such Collateral Rig Mortgages.

(c) Additional Guarantors; Additional Personal Property Collateral. Within 60 days (or such longer period of time as the Collateral Agent may reasonably agree) of the date that any Wholly-Owned Subsidiary (other than the Cayman Borrower) becomes (i) a Collateral Rig Owner, (ii) an Internal Charterer or (iii) a Pledgor, the Parent Borrower shall cause such Wholly-Owned Subsidiary to become a Guarantor hereunder and duly authorize, execute and deliver to the Collateral Agent joinders to the Guaranty and Collateral Agreement to the extent such Wholly-Owned Subsidiary is not already a party thereto. In connection with any such joinder, the Parent Borrower shall also deliver, or cause to be delivered, to the Administrative Agent customary certificates and legal opinions relating to such joinder, as may be reasonably requested by the Administrative Agent.

(d) Exclusions. Notwithstanding anything to the contrary contained herein or in any other Credit Document, in no event (either on the Funding Date or thereafter) shall (i) any Lien be granted with respect to any asset of any Restricted Subsidiary or (ii) any Restricted Subsidiary be required to become a Guarantor or Pledgor (or otherwise comply with clauses (b) or (c) above) if, and to the extent, the granting of such a Lien or pledge to secure, or provision of a Guaranty of, any Secured Obligation is prohibited by applicable law or could reasonably be expected, in the discretion of the Parent Borrower, to result in material adverse tax consequences to the Parent Borrower, such Subsidiary or any other Subsidiary of the Parent Borrower. In addition, notwithstanding anything to the contrary contained herein or in any other Credit Document, the Parent Borrower and its Restricted Subsidiaries will not be required to perform any Excluded Perfection Actions.

Section 6.13. Change of Ownership; Registry; Management; Legal Names; Type of Organization (and whether a Registered Organization); Jurisdiction of Organization; etc.

(a) Flag and Registry. The Parent Borrower shall, and shall cause the Rig Owners, to maintain the flag and vessel or ship registry in an Acceptable Flag Jurisdiction with respect to the Material Rigs, except for (i) any such transfers or changes otherwise permitted by this Agreement, (ii) any such transfers or changes consented to in writing by the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned) and (iii) any such transfers or changes pursuant to a Redomestication.

(b) Corporate Changes. Within 30 days (or such longer period reasonably agreed to by the Collateral Agent) of any change in the legal name, incorporation status or type of organization or jurisdiction of organization or incorporation of the Parent Borrower (excluding, for the avoidance of doubt, the conversion to take place on the Conversion Date), the Cayman Borrower or any Guarantor, the Parent Borrower shall deliver, or cause to be delivered, to the Collateral Agent written notice of such change, and shall take, or cause to be taken, all actions reasonably requested by the Collateral Agent to maintain the security interests of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral intended to be granted under the Collateral Documents at all times perfected and in full force and effect to the extent required by the Collateral Documents.

ARTICLE VII

NEGATIVE COVENANTS

The Parent Borrower covenants and agrees that, from and after the Funding Date and for so long thereafter as any Loan, Note or Commitment is outstanding hereunder, or any L/C Obligation is outstanding hereunder (unless such L/C Obligation has been cash collateralized in accordance with the provisions of this Agreement or other arrangements with respect thereto have been made that are satisfactory to the applicable Issuing Bank), or any other Obligation is due and payable hereunder:

Section 7.1. Restrictions on Fundamental Changes. The Parent Borrower will not, and will not permit any of its Restricted Subsidiaries to wind up, liquidate or dissolve its affairs, merge or consolidate with any other Person, or Dispose of all or substantially all of the assets of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, to any other Person, except that:

(a) any Restricted Subsidiary of the Parent Borrower may merge with and into, consolidate with or be dissolved or liquidated into, the Parent Borrower, the Cayman Borrower, any Guarantor or any other Restricted Subsidiary, so long as (w) in the case of any such merger, consolidation, dissolution or liquidation involving the Parent Borrower, the Parent Borrower is the surviving Person of any such merger, consolidation, dissolution or liquidation, (x) in the case of any such merger, consolidation, dissolution or liquidation involving the Cayman Borrower, except in the case of any such merger, consolidation, dissolution or liquidation involving the Parent Borrower, the Cayman Borrower is the surviving Person of any such merger, consolidation, dissolution or liquidation, (y) except as provided in preceding clauses (w) and (x), in the cases of any such merger, consolidation, dissolution or liquidation involving a Guarantor, a Guarantor is the surviving corporation of any such merger, consolidation, dissolution or liquidation, and (z) in all cases in connection with a merger, consolidation, dissolution or liquidation involving a Credit Party, the Collateral and Guaranty Requirements shall be fully satisfied immediately after giving effect thereto;

(b) the Parent Borrower may merge or consolidate with, or Dispose of all or substantially all of its assets to, any other Person, so long as (w) the Parent Borrower is the surviving Person of any such merger or consolidation, (x) no Default or Event of Default shall have occurred and is continuing, (y) no Event of Default described in Section 8.1(j) occurs as a result thereof and (z) in all cases in connection with any such merger, consolidation or Disposition of assets, the Collateral and Guaranty Requirements shall be fully satisfied immediately after giving effect thereto;

(c) any Restricted Subsidiary may merge or consolidate with any other Person, so long as (x) in the case of any merger or consolidation involving a Guarantor, the Guarantor is the surviving Person of any such merger or consolidation, (y) no Default or Event of Default shall have occurred and is continuing and (z) in all cases in connection with a merger or consolidation involving a Guarantor, the Collateral and Guaranty Requirements shall be fully satisfied immediately after giving effect thereto;

(d) any Restricted Subsidiary that either is not a Credit Party or is not a Material Guarantor may wind up, liquidate or dissolve its affairs, so long as (x) the Parent Borrower determines that such action is not adverse to the interests of the Lenders and (y) the Liens granted to the Collateral Agent for the benefit of the Secured Parties to the extent required by the Collateral and Guaranty Requirements shall remain in full force and effect;

(e) any Redomestication shall be permitted; and

(f) Dispositions permitted by Section 7.5 and Section 7.6 (including Dispositions that are excluded from the definition of “Asset Sale”) shall be permitted.

Section 7.2. Liens. The Parent Borrower shall not, and shall not permit its Restricted Subsidiaries to Incur or suffer to exist any Lien of any kind on any property or asset of any kind of the Parent Borrower or any Restricted Subsidiary, except the following (collectively, the “Permitted Liens”):

(a) Liens in existence on the Funding Date and described on Schedule 7.2;

(b) Liens (i) arising in the ordinary course of business by operation of law, deposits, pledges or other Liens in connection with workers’ compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, public or statutory obligations or other similar charges, good faith deposits, pledges; or (ii) in connection with (or to obtain letters of credit in connection with) bids, purchase agreement, or letters of intent (including earnest money deposits in respect of same), performance, return-of-money or payment bonds and similar bonds, contracts or leases to which the Parent Borrower or its Restricted Subsidiaries are parties or other deposits required to be made in the ordinary course of business; provided that, in each case of clause (i) and (ii), the obligation secured is not for Indebtedness for borrowed money and is not overdue for more than ninety (90) days or, if overdue for more than ninety (90) days, is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor;

(c) mechanics’, workmen’s, materialmen’s, landlords’, carriers’, crews’ wages, maritime, custom, revenue authority or other similar Liens arising in the ordinary course of business (or deposits to obtain the release of such Liens) related to obligations not overdue for more than thirty (30) days if such Liens arise with respect to domestic assets and for more than ninety (90) days if such Liens arise with respect to foreign assets, or, if so overdue, that are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor, or if such Liens otherwise could not reasonably be expected to have a Material Adverse Effect;

(d) Liens for Taxes not more than ninety (90) days past due or which can thereafter be paid without penalty or which are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor, or if such Liens otherwise could not reasonably be expected to have a Material Adverse Effect;

(e) Liens imposed by ERISA (or comparable foreign laws) which are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor, or if such Liens otherwise could not reasonably be expected to have a Material Adverse Effect;

(f) Liens arising out of or in respect of judgments, awards or attachments (or in connection with the surety or bonding of appeals) not resulting in an Event of Default described in Section 8.1(h);

(g) Liens on fixed or capital assets acquired, constructed, improved, altered or repaired by the Parent Borrower or any Restricted Subsidiary and related contracts, intangibles and other assets that are incidental thereto (including accessions thereto and replacements thereof) or otherwise arise therefrom; provided that (i) such Liens secure Indebtedness otherwise permitted by this Agreement, (ii) such Liens and the Indebtedness secured thereby are Incurred prior to or within 365 days after such acquisition or the later of the completion of such construction, improvement, alteration or repair or the date of commercial operation of the assets constructed, improved, altered or repaired, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing, improving, altering or repairing such fixed or capital assets, as the case may be (plus fees and expenses related thereto), (iv) such Lien shall not apply to any other property or assets of the Parent Borrower or any Restricted Subsidiary (although individual financings of equipment may be cross-collateralized to other financings of equipment by the same lender), and (v) such Lien shall not attach to any Collateral Rig;

(h) Liens securing the Term Loan Obligations and the other Secured Obligations; provided that if any Liens are granted to secure the Term Loan Obligations, such Liens are also granted to secure the other Secured Obligations;

(i) Liens on property existing at the time such property is acquired by the Parent Borrower or any Subsidiary of the Parent Borrower and not created in contemplation of such acquisition (or on repairs, renewals, replacements, additions, accessions and betterments thereto), and Liens on the assets of any Person at the time such Person becomes a Restricted Subsidiary of the Parent Borrower and not created in contemplation of such Person becoming a Restricted Subsidiary of the Parent Borrower (or on repairs, renewals, replacements, additions, accessions and betterments thereto);

(j) any extension, modification, renewal, refinancing or replacement (or successive extensions, modifications, renewals, refinancings or replacements) in whole or in part of any Lien referred to in the foregoing subsections (a) through (i), provided, however, that the principal amount of Indebtedness secured thereby does not exceed the principal amount secured at the time of such extension, modification, renewal, refinancing or replacement (other than unpaid accrued interest and premium thereon and amounts incurred to pay fees and expenses (including any bona fide amendment, waiver or consent fee) of such extension, modification, renewal, refinancing or replacement), and that such extension, modification, renewal, refinancing or replacement is limited to the property already subject to the Lien so extended, modified, renewed, refinanced or replaced (together with accessions and improvements thereto and replacements thereof);

(k) rights reserved to or vested in any municipality or governmental, statutory or public authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the property of a Person;

(l) rights reserved to or vested in any municipality or governmental, statutory or public authority to control, regulate or use any property of a Person;

(m) rights of a common owner of any interest in property held by a Person and such common owner as tenants in common or through other common ownership;

(n) encumbrances (other than to secure the payment of Indebtedness), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any property or rights-of-way of a Person for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines, removal of gas, oil, coal, metals, steam, minerals, timber or other natural resources, and other like purposes, or for the joint or common use of real property, rights-of-way, facilities or equipment, or defects, irregularity and deficiencies in title of any property or rights-of-way;

(o) Liens created by or resulting from zoning, planning and environmental laws and ordinances and municipal regulations;

(p) Liens created or evidenced by or resulting from financing statements filed by lessors of property (but only with respect to the property so leased);

(q) Liens on the Capital Stock owned by the Parent Borrower or any Restricted Subsidiary in any Unrestricted Subsidiary or joint venture;

(r) Liens in favor of the Parent Borrower or any Restricted Subsidiary; provided that to the extent any such Lien attaches to any Collateral and is not in favor of a Credit Party, such Lien is subordinated to the Lien in favor the Collateral Agent and/or the Administrative Agent on terms reasonably acceptable to the Collateral Agent; provided, further that with respect to Liens granted in favor of the Parent Borrower to secure the US Holdco Intercompany Note, the Parent Borrower will pledge such note to the Collateral Agent, for the ratable benefit of the Secured Parties, to secure the Secured Obligations, pursuant to the Guaranty and Collateral Agreement, and the Collateral Agent and/or Administrative Agent shall enter into an intercreditor agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Intercompany Note Intercreditor Agreement”), in form and substance reasonably acceptable to the Parent Borrower, the Administrative Agent and the Collateral Agent, pursuant to which the Collateral Agent and/or the Administrative Agent subordinates the Liens in favor the Collateral Agent and/or the Administrative Agent securing the Secured Obligations on the assets of US Holdco to the Liens securing the obligations of US Holdco under the US Holdco Intercompany Note;

(s) Liens on the proceeds of insurance policies and unearned or refunded premiums securing Indebtedness owed to an insurance company permitted by Section 7.3(k);

(t) licenses, sublicenses, leases and subleases granted with respect to the assets or properties of the Parent Borrower or any Restricted Subsidiary (including the demise, bareboat, time, voyage or other charter, lease or right to use of a Rig), in each case entered into in the ordinary course of business, so long as such licenses, sublicenses, leases or subleases do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of the Parent Borrower or its Restricted Subsidiaries or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(u) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Parent Borrower or its Restricted Subsidiaries in the ordinary course of business and other Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(v) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Parent Borrower or its Restricted Subsidiaries, in each case granted in the ordinary course of business or arising by operation of law in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;

(w) customary restrictions on assets to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements to the extent that such dispositions are permitted hereunder; and

(x) Liens (not otherwise permitted by this Section 7.2) securing Indebtedness or other obligations not exceeding at the time of Incurrence thereof (together with all such other Liens securing Indebtedness or other obligations outstanding pursuant to this clause (v) at such time) the greater of (i) $100,000,000 and (ii) three percent (3)% of Consolidated Net Tangible Assets.

Section 7.3. Indebtedness. The Parent Borrower shall not, and shall not permit its Restricted Subsidiaries to, Incur or suffer to exist any Indebtedness, except:

(a) existing Indebtedness outstanding on the Funding Date and described on Schedule 7.3;

(b) Indebtedness under the Credit Documents;

(c) Indebtedness under:

(i) the Term Loan Credit Documents and any Guaranties of such Indebtedness by a Guarantor; and

(ii) the Senior Notes and any Guaranties of such Indebtedness by a Guarantor;

provided that the principal amount of Term Loans and Senior Notes shall not exceed an aggregate amount of $1,730,000,000 outstanding at any one time;

(d) intercompany loans and advances made by the Parent Borrower to any Restricted Subsidiary or made by any Restricted Subsidiary to the Parent Borrower or its Restricted Subsidiaries; provided that any such Indebtedness (other than the US Holdco Intercompany Note) owed by any Credit Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(e) Indebtedness under any Rate Management and Currency Protection Transactions entered into in the ordinary course of business and not for speculative purposes, and Indebtedness in respect of Specified Cash Management Obligations;

(f) Indebtedness (i) under unsecured lines of credit for overdrafts or for working capital purposes in foreign countries with financial institutions, or (ii) arising from the honoring by a bank or other Person of a check, draft or similar instrument inadvertently drawing against insufficient funds, all such Indebtedness not to exceed the Dollar Equivalent of $100,000,000 in the aggregate at any time outstanding, provided that amounts under overdraft lines of credit or outstanding as a result of drawings against insufficient funds shall be outstanding for one (1) Business Day before being included in such aggregate amount;

(g) Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of the Parent Borrower or is merged with or into the Parent Borrower or any Restricted Subsidiary of the Parent Borrower and not Incurred in contemplation of such transaction;

(h) Indebtedness (i) under Performance Guaranties and Performance Letters of Credit and (ii) with respect to letters of credit issued in the ordinary course of business;

(i) Capitalized Lease Obligations and Indebtedness secured by Liens permitted under Section 7.2(g); provided that the aggregate principal amount of all Capitalized Lease Obligations and Indebtedness under this Section 7.3(i) shall not exceed at any one time outstanding $250,000,000;

(j) Guaranties with respect to Indebtedness pursuant to this Section 7.3 (other than clause (c) unless otherwise permitted pursuant to such clause);

(k) Indebtedness owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company;

(l) Indebtedness consisting of obligations under non-competition arrangements, adjustments of purchase price, earn-outs or similar arrangements;

(m) Indebtedness of any Restricted Subsidiary in an aggregate principal amount at the time of Incurrence thereof that does not exceed, when taken together with all such other Indebtedness outstanding pursuant to this Section 7.3(m), the Subsidiary Debt Basket Amount;

(n) the issuance by any of the Parent Borrower’s Restricted Subsidiaries to the Parent Borrower or to any of its Restricted Subsidiaries of shares of Preferred Stock;

(o) other Indebtedness Incurred by any Credit Party; provided that the Parent Borrower would have a Leverage Ratio, calculated on a Pro Forma Basis for such Incurrence and any concurrent repayment of Indebtedness, of not more than 3.50 to 1.00; and

(p) extensions, modifications, renewals, refinancings or replacements of Indebtedness permitted by this Section 7.3 that do not increase the principal amount of such Indebtedness (other than by amounts equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees and expenses (including any bona fide amendment, waiver or consent fee) reasonably Incurred, in connection such extension, modification, renewal, refinancing or replacement).

Section 7.4. Transactions with Affiliates. Except as otherwise specifically permitted herein, the Parent Borrower and its Restricted Subsidiaries shall not enter into or engage in any material transaction or arrangement or series of related transactions or arrangements which in the aggregate would be material with any Controlling Affiliate of the Parent Borrower, including the purchase from, sale to or exchange of property with, any merger or consolidation with or into, or the rendering of any service by or for, any Controlling Affiliate of the Parent Borrower, except pursuant to the requirements of the Parent Borrower’s or such Restricted Subsidiary’s business and unless such transaction or arrangement or series of related transactions or arrangements, taken as a whole, are no less favorable to the Parent Borrower or such Restricted Subsidiary than would be obtained in an arms’ length transaction with a Person not a Controlling Affiliate of the Parent Borrower; provided that, this Section 7.4 shall not limit (i) any transactions or arrangements between the Parent Borrower and any Restricted Subsidiary or among Restricted Subsidiaries, (ii) the Paragon Separation Transaction Agreements or any transaction or arrangement contemplated therein, (iii) transactions permitted by Sections 7.1, 7.3 and 7.6, transactions constituting Restricted Payments permitted by Section 7.5 and Investments not prohibited by Section 7.5, and (iv) any transaction or series of related transactions with an Affiliate involving aggregate consideration to be paid by the Parent Borrower and/or any Restricted Subsidiary of less than $20,000,000.

Section 7.5. Limitation on Restricted Payments. The Parent Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment unless, at the time of and immediately after giving effect to such Restricted Payment:

(a) no Default shall have occurred and be continuing (or would result therefrom); and

(b) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Funding Date (excluding Restricted Payments made pursuant to clauses (i), (iii), (iv), (v), (vi), (vii), (viii) and (ix) of Section 7.5(c)) would not exceed the sum of (without duplication):

(i) 50% of Consolidated Net Income for the period (treated as one accounting period) from the first day of the first Fiscal Quarter in which the Funding Date occurs to the end of the most recent Fiscal Quarter ending prior to the date of such Restricted Payment for which internal financial statements are available (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit); plus

(ii) 100% of the aggregate Net Cash Proceeds and the Fair Market Value of (1) marketable securities or other property received by the Parent Borrower from the issue or sale of its Capital Stock or other capital contributions subsequent to the Funding Date, other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Restricted Subsidiary of the Parent Borrower or to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guarantied by the Parent Borrower or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination and (2) other assets used or useful in a Permitted Business, in each case, received by the Parent Borrower since the Funding Date upon the exercise of any options, warrants or rights to purchase Capital Stock in the Parent Borrower; plus

(iii) the amount by which Indebtedness of the Parent Borrower or its Restricted Subsidiaries is reduced on the Parent Borrower’s consolidated balance sheet upon the conversion or exchange (other than Indebtedness held by a Subsidiary of the Parent Borrower) subsequent to the Funding Date of any Indebtedness of the Parent Borrower or its Restricted Subsidiaries convertible or exchangeable for Capital Stock of the Parent Borrower (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Parent Borrower upon such conversion or exchange); plus

(iv) with respect to any Restricted Investments made by the Parent Borrower or any of its Restricted Subsidiaries in any Person resulting from:

(1) repurchases or redemptions of, or returns of capital on, such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Parent Borrower or any Restricted Subsidiary (other than for reimbursement of tax payments); or

(2) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries or the merger or consolidation of an Unrestricted Subsidiary with and into the Parent Borrower or any of its Restricted Subsidiaries not to exceed the amount of Investments previously made by the Parent Borrower or any Restricted Subsidiary in such Unrestricted Subsidiary; or

(3) such Person (other than an Unrestricted Subsidiary) becoming a Restricted Subsidiary or being merged or consolidated with the Parent Borrower or a Restricted Subsidiary, an amount equal to the amount included as a Restricted Investment and on account of the Parent Borrower’s or any Restricted Subsidiary’s Investment in such Person prior to the time it became a Restricted Subsidiary or the time of such merger or consolidation, which amount (A) in the case of subclause (1) under this clause (iv) is an amount equal to the lesser of (x) the initial amount of such Restricted Investment and (y) the cash amount (less any expenses incurred in connection with such transaction) and the Fair Market Value of assets used or useful in a Permitted Business received by the Parent Borrower or any Restricted Subsidiary (other than for reimbursement of tax payments) and (B) in each case under subclauses (2) and (3) of this clause (iv) was previously included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (iv) to the extent it is already included in Consolidated Net Income.

(c) The provisions of this Section 7.5 will not prohibit:

(i) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock of the Parent Borrower made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Parent Borrower (other than Capital Stock issued or sold to a Restricted Subsidiary or to an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guarantied by the Parent Borrower or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the Net Cash Proceeds from such sale of Capital Stock will be excluded from Section 7.5(b)(ii);

(ii) any Restricted Payment made or paid within 60 days after the date of declaration or giving of the redemption notice, as the case may be, thereof, if at such date of declaration or notice such Restricted Payment would have complied with the provisions of this Agreement;

(iii) any Restricted Payment to any existing or former directors, employees, management or consultants or advisors of the Parent Borrower or any

Subsidiary of the Parent Borrower or their assigns, estates or heirs, in each case in connection with equity incentive plans, under stock option plans or stock purchase agreements or other agreements to compensate such persons approved by the Board of Directors of the Parent Borrower; provided that the Capital Stock with respect to which such Restricted Payment are made was received for services related to, or for the benefit of, the Parent Borrower and its Restricted Subsidiaries; and provided, further, that Restricted Payments pursuant to this clause will not exceed $10,000,000 in the aggregate during any calendar year (with any unused amounts in any calendar year being carried over to successive calendars year and added to such amount subject to a maximum of $25,000,000 in any calendar year); plus, to the extent not previously applied or included, (x) the Net Cash Proceeds received by the Parent Borrower or any of its Restricted Subsidiaries from sales of Capital Stock to directors, employees, management or consultants or advisors of the Parent Borrower or any Subsidiary of the Parent Borrower that occur after the Funding Date (to the extent such Net Cash Proceeds have not otherwise been applied to the payment of Restricted Payments pursuant to Section 7.5(b)(ii)) and (y) the Net Cash Proceeds of key man life insurance policies received by the Parent Borrower or any of its Restricted Subsidiaries after the Funding Date; provided that the Parent Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (x) and (y) above in any calendar year; and provided, further, that cancellation of Indebtedness owing to the Parent Borrower or any Restricted Subsidiary from any existing or former directors, employees, management or consultants or advisors of the Parent Borrower or any Subsidiary of the Parent Borrower in connection with a repurchase of Capital Stock of the Parent Borrower or any Restricted Subsidiary will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(iv) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock deemed to occur upon the exercise, conversion or exchange of stock options, warrants, other rights to purchase Capital Stock or other convertible or exchangeable securities if such Capital Stock represents all or portion of the exercise price thereof;

(v) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Capital Stock of the Parent Borrower or any Restricted Subsidiary of the Parent Borrower held by existing or former directors, employees, management or consultants or advisors of the Parent Borrower or any Subsidiary of the Parent Borrower in connection with the exercise or vesting of any equity compensation (including stock options, restricted stock and phantom stock) in order to satisfy any tax withholding obligation with respect to such exercise or vesting;

(vi) any payment of cash, dividends, distributions, advances or other Restricted Payments by the Parent Borrower or any of its Restricted Subsidiaries in respect of fractional shares of the Parent Borrower’s Capital Stock upon the exercise, conversion or exchange of any stock options (provided that the Net Cash

Proceeds from such sales or contributions will be excluded from Section 7.5(b)(ii)), warrants, other rights to purchase Capital Stock or other convertible or exchangeable securities;

(vii) any Restricted Payments made on or close to the date of consummation of the Paragon Separation Transactions in connection with the Paragon Separation Transactions in an amount contemplated in the Paragon Registration Statement;

(viii) the declaration and payment of quarterly cash dividends on the Parent Borrower’s common Capital Stock following the Paragon Separation, provided that the aggregate amount of all such cash dividends made under this clause (viii) by the Parent Borrower (i) within the first calendar year ending after the Funding Date does not exceed $93,000,000 in the aggregate (such amount or such greater amount to which such amount is increased pursuant to the following subclause (ii), the “Maximum Annual Dividend Amount”) and (ii) within any subsequent calendar year does not exceed an amount equal to (x) the Maximum Annual Dividend Amount for the immediately preceding calendar year, plus (y) an amount equal to 10% of the Maximum Annual Dividend Amount for the immediately preceding calendar year;

(ix) the repurchase or retirement of Capital Stock of the Parent Borrower in an aggregate amount not to exceed $20,000,000 since the Funding Date;

(x) other Restricted Payments, so long as the Leverage Ratio does not exceed 3.00:1.00 determined on a Pro Forma Basis, as of the date of such Restricted Payment; and

(xi) other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (xi) (as reduced by the amount of capital returned from any such Restricted Payments that constituted Restricted Investments in the form of cash and Cash Equivalents (exclusive of items reflected in Consolidated Net Income)) not to exceed $50,000,000;

provided, however, that at the time of and immediately after giving effect to, any Restricted Payment permitted under clauses (viii), (x) and (xi), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of such Restricted Payment of the assets or securities proposed to be transferred or issued by the Parent Borrower or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The amount of any Restricted Payment paid in cash shall be its face amount.

Section 7.6. Limitation on Asset Sales. (a) The Parent Borrower shall not, and shall not permit any Credit Party to, engage in any Asset Sale unless: (a) no Default or Event of Default shall have occurred and is continuing or would result therefrom, and (b) immediately after giving effect to such Asset Sale and any concurrent repayment of Indebtedness (i) on a Pro Forma Basis, the Leverage Ratio, as of the date of such Asset Sale, will not exceed 3.00 to 1.00 and (ii) the Collateral Coverage Ratio, as of the date of such Asset Sale, is not less than 1.50 to 1.00.

Section 7.7. Financial Covenants.

(a) Maximum Leverage Ratio. The Parent Borrower will not permit the Leverage Ratio, as of the last day of any Fiscal Quarter commencing with the first full Fiscal Quarter ending after the Funding Date, to be greater than 4.00 to 1.00.

(b) Minimum Interest Coverage Ratio. The Parent Borrower will not permit the Interest Coverage Ratio, as of the last day of any Fiscal Quarter commencing with the first full Fiscal Quarter ending after the Funding Date, to be less than 3.00 to 1.00.

Section 7.8. Restrictive and Negative Pledge Agreements. The Parent Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into, create, or otherwise allow to exist any contract or other consensual restriction on (a) the ability of any Restricted Subsidiary to: (i) pay dividends or make other distributions to the Parent Borrower or any Restricted Subsidiary on account of its Capital Stock, (ii) redeem Capital Stock held in it by the Parent Borrower or another Restricted Subsidiary, (iii) repay loans and other Indebtedness owing by it to the Parent Borrower or another Restricted Subsidiary, except as otherwise provided under the Term Loan Credit Documents or in the Senior Notes Documents, or (iv) transfer any of its assets to the Parent Borrower or another Restricted Subsidiary; or (b) the ability of any Credit Party to create Liens on any Collateral to secure the Secured Obligations, except, in each case, (i) restrictions provided for in the Credit Documents, (ii) restrictions contained in the Term Loan Credit Documents, (iii) restrictions contained in the Senior Notes Documents, (iv) restrictions imposed by any Governmental Authority or by reason of applicable law, (v) customary non-assignment provisions in leases, licenses, permits and other agreements entered into in the ordinary course of business, (vi) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (vii) any restriction on the transfer of property subject to a Permitted Lien, (viii) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (ix) customary restrictions and conditions contained in any agreement relating to a Disposition, purchase or merger permitted hereunder pending the consummation of such Disposition, purchase or merger, (x) restrictions on cash or other deposits imposed under contracts entered into in the ordinary course of business, (xi) any agreement in effect at the time a Restricted Subsidiary becomes a Restricted Subsidiary, so long as such agreement was not entered into in connection with or in contemplation of such Person becoming a Restricted Subsidiary, (xii) customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar person, and (xiii) restrictions contained in any documents governing the US Holdco Intercompany Note and any other Indebtedness Incurred after the Funding Date in accordance with the provisions of this Agreement which, taken as a whole, are not materially more restrictive than those contained in this Agreement and are customary for the type of such Indebtedness, in each case, as determined by the Parent Borrower in good faith.

Section 7.9. Unrestricted Subsidiaries. The Parent Borrower:

(a) may designate, by written notification thereof to the Administrative Agent, any Restricted Subsidiary, including a newly formed or newly acquired Subsidiary, as an Unrestricted Subsidiary if (i) immediately prior, and after immediately giving effect, to such designation, no Default has occurred and is continuing, and (ii) such designation is deemed to be an Investment in an Unrestricted Subsidiary in an amount equal to the Fair Market Value as of the date of such designation of the Parent Borrower’s direct and indirect ownership interest in such Subsidiary and such Investment would not be prohibited under Section 7.5 at the time of such designation;

(b) may designate or redesignate, by written notification thereof to the Administrative Agent, any Unrestricted Subsidiary to be a Restricted Subsidiary if immediately after giving effect to such designation or redesignation, (i) the representations and warranties of the Parent Borrower and its Restricted Subsidiaries contained in each of the Credit Documents are true and correct in all material respects on and as of such date as if made on and as of such redesignation (or, if stated to have been made expressly as of an earlier date, were true and correct in all material respects as of such date), (ii) no Default has occurred and is continuing, (iii) such designation is deemed to be an Investment in an Unrestricted Subsidiary and (iv) all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such designation or redesignation would, if Incurred or made at such time, have been permitted to be Incurred or made for all purposes hereof; and

(c) will not permit any Unrestricted Subsidiary (i) to Incur any Indebtedness other than Unrestricted Subsidiary Non-Recourse Debt, except any Guaranty given solely to support a pledge by the Parent Borrower or any Restricted Subsidiary of the Capital Stock of such Unrestricted Subsidiary, which Guaranty is not recourse to the Parent Borrower or any Restricted Subsidiary, and except for obligations of the Parent Borrower or any Restricted Subsidiary in respect of Indebtedness of such Unrestricted Subsidiary that is permitted as both an Incurrence of Indebtedness under Section 7.3 and is an Investment not prohibited by Section 7.5, (ii) to guarantee or otherwise directly or indirectly provide credit support for any Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries, except for any pledge of Capital Stock of such Unrestricted Subsidiary to secure Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries and (iii) to hold any Capital Stock in, or any Indebtedness of, the Parent Borrower or any Restricted Subsidiary.

If, at any time, any Unrestricted Subsidiary fails to meet the requirements of Section 7.9(c), it shall thereafter cease to be an Unrestricted Subsidiary for purposes hereof and any Indebtedness and Investments of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be Incurred or made by a Restricted Subsidiary at such time and the Parent Borrower shall not be deemed to be in default of this Section 7.9, but if the Indebtedness is not permitted to be Incurred under Section 7.3, the Investments are prohibited by Section 7.5, or the Lien is not permitted under Section 7.2, the Parent Borrower shall be in default of the applicable covenant.

Section 7.10. Sanctions Laws and Regulations. The Parent Borrower and its Subsidiaries shall not, and, to their knowledge, their respective officers, employees, directors and agents (in their capacity as officers, employees, directors or agents, respectively, of the Parent Borrower or any of its Subsidiaries), shall not, use the proceeds of any Borrowing or Letter of Credit (i) to fund any activities or business of or with any Designated Person, or in any country or territory, that at the time of such funding is the subject of any sanctions under any Sanctions Laws and Regulations (on the Funding Date, Cuba, Iran, North Korea, Sudan and Syria), (ii) in any other manner that would result in a material violation of any Sanctions Laws and Regulations by the Parent Borrower or its Subsidiaries or (iii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.1. Events of Default. Any one or more of the following shall constitute an Event of Default if occurring on or after the Funding Date:

(a) default by any Credit Party in the payment of (i) any interest in respect of any Loan or Reimbursement Obligations or any fees payable hereunder, within three (3) Business Days following the date when due or (ii) any principal amount of any Loan or Reimbursement Obligation when due;

(b) default by the Parent Borrower or any Restricted Subsidiary in the observance or performance of any covenant set forth in Section 6.6(e)(i) or Article VII;

(c) default by the Parent Borrower or any Subsidiary in the observance or performance of any provision hereof or of any other Credit Document not mentioned in clauses (a) or (b) above, which is not remedied within thirty (30) days after notice thereof to the Parent Borrower by the Administrative Agent;

(d) any representation or warranty made or deemed made herein or in any other Credit Document (except any Application or any Letter of Credit) by the Parent Borrower or any Restricted Subsidiary proves untrue in any material respect as of the date of the making, or deemed making, thereof;

(e) (1)(x) Indebtedness (other than the Obligations and Rate Management and Currency Protection Obligations) in the aggregate principal amount of the Dollar Equivalent of $75,000,000 of the Parent Borrower and its Restricted Subsidiaries (“Material Indebtedness”) shall (i) not be paid at maturity (beyond any applicable grace periods), or (ii) be declared to be due and payable or required to be prepaid, redeemed or repurchased prior to its Stated Maturity other than any repurchase or redemption of Indebtedness in connection with a change of control offer or asset sale offer or other similar mandatory prepayment or (y) any default in respect of Material Indebtedness shall occur which permits the holders thereof, or any trustees or agents on their behalf, to accelerate the maturity of such Indebtedness or requires such Indebtedness to be prepaid, redeemed, or repurchased prior to its Stated Maturity or (2) any default in respect of Rate Management and Currency Protection Obligations resulting in the exercise by the counterparty thereunder of its right to terminate its position under the applicable Rate Management and Currency Protection Transaction and the amount payable by the Parent Borrower and its Restricted Subsidiaries in the aggregate (after giving effect to any netting agreements relating thereto) in respect of such termination is the Dollar Equivalent of $75,000,000;

(f) any Borrower or Material Guarantor (i) has entered involuntarily against it an order for relief under the United States Bankruptcy Code or a comparable action is taken under any applicable bankruptcy or insolvency law of another country or political subdivision of such country, (ii) generally does not pay, or admits its inability generally to pay, its debts as they become due, (iii) makes a general assignment for the benefit of creditors, (iv) applies for, seeks, consents to, or acquiesces in, the appointment of a receiver, custodian, trustee, liquidator or similar official for it or any substantial part of its property under the United States Bankruptcy Code or under the applicable bankruptcy or insolvency laws of another country or a political subdivision of such country, (v) institutes any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code or any comparable law, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fails to file an answer or other pleading denying the material allegations of or consents to or acquiesces in any such proceeding filed against it in a court of competent jurisdiction, (vi) makes any Board of Directors resolution in direct furtherance of any matter described in clauses (i)-(v) above, or (vii) fails to contest in good faith any appointment or proceeding described in this Section 8.1(f);

(g) a custodian, receiver, trustee, liquidator or similar official is appointed for any Borrower or Material Guarantor or any substantial part of its property under the United States Bankruptcy Code or under the applicable bankruptcy or insolvency laws of another country or a political subdivision of such country, or a proceeding described in Section 8.1(f)(v) is instituted against any Borrower or Material Guarantor in a court of competent jurisdiction, and such appointment continues undischarged or such proceeding continues undismissed and unstayed for a period of sixty (60) days (or one hundred twenty (120) days in the case of any such event occurring outside the United States of America);

(h) the Parent Borrower or any Restricted Subsidiary fails within thirty (30) days with respect to any judgments or orders that are rendered in the United States or sixty (60) days with respect to any judgments or orders that are rendered in a court of competent jurisdiction in foreign jurisdictions (or such earlier date as any execution on such judgments or orders shall take place) to vacate, pay, bond or otherwise discharge any judgments or orders for the payment of money the uninsured portion of which is in excess of the Dollar Equivalent of $75,000,000 in the aggregate and which are not stayed on appeal or otherwise being appropriately contested in good faith in a manner that stays execution;

(i) (x) the Parent Borrower or any Subsidiary fails to make any material contributions to a Foreign Plan by the required due date for such contribution; the Parent Borrower or any Subsidiary or ERISA Affiliate fails to pay to the PBGC or to a Plan under Title IV of ERISA when due an amount that it is liable to pay with respect to a Plan; or a notice of intent to terminate a Plan having Unfunded Vested Liabilities of the Parent Borrower or any of its Subsidiaries or ERISA Affiliate that could reasonably be expected to have a Material Adverse Effect (a “Material Plan”) is filed under Title IV of ERISA; or the PBGC institutes proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding is instituted by a fiduciary of any Material Plan against the Parent Borrower or any Subsidiary or ERISA Affiliate to collect any liability with respect to any Material Plan under Section 515 or 4219(c)(5) of ERISA, and in each case such proceeding is not dismissed within thirty (30) days thereafter; or a condition exists by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated, and (y) the occurrence of one or more of the matters in the preceding clause (x) could reasonably be expected to result in liabilities that could reasonably be expected to have a Material Adverse Effect;

(j) either (i) any “person” (as such term is used in the Exchange Act) or related persons constituting a “group” (as such term is used in the Exchange Act), other than Noble Corporation, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of the Capital Stock of the Paragon Parent Company (or other securities convertible into such Capital Stock) representing thirty-five percent (35%) or more of the combined voting power of all outstanding Capital Stock (other than Capital Stock having such power only by reason of the happening of a contingency) of the Paragon Parent Company entitled to vote in the election of directors, except as a result of a Redomestication; (ii) at any time there is a New Parent, such New Parent shall cease to own, directly or indirectly, all of the outstanding Capital Stock (except for directors’ qualifying shares) of the Paragon Parent Company (other than as a result of a Redomestication); or (iii) the Parent Borrower shall cease to own, directly or indirectly, all of the issued and outstanding Capital Stock of the Cayman Borrower; or

(k) (i) any Credit Document ceases to be in full force and effect (other than as expressly permitted hereunder or thereunder by reason of a release of Collateral in accordance with the terms hereof or thereof or Security Termination), (ii) any Credit Document shall be declared null and void, (iii) any Credit Party shall repudiate in writing its obligations under any Credit Document to which it is party, (iv) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability under any Credit Document to which it is party, or (v) the Collateral Agent shall not have or shall cease to have, or any Credit Party shall assert in writing that the Collateral Agent shall not have or shall cease to have, a valid and perfected Lien in any material portion of the Collateral (except for Excluded Perfection Assets) purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of the Collateral Agent to take any action within its control.

Section 8.2. Non-Bankruptcy Defaults. When any Event of Default (other than those described in Section 8.1(f) or (g) with respect to any Borrower or Material Guarantor) has occurred and is continuing, the Administrative Agent shall, by notice to the Parent Borrower: (a) if so directed by the Required Lenders, terminate the remaining Commitments to the Borrowers hereunder on the date stated in such notice (which may be the date thereof) and such termination shall automatically also terminate the Swingline Commitment on such date; (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other accrued amounts payable under the Credit Documents without further demand, presentment, protest or notice of any kind, including notice of intent to accelerate and notice of acceleration, each of which is expressly waived by the Borrowers; and (c) if so directed by the Required Lenders, demand that the Parent Borrower immediately pay to the Administrative Agent (to be held by the Administrative Agent pursuant to Section 8.4) the full amount then available for drawing under each outstanding Letter of Credit, and the Parent Borrower agrees to immediately make such payment, and each Borrower acknowledges and agrees that the Lenders, the Issuing Banks, the Swingline Lender and the Administrative Agent would not have an adequate remedy at law for failure by the Borrowers to honor any such demand and that the Administrative Agent, for the benefit of the Lenders, the Swingline Lender and the Issuing Banks, shall have the right to require the Borrowers to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Administrative Agent, after giving notice to the Parent Borrower pursuant to this Section 8.2, shall also promptly send a copy of such notice to the other Lenders, the Swingline Lender and the Issuing Banks, but the failure to do so shall not impair or annul the effect of such notice.

Section 8.3. Bankruptcy Defaults. When any Event of Default described in Section 8.1(f) or (g) has occurred and is continuing with respect to any Borrower or Material Guarantor, then all outstanding Loans shall immediately become due and payable together with all other accrued amounts payable under the Credit Documents without presentment, demand, protest or notice of any kind, each of which is expressly waived by the Borrowers; and all obligations of the Lenders, the Swingline Lender and the Issuing Banks to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Parent Borrower shall immediately pay to the Administrative Agent (to be held by the Administrative Agent pursuant to Section 8.4) the full amount then available for drawing under each outstanding Letter of Credit, each Borrower acknowledging that the Lenders, the Issuing Banks, the Swingline Lender and the Administrative Agent would not have an adequate remedy at law for failure by the Borrowers to honor any such demand and that the Lenders, the Issuing Banks, the Swingline Lender and the Administrative Agent shall have the right to require the Borrowers to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any of the Letters of Credit.

Section 8.4. Collateral for Undrawn Letters of Credit.

(a) If the prepayment of any L/C Obligations is required under Section 8.2 or 8.3, the Parent Borrower shall forthwith pay the amount required to be so prepaid to be held by the Administrative Agent as provided in Section 8.4(b).

(b) All amounts prepaid pursuant to Section 8.4(a) or pursuant to Sections 2.10, 2.12(g) or 2.15(e) shall be held by the Administrative Agent in a separate collateral account (such account, and the credit balances, properties and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application to (i) the reimbursement of any drawing under any Letter of Credit then or thereafter paid by any Issuing Bank or (ii) any unallocated Fronting Exposure, and to (iii) the payment of any Revolving Loans, any Swingline Loans and all other unpaid Obligations then due and owing (collectively, the “Collateralized Obligations”). The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent, for the benefit of the Issuing Banks, the Swingline Lender, the Administrative Agent, and the Lenders, as pledgee hereunder. If and when required by the Parent Borrower, the Administrative Agent shall invest and reinvest funds held in the Collateral Account from time to time in Cash Equivalents specified from time to time by the Parent Borrower, provided that the Administrative Agent is irrevocably authorized to sell on market terms any investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to Collateralized Obligations due and owing. When and if (A) (i) the Parent Borrower shall have made payment of all Collateralized Obligations then due and payable, and (ii) all relevant preference or other disgorgement periods relating to the receipt of such payments have passed, or (B) no Default or Event of Default shall be continuing, the Administrative Agent shall repay to the Parent Borrower any remaining amounts and assets held in the Collateral Account, provided that if the Collateral Account is being released pursuant to clause (A) and any Letter of Credit then remains outstanding, the Parent Borrower, prior to or contemporaneously with such release, shall provide the Administrative Agent a back-to-back letter of credit in form and substance satisfactory to the applicable Issuing Bank (in its sole discretion) from a bank or financial institution whose short-term unsecured debt rating is rated A or above from either S&P or Moody’s or such other bank or financial institution satisfactory to the applicable Issuing Bank in either case in an amount equal to the undrawn face amount of each such Letter of Credit and which provides that the Administrative Agent may make a drawing thereunder in the event that the applicable Issuing Bank pays a drawing under such Letter of Credit. In addition, if the aggregate amount on deposit with the Collateral Agent exceeds the Collateralized Obligations then existing, then the Administrative Agent shall release and deliver such excess amount upon the written request of the Parent Borrower.

Section 8.5. Notice of Default. The Administrative Agent shall give notice to the Parent Borrower under Section 8.2 promptly upon being requested to do so by the Required Lenders and shall thereupon notify all the Lenders thereof.

Section 8.6. Expenses. The Parent Borrower agrees to pay to the Administrative Agent, each Issuing Bank, the Swingline Lender and each Lender all reasonable out-of-pocket expenses Incurred or paid by the Administrative Agent, the Issuing Bank, or such Lender, including reasonable attorneys’ fees and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Credit Documents.

Section 8.7. Distribution and Application of Proceeds. After the exercise of remedies provided for in Section 8.2 or the occurrence and during the continuance of an Event of Default described in Section 8.1(f) or (g), any payment to the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender hereunder, from the Collateral Agent under the Collateral Agency Agreement or from the proceeds of the Collateral Account or otherwise shall be paid to the Administrative Agent to be distributed and applied as follows (unless otherwise agreed by the Parent Borrower, the Administrative Agent, all Issuing Banks, the Swingline Lender and all Lenders):

(a) First, to the payment of any and all reasonable out-of-pocket costs and expenses of the Administrative Agent, including reasonable attorneys’ fees and out-of-pocket costs and expenses, as provided by this Agreement or by any other Credit Document, Incurred in connection with the collection of such payment or in respect of the enforcement of any rights of the Administrative Agent, the Issuing Banks, the Swingline Lender or the Lenders under this Agreement or any other Credit Document;

(b) Second, to the payment of any and all reasonable out-of-pocket costs and expenses of the Issuing Banks, the Swingline Lender and the Lenders, including reasonable attorneys’ fees and out-of-pocket costs and expenses, as provided by this Agreement or by any other Credit Document, Incurred in connection with the collection of such payment or in respect of the enforcement of any rights of the Lenders, the Swingline Lender or the Issuing Banks under this Agreement or any other Credit Document, pro rata in the proportion in which the amount of such costs and expenses unpaid to each Lender, the Swingline Lender or each Issuing Bank bears to the aggregate amount of the costs and expenses unpaid to all Lenders, the Swingline Lender and all Issuing Banks collectively, until all such fees, costs and expenses have been paid in full;

(c) Third, to the payment of any due and unpaid fees to the Administrative Agent, any Lender, the Swingline Lender or any Issuing Bank as provided by this Agreement or any other Credit Document, pro rata in the proportion in which the amount of such fees due and unpaid to the Administrative Agent, each Lender, the Swingline Lender, and each Issuing Bank bears to the aggregate amount of the fees due and unpaid to the Administrative Agent, all Lenders, the Swingline Lender and all Issuing Banks collectively, until all such fees have been paid in full;

(d) Fourth, to the payment of accrued and unpaid interest on the Loans or the Reimbursement Obligations to the date of such application, pro rata in the proportion in which the amount of such interest, accrued and unpaid to each Lender, the Swingline Lender or each Issuing Bank bears to the aggregate amount of such interest accrued and unpaid to all Lenders, the Swingline Lender and all Issuing Banks collectively, until all such accrued and unpaid interest has been paid in full;

(e) Fifth, to the payment of the outstanding due and payable principal amount of each of the Loans, the amount of the outstanding Reimbursement Obligations (reserving cash collateral for all undrawn face amounts of any outstanding Letters of Credit (if Section 8.4(a) has not been complied with)), the amount of the outstanding Rate Management and Currency Protection Obligations and the amount of the outstanding Specified Cash Management Obligations, pro rata in the proportion in which the outstanding principal amount of such Loans, the amount of such outstanding Reimbursement Obligations owing to each Lender, the Swingline Lender and each Issuing Bank, together (if Section 8.4(a) has not been complied with) with the undrawn face amounts of such outstanding Letters of Credit, the amount of such outstanding Rate Management and Currency Protection Obligation and the amount of such outstanding Specified Cash Management Obligations, bears to the aggregate amount of all outstanding Loans, outstanding Reimbursement Obligations and (if Section 8.4(a) has not been complied with) the undrawn face amounts of all outstanding Letters of Credit, outstanding Rate Management and Currency Protection Obligation and outstanding Specified Cash Management Obligations. In the event that any such Letters of Credit, or any portions thereof, terminate or expire without any pending drawing thereon, any cash collateral therefor shall be distributed by the Administrative Agent until the principal amount of all Loans and Reimbursement Obligations shall have been paid in full;

(f) Sixth, to the payment of any other outstanding Obligations then due and payable, pro rata in the proportion in which the outstanding Obligations owing to each Lender, each Issuing Bank, the Swingline Lender and Administrative Agent bears to the aggregate amount of all such Obligations until all such Obligations have been paid in full; and

(g) Seventh, to a Borrower or as the Parent Borrower may direct unless otherwise directed by a court of competent jurisdiction.

Section 8.8. Enforcement Rights. Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent (or its authorized designee, including Collateral Agent as its mortgagee trustee) in accordance with Article VIII for the benefit of all the Lenders and the Issuing Banks; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Credit Documents, (b) any Issuing Bank or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Bank or the Swingline Lender, as the case may be) hereunder and under the other Credit Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.6 or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any law relating to bankruptcy, insolvency or reorganization or relief of debtors.

ARTICLE IX

CHANGE IN CIRCUMSTANCES

Section 9.1. Change in Law.

(a) Notwithstanding any other provisions of this Agreement or any Note, if a Change in Law makes it unlawful for any Lender to make or maintain Eurodollar Revolving Loans (or in connection with any Redomestication, any Revolving Loans) or any Issuing Bank to issue, extend or increase any Letter of Credit or to provide payment thereunder in any Specified Currency, such Lender or Issuing Bank, as the case may be, shall promptly give written notice thereof and of the basis therefor in reasonable detail to the Borrowers, and such Lender’s or Issuing Bank’s obligations to fund Eurodollar Revolving Loans (or in connection with any Redomestication, any Revolving Loans) or make, continue or convert, as applicable, such Loans under this Agreement, or to issue, extend or increase any such Letters of Credit, as the case may be, shall thereupon be suspended until it is no longer unlawful for such Lender to make or maintain such Loans or such Issuing Bank to issue, extend or increase such Letters of Credit.

(b) Upon the giving of the notice to the Borrowers referred to in Section 9.1(a) in respect of any such Eurodollar Revolving Loan (except in the case of any such notice delivered in connection with a Redomestication) and provided the applicable Borrower shall not have prepaid such Loan pursuant to Section 2.9, (A) any such outstanding Eurodollar Revolving Loan of such Lender shall be automatically converted to a Base Rate Revolving Loan on the last day of the Interest Period then applicable thereto or on such earlier date as required by law and (B) such Lender shall make or continue its portion of any requested Borrowing of a Eurodollar Revolving Loan as a Base Rate Revolving Loan, which Base Rate Revolving Loan shall, for all other purposes, be considered part of such Borrowing.

(c) Upon the giving of the notice by any Lender (such Lender, a “Notifying Lender”) to the Borrowers referred to in Section 9.1(a) in connection with a Redomestication, the Parent Borrower will either (i) notify the Administrative Agent and such Notifying Lender that (A) the Commitment of such Lender shall be terminated or (B) the rights and obligations of such Notifying Lender under this Agreement of such Notifying Lender have been assigned to one or more banks or other financial institutions (which may be, but need not be, one or more existing Lenders) which at the time agree to, in the case of any such Person that is an existing Lender, increase its Commitment and in the case of any other Person become a party to this Agreement; provided that such Notifying Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Loans and/or unreimbursed Letters of Credit obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder or (ii) postpone the proposed Redomestication until such time that either one of the actions described in subclause (i) have been taken or such Notifying Lender shall have delivered a notice described in Section 9.1(d) below.

(d) Any Lender or Issuing Bank that has given any notice pursuant to Section 9.1(a) shall, upon determining that it would no longer be unlawful for it to make such Eurodollar Revolving Loans (or in connection with any Redomestication, any Revolving Loans) or issue such Letters of Credit, give prompt written notice thereof to the Borrowers and the Administrative Agent, and upon giving such notice, its obligation to make, allow conversions into and maintain, as applicable, such Loans or issue such Letters of Credit shall be reinstated (except in the case of any Notifying Lender with respect to which the actions described in subclause (i) of Section 9.1(c) above have been taken).

Section 9.2. Unavailability of Deposits or Inability to Ascertain LIBOR Rate. If on or before the first day of any Interest Period for any Borrowing of Eurodollar Revolving Loans the Administrative Agent determines in good faith (after consultation with the other Lenders) that, due to changes in circumstances since the date hereof, adequate and fair means do not exist for determining the LIBOR Rate (including the unavailability of matching deposits) or such rate will not accurately reflect the cost to the Required Lenders of funding Eurodollar Revolving Loans for such Interest Period, the Administrative Agent shall give written notice (in reasonable detail) of such determination and of the basis therefor to the Borrowers and the Lenders, whereupon until the Administrative Agent notifies the Borrowers and Lenders that the circumstances giving rise to such suspension no longer exist (which the Administrative Agent shall do promptly after they do not exist), (i) the obligations of the Lenders to make, continue or convert Loans as or into such Eurodollar Revolving Loans, or to convert Base Rate Revolving Loans into such Eurodollar Revolving Loans, shall be suspended and (ii) each outstanding Eurodollar Revolving Loan will automatically on the last day of the then existing Interest Period therefor, convert into a Base Rate Revolving Loan.

Section 9.3. Increased Cost and Reduced Return.

(a) If, a Change in Law, or compliance by any Lender or Issuing Bank (or its applicable Lending Office), with any request or directive (whether or not having the force of law) of any Governmental Authority issued after the date hereof (or, if later, after the date the Administrative Agent, such Issuing Bank, or such Lender becomes the Administrative Agent, an Issuing Bank, or a Lender):

(i) subjects any Lender or Issuing Bank (or its applicable Lending Office) to any tax, duty or other charge related to any Revolving Loan, Reimbursement Obligation, or its obligation to advance or maintain Revolving Loans or issue any Letter of Credit, or shall change the basis of taxation of payments to any Lender or Issuing Bank (or its applicable Lending Office) of the principal of or interest on its Revolving Loans, Letters of Credit or Reimbursement Obligation or any participations in any thereof, or any other amounts due under this Agreement related to its Revolving Loans, Letters of Credit, Reimbursement Obligations or participations therein, or its obligation to make Revolving Loans, issue Letters of Credit, or acquire participations therein (except for changes with respect to Taxes that are not Indemnified Taxes); or

(ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirement (including any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding for any Revolving Loan any such requirement included in an applicable Statutory Reserve Rate) against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank (or its applicable Lending Office) or imposes on any Lender or Issuing Bank (or its Lending Office) or on the interbank market any other condition affecting its Revolving Loans, Letters of Credit, any Reimbursement Obligations owed to it, or its participation in any thereof, or its obligation to advance or maintain Revolving Loans, issue Letters of Credit or participate in any thereof;

and the result of any of the foregoing is to increase the cost to such Lender or Issuing Bank (or its applicable Lending Office) of advancing or maintaining any Revolving Loan, issuing or maintaining a Letter of Credit or participating therein, or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank (or its applicable Lending Office) in connection therewith under this Agreement, by an amount deemed by such Lender or Issuing Bank to be material, then, subject to Section 9.3(c), from time to time, within thirty (30) days after receipt of a certificate from such Lender or Issuing Bank (with a copy to the Administrative Agent) pursuant to Section 9.3(c) setting forth in reasonable detail such determination and the basis thereof, the Borrowers shall, without duplication under this Agreement, be obligated to pay to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank for such increased cost or reduction.

(b) If, after the date hereof, the Administrative Agent, any Lender, the Swingline Lender or Issuing Bank shall have reasonably determined that a Change in Law regarding capital adequacy or liquidity (including any revision in the Final Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System (12 CFR Part 208, Appendix A; 12 CFR Part 225, Appendix A) or of the Office of the Comptroller of the Currency (12 CFR Part 3, Appendix A), or in any other applicable capital adequacy or liquidity rules heretofore adopted and issued by any governmental authority), or any change after the date hereof in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Administrative Agent, any Lender, the Swingline Lender or Issuing Bank (or its applicable Lending Office) with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or Swingline Lender’s capital, or on the capital of any corporation controlling such Lender, Issuing Bank or Swingline Lender, as a consequence of its obligations hereunder to a level below that which such Lender, Issuing Bank or Swingline Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s, Issuing Bank’s, Swingline Lender’s or its controlling corporation’s policies with respect to capital adequacy or liquidity in effect immediately before such adoption, change or compliance) by an amount reasonably deemed by such Lender, Issuing Bank or Swingline Lender to be material, then, subject to Section 9.3(c), from time to time, within thirty (30) days after its receipt of a certificate from such Lender, Issuing Bank or Swingline Lender (with a copy to the Administrative Agent) pursuant to Section 9.3(c) setting forth in reasonable detail such determination and the basis thereof, the Borrowers shall pay to such Lender, Issuing Bank or Swingline Lender such additional amount or amounts as will compensate such Lender, Issuing Bank or Swingline Lender for such reduction.

(c) Each of the Administrative Agent, the Lenders, the Swingline Lender and the Issuing Banks that determines to seek compensation under this Section 9.3 shall give written notice to the Borrowers and, in the case of a Lender, the Swingline Lender or an Issuing Bank other than the Administrative Agent, the Administrative Agent of the circumstances that entitle the Administrative Agent, such Lender, the Swingline Lender or such Issuing Bank to such compensation no later than ninety (90) days after the Administrative Agent, such Lender, the Swingline Lender or such Issuing Bank receives actual notice or obtains actual knowledge of the law, rule, order or interpretation or occurrence of another event giving rise to a claim hereunder. In any event no Borrower shall have any obligation to pay any amount with respect to claims accruing prior to the ninetieth day preceding such written demand; provided that if the basis or circumstances giving rise to such compensation is retroactive, then such 90-day period referred to in this sentence shall be extended to include the period with retroactive effect thereof. Each of the Administrative Agent, the Lenders, the Swingline Lender and the Issuing Banks shall use reasonable efforts to avoid the need for, or reduce the amount of, such compensation and any payment under Section 3.3, including the designation of a different Lending Office, if such action or designation will not, in the sole judgment of the Administrative Agent, such Lender, the Swingline Lender or such Issuing Bank made in good faith, be otherwise disadvantageous to it; provided that the foregoing shall not in any way affect the rights of any Lender, the Swingline Lender or any Issuing Bank or the obligations of the Borrowers under this Section 9.3. A certificate of the Administrative Agent, any Lender, the Swingline Lender or any Issuing Bank, as applicable, claiming compensation under this Section 9.3, and setting forth the additional amount or amounts to be paid to it hereunder and accompanied by a statement prepared by the Administrative Agent, such Lender, Swingline Lender or such Issuing Bank, as applicable, describing in reasonable detail the calculations thereof shall be conclusive absent manifest error of the correctness thereof. In determining such amount, such Lender, the Swingline Lender or such Issuing Bank may use any reasonable averaging and attribution methods.

Section 9.4. Lending Offices. The Administrative Agent, the Swingline Lender, each Lender and each Issuing Bank may, at its option, elect to make or maintain its Loans and issue its Letters of Credit hereunder at the Lending Office for each Type and/or currency of Letter of Credit available hereunder or at such other of its branches, offices or Affiliates as it may from time to time elect and designate in a written notice to the Borrowers and the Administrative Agent, provided that, except in the case of any such transfer to another of its branches, offices or Affiliates made at the request of the Borrowers, no Borrower shall be responsible for the costs arising under Section 3.3 or 9.3 resulting from any such transfer to the extent not otherwise applicable to such Lender, the Swingline Lender or such Issuing Bank prior to such transfer.

Section 9.5. Discretion of Lender as to Manner of Funding. Subject to the other provisions of this Agreement, each Lender, the Swingline Lender and each Issuing Bank shall be entitled to fund and maintain its funding of all or any part of its Loans and Letters of Credit in any manner it sees fit.

Section 9.6. Substitution of Lender or Issuing Bank. If (a) any Lender or Issuing Bank has demanded compensation or given notice of its intention to demand compensation under Section 9.3, (b) a Borrower is required to pay any additional amount to any Lender or Issuing Bank under Section 2.11, (c) any Lender is a Protesting Lender or has demanded compensation or given notice of its intention to demand compensation under Section 2.18, (d) any Lender or Issuing Bank fails to, or is unable to, submit any form or certificate required under Section 3.3(b) or withdraws or cancels any previously submitted form with no substitution therefor, (e) any Lender or Issuing Bank gives notice of any Change in Law or regulations, or in the interpretation thereof, pursuant to Section 9.1, (f) any Lender or Issuing Bank is a Defaulting Lender or has otherwise been declared insolvent or a receiver or conservator has been appointed for a material portion of its assets, business or properties, (g) any Lender or Issuing Bank shall seek to avoid its obligation to make or maintain Loans or issue Letters of Credit hereunder for any reason, including reliance upon 12 U.S.C. § 1821(e) or (n) (1) (B), (h) any taxes referred to in Section 3.3 or Section 11.3 have been levied or imposed (or the Parent Borrower determines in good faith that there is a substantial likelihood that such taxes will be levied or imposed) so as to require withholding or deductions by a Borrower or payment by a Borrower of additional amounts to any Lender or Issuing Bank, or other reimbursement or indemnification of any Lender or Issuing Bank, as a result thereof, (i) any Lender shall decline to consent to a modification or waiver of the terms of this Agreement or any other Credit Documents requested by the Parent Borrower, or shall fail to give its consent to a Redomestication under the laws of a jurisdiction that requires Required Lender consent pursuant to the definition of “Redomestication”, (j) an Issuing Bank gives notice pursuant to Section 2.12(a)(ii) that the issuance of the Letter of Credit would violate any legal or regulatory restriction then applicable to such Issuing Bank or (k) any Lender or Issuing Bank ceases to be entitled to complete exemption from U.S. federal withholding tax under FATCA with respect to payments to be received pursuant to any Credit Document (as if such payments were U.S. source) or so notifies the Borrowers under Section 3.3(h), then and in such event, upon request from the Parent Borrower delivered to such Lender or Issuing Bank, and the Administrative Agent, such Lender shall assign, in accordance with the provisions of Section 11.10 (including the provisions governing required consents) and an appropriately completed Assignment Agreement, all of its rights and obligations under the Credit Documents to another Lender or a commercial banking institution selected by the Parent Borrower, in consideration for the payments set forth in such Assignment Agreement and payment by the Borrowers to such Lender of all other amounts which such Lender may be owed pursuant to this Agreement, including Sections 2.11, 3.3, 9.3 and 11.3.

ARTICLE X

THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, OTHER AGENTS AND ISSUING BANKS

Section 10.1. Appointment and Authorization of Administrative Agent. Each of the Lenders and the Swingline Lender hereby appoints JPMorgan Chase Bank, N.A. as the

Administrative Agent, and hereby authorizes the Administrative Agent to take such action on each of its behalf and to exercise such powers under the Credit Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto.

Section 10.2. Rights and Powers as a Lender. The Administrative Agent and the Other Agents, to the extent each such Person is also a Lender, shall have the same rights and powers under the Credit Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Administrative Agent, or an Other Agent, and the Administrative Agent and the Other Agents and their respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Parent Borrower or any of its Subsidiaries or Affiliates thereof as if it were not an Administrative Agent or an Other Agent under the Credit Documents. The term Lender as used in all Credit Documents, unless the context otherwise clearly requires, includes, to the extent such Person is also a Lender hereunder, the Administrative Agent and the Other Agents in their respective individual capacities as a Lender.

Section 10.3. Action by Administrative Agent and the Other Agents. The obligations of the Administrative Agent under the Credit Documents are only those expressly set forth therein. Neither the Syndication Agent nor any Documentation Agent shall have any liabilities, duties, responsibilities or obligations hereunder in such capacity. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action concerning any Default or Event of Default, except as expressly provided in Sections 8.2 and 8.4. Unless and until the Required Lenders (or, if required by Section 11.11, all of the Lenders) give such direction (including the giving of a notice of default as described in Section 8.1(c)), the Administrative Agent may, except as otherwise expressly provided herein or therein, take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders and the Swingline Lender. In no event, however, shall the Administrative Agent be required to take any action in violation of applicable law or of any provision of any Credit Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Credit Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expenses, and liabilities it may Incur in taking or continuing to take any such action. The Administrative Agent shall be entitled to assume that no Default or Event of Default, other than non-payment of any scheduled principal or interest payment due hereunder, exists unless notified in writing to the contrary by a Lender or the Parent Borrower. In all cases in which the Credit Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under specific provisions of the Credit Documents, shall be binding on all the Lenders and holders of Revolving Notes.

Section 10.4. Consultation with Experts. The Administrative Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 10.5. Indemnification Provisions; Credit Decision. Neither the Administrative Agent nor any of its directors, officers, agents, or employees shall be liable to any Lender for any action taken or not taken by them in connection with the Credit Documents (i) with the consent or at the request of the Required Lenders (or, if required by Section 11.11, all of the Lenders), or (ii) in the absence of their own gross negligence or willful misconduct as found in a final non-appealable judgment of a court of competent jurisdiction. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement, any other Credit Document or any Borrowing; (ii) the performance or observance of any of the covenants or agreements of the Parent Borrower or any Subsidiary contained herein or in any other Credit Document; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness, genuineness, enforceability, value, worth or collectability hereof or of any other Credit Document or of any other documents or writings furnished in connection with any Credit Document; and the Administrative Agent makes no representation of any kind or character with respect to any such matters mentioned in this sentence. The Administrative Agent may execute any of its duties under any of the Credit Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Administrative Agent shall not Incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any Compliance Certificate or other document or instrument received by any of them under the Credit Documents. The Administrative Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with such Administrative Agent signed by such owner in form satisfactory to such Administrative Agent. Each of the Lenders and the Swingline Lender acknowledges that it has independently, and without reliance on the Administrative Agent, the Other Agents, the Swingline Lender or any other Lender, obtained such information and made such investigations and inquiries regarding the Parent Borrower and its Subsidiaries as it deems appropriate, and based upon such information, investigations and inquiries, made its own credit analysis and decision to extend credit to the Borrowers in the manner set forth in the Credit Documents. It shall be the responsibility of each Lender and the Swingline Lender to keep itself informed about the creditworthiness and business, properties, assets, liabilities, condition (financial or otherwise) and prospects of the Parent Borrower and its Subsidiaries, and the Administrative Agent shall have no liability whatsoever to any Lender or the Swingline Lender for such matters. The Administrative Agent shall have no duty to disclose to the Lenders or the Swingline Lender information that is not required by any Credit Document to be furnished by the Parent Borrower or any Subsidiaries to such Agent at such time, but is voluntarily furnished to such Agent (either in its capacity as Administrative Agent or in its individual capacity).

Section 10.6. Indemnity. The Lenders shall ratably, in accordance with their Percentages, indemnify and hold the Administrative Agent, the Other Agents, and their directors, officers, employees, agents and representatives harmless from and against any liabilities, losses, costs or expenses suffered or Incurred by it under any Credit Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Parent Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified as found in a final non-appealable judgment of a court of competent jurisdiction; provided that this Section 10.6 shall not limit the Parent Borrower’s or the Cayman Borrower’s reimbursement obligations hereunder. The obligations of the Lenders under this Section 10.6 shall survive termination of this Agreement.

Section 10.7. Resignation.

(a) Resignation of Agents. The Administrative Agent and the Other Agents may resign at any time and shall resign upon any removal thereof as a Lender pursuant to the terms of this Agreement upon at least thirty (30) days’ prior written notice to the Lenders and the Borrowers. Any resignation of the Administrative Agent shall not be effective until a replacement therefor is appointed pursuant to the terms hereof. Upon any such resignation of the Administrative Agent, the Required Lenders and, so long as no Event of Default shall then exist, with the consent of the Borrowers (which consent shall not be unreasonably withheld or delayed) shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and, so long as no Event of Default shall then exist, with the consent of the Borrowers (which consent shall not be unreasonably withheld or delayed) appoint a successor Administrative Agent which shall be any Lender hereunder or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $1,000,000,000. Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Credit Documents; and the retiring Administrative Agent shall be discharged from its duties and obligations thereunder. After any retiring Administrative Agent’s or Other Agent’s resignation hereunder as Administrative Agent or Other Agent, as the case may be, the provisions of this Article X and all protective provisions of the other Credit Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Other Agent, as the case may be.

(b) Resignation of Issuing Banks. If at any time an Issuing Bank assigns all of its Commitment and Loans pursuant to Section 11.10(b), such Issuing Bank may, upon 30 days’ prior written notice to the Borrowers, the Administrative Agent, and the Lenders, resign as an Issuing Bank. In such event, the Parent Borrower may, with the approval of the Administrative Agent and the acceptance of the duties of an Issuing Bank by the Lender so requested, request that another Lender serve as Issuing Bank under this Agreement; provided, however, that the absence of any successor Issuing Bank shall not affect the resignation of the resigning Issuing Bank. Any resigning Issuing Bank shall retain all the rights, powers, privileges and duties of an Issuing Bank under this Agreement with respect to all Letters of Credit outstanding as of the effective date of its resignation and all Reimbursement Obligations with respect thereto (including the right to require the Lenders to make Loans or fund risk participations in Reimbursement

Obligations pursuant to Section 2.12). Upon the appointment of any successor Issuing Bank (i) such successor Issuing Bank shall succeed to and become vested with all of the rights, powers, privileges and duties of an Issuing Bank under this Agreement, and (ii) such successor Issuing Bank shall issue Letters of Credit in substitution for the Letters of Credit, if any, previously issued by the resigning Issuing Bank that are outstanding at the time of such succession or make other arrangements satisfactory to the resigning Issuing Bank to effectively assume the obligations of the resigning Issuing Bank with respect to such Letters of Credit.

Section 10.8. Sub-Agent. The Sub-Agent has been designated under this Agreement to carry out certain duties of the Administrative Agent as described herein. The Sub-Agent shall be subject to each of the obligations in this Agreement to be performed by the Sub-Agent, and each of the Borrowers and the Lenders agrees that the Sub-Agent shall be entitled to exercise each of the rights and shall be entitled to each of the benefits of the Administrative Agent under this Agreement as relate to the performance of its obligations hereunder.

Section 10.9. Collateral and Guaranty Matters; Collateral Agency Agreement. Each Lender (and, by its acceptance of the benefit of any Lien in Collateral pursuant to the terms of the Collateral Documents, each holder of the Rate Management and Currency Protection Obligations, each holder of the Specified Cash Management Obligations and each other Person for whose benefit the Collateral Agent is granted a Lien in Collateral pursuant to the terms of the Collateral Documents) hereby (a) authorizes and directs (i) JPMorgan Chase Bank, N.A. to act as Collateral Agent under the Collateral Agency Agreement and each other Collateral Document, (ii) the Administrative Agent to execute the Collateral Agency Agreement on its behalf (and any amendments, restatements, supplements and other modifications thereof expressly contemplated thereby or for which the requisite consent has been obtained in accordance with the terms thereof), (iii) the Collateral Agent to execute the Intercompany Note Intercreditor Agreement on its behalf (and any amendments, restatements, supplements and other modifications thereof expressly contemplated thereby or for which the requisite consent has been obtained in accordance with the terms thereof), (iv) the Collateral Agent, from time to time, to take any actions with respect to the Collateral or Collateral Documents which may be necessary to perfect and maintain the Liens upon the Collateral granted pursuant to the Collateral Documents and to enter into additional Collateral Documents or amendments to Collateral Documents, as contemplated by Section 6.12 or as necessary or advisable in connection with transfers or changes to the flag or vessel and/or ship registry of any Collateral Rig permitted by Section 6.13, (v) the Administrative Agent to, or to instruct the Collateral Agent in accordance with the Collateral Agency Agreement to (A) release any and all Collateral from the Liens created by the Collateral Documents, subordinate any Lien on any and all such Collateral and/or release any and all Guarantors from their respective obligations under the Guaranty and Collateral Agreement at any time and from time to time in accordance with the provisions of the Collateral Documents and Section 11.21 and (B) execute and deliver, and take any action referred to in Section 11.21, to evidence any such release or subordination and (vi) the Administrative Agent to appoint the Collateral Agent as its mortgagee trustee to receive, hold, administer and enforce the Collateral Rig Mortgages covering the Collateral Rigs, as contemplated under Section 2.1 of the Collateral Agency Agreement; (b) agrees that it will be bound by, and will take no actions contrary to the provisions of, the Collateral Agency Agreement; and (c) acknowledges that it has received a copy of the Collateral Agency Agreement and that the exercise of certain of the

Administrative Agent’s rights and remedies hereunder may be subject to, and restricted by, the provisions of the Collateral Agency Agreement. NOTWITHSTANDING ANY OTHER PROVISION CONTAINED IN THIS AGREEMENT, IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND THE COLLATERAL AGENCY AGREEMENT, THE COLLATERAL AGENCY AGREEMENT SHALL CONTROL.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s and/or the Collateral Agent’s authority, as applicable, to release any Collateral from the Liens created by the Collateral Documents, to subordinate any such Liens and/or to release any Guarantor from its obligations under the Guaranty and Collateral Agreement, in each case, pursuant to this Section 10.9 or, in the case of the Collateral Agent, pursuant to the Collateral Agency Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1. No Waiver; etc. No delay or failure on the part of the Administrative Agent, any Lender, the Swingline Lender or any Issuing Bank, or on the part of the holder or holders of any Notes, in the exercise of any power, right or remedy under any Credit Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise thereof preclude any other or further exercise of any other power, right or remedy. To the fullest extent permitted by applicable law, the powers, rights and remedies under the Credit Documents of the Administrative Agent, the Lenders, the Issuing Banks and the Swingline Lender and the holder or holders of any Notes are cumulative to, and not exclusive of, any powers, rights or remedies any of them would otherwise have.

Section 11.2. Non-Business Day. Subject to Section 2.4, if any payment of principal or interest on any portion of any Loan, any Reimbursement Obligation, or any other Obligation shall fall due on a day which is not a Business Day, interest or fees (as applicable) at the rate, if any, such portion of any Loan, any Reimbursement Obligation, or other Obligation bears for the period prior to maturity shall continue to accrue in the manner set forth herein on such Obligation from the stated due date thereof to the next succeeding Business Day, on which the same shall instead be payable.

Section 11.3. Documentary Taxes. The Borrowers agree that they will pay any documentary, stamp or similar Taxes payable with respect to any Credit Document or under or in connection with any Letter of Credit, including interest and penalties, in the event any such Taxes are assessed irrespective of when such assessment is made, other than any such Taxes imposed as a result of any transfer of an interest in a Credit Document. Each Lender, each Issuing Bank and the Swingline Lender that determines to seek compensation under this Section 11.3 shall give written notice to the Borrowers and, in the case of a Lender, an Issuing Bank or the Swingline Lender other than the Administrative Agent, the Administrative Agent of the circumstances that entitle such Lender, such Issuing Bank or the Swingline Lender to such compensation no later than ninety (90) days after such Lender, such Issuing Bank or the Swingline Lender receives actual notice or obtains actual knowledge of the law, rule, order or interpretation or occurrence of another event giving rise to a claim hereunder. In any event, no Borrower shall have any obligation to pay any amount with respect to claims under this Section 11.3 accruing prior to the 90th day preceding such written demand (except that, if the applicable event giving rise to such Taxes is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 11.4. Survival of Representations. All representations and warranties made herein or in certificates given pursuant hereto shall survive the execution and delivery of this Agreement and the other Credit Documents, and shall continue in full force and effect with respect to the date as of which they were made until Security Termination.

Section 11.5. Survival of Indemnities. All indemnities and all provisions relative to reimbursement to the Lenders, the Swingline Lender and the Issuing Banks of amounts sufficient to protect the yield of the Lenders, the Swingline Lender and the Issuing Banks with respect to the Loans and the L/C Obligations, including Section 2.11, Section 3.3, Section 8.6, Section 9.3, Section 11.3 and Section 11.13 hereof, shall, subject to Section 9.3(c), survive the Security Termination.

Section 11.6. Setoff; Pro Rata Sharing. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of, and throughout the continuance of, any Event of Default, each Lender, each Issuing Bank and the Swingline Lender and each subsequent holder of any Note or any of their respective Affiliates is hereby authorized by the Borrowers at any time or from time to time, without prior notice to the Borrowers or any other Person, any such prior notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other Indebtedness at any time owing by that Lender, the Swingline Lender or that Issuing Bank or that subsequent holder or any of their respective Affiliates to or for the credit or the account of a Borrower, whether or not matured, against and on account of the due and unpaid obligations and liabilities of such Borrower to that Lender, the Swingline Lender or that Issuing Bank or that subsequent holder under the Credit Documents, irrespective of whether or not that Lender, the Swingline Lender or that Issuing Bank or that subsequent holder shall have made any demand hereunder. Each Lender, the Swingline Lender or each Issuing Bank or any of their respective Affiliates shall promptly give notice to the Borrowers of any action taken by it under this Section 11.6, provided that any failure of such Lender, the Swingline Lender or such Issuing Bank or any of their respective Affiliates to give such notice to the Borrowers shall not affect the validity of such setoff. Except as otherwise provided herein, each Lender, the Swingline Lender and each Issuing Bank agrees with each other Lender, the Swingline Lender and each other Issuing Bank a party hereto that if such Lender, the Swingline Lender or such Issuing Bank receives and retains any payment, whether by setoff or application of deposit balances or otherwise, in respect of the Loans or L/C Obligations in excess of its ratable share of payments on all such Obligations then owed to the Lenders, the Swingline Lender and the Issuing Banks hereunder, then such Lender, the Swingline Lender or such Issuing Bank shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans and L/C Obligations and participations therein held by each such other Lender, Swingline Lender or Issuing Bank as shall be necessary to cause such Lender, Swingline Lender or such Issuing Bank to share such excess payment ratably with all the other Lenders, the Swingline Lender and the Issuing Banks; provided, however, that if any such purchase is made by any Lender, Swingline Lender or any Issuing Bank, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, Swingline Lender or Issuing Bank, the related purchases from the other Lenders, Swingline Lender or the Issuing Banks shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest; provided, further, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Section 11.7. Notices.

(a) Except as otherwise specified herein and except as otherwise provided in Section 11.7(b), all notices under the Credit Documents shall be in writing (including email or facsimile) and shall be given to a party hereunder at its address, email address or facsimile number set forth below or such other address, email address or facsimile number as such party may hereafter specify by notice to the Administrative Agent and the Borrowers, given by courier, by United States certified or registered mail, by facsimile or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Credit Documents to the Lenders shall be addressed to their respective domestic Lending Offices in the United States at the respective addresses, email addresses or facsimile numbers, or telephone numbers set forth on their applicable Administrative Questionnaire provided to the Administrative Agent and the Borrowers or, in the case of Persons becoming Lenders pursuant to Assignment Agreements, on their applicable Assignment Agreements, and to the Borrowers, the Administrative Agent, the Sub-Agent, the Swingline Lender and the Issuing Banks:

To the Parent Borrower:	Paragon Offshore Limited
3151 Briarpark Drive
Suite 700
Houston, TX 77042
Attention: Legal Department
Facsimile: (832) 201-7433
Email: sdonley@Paragonoffshore.com

To the Cayman Borrower:	Paragon International Finance Company
c/o Maples Corporate Services Limited
P.O. Box 309, Ugland House
S. Church Street
Grand Cayman
KY1-1104
Cayman Islands
Attention: Legal Department
Facsimile: (832) 201-7433
Email: sdonley@Paragonoffshore.com

To the Administrative Agent and the Sub-Agent	JPMorgan Chase Bank, N.A.
500 Stanton Christiana Rd
Ops 2, Floor 3
Newark, DE 19713
Attention: Tesfaye Antenth
Telephone: 302-634-4812
Facsimile: 302-634-1417
Email: tesfaye.a.anteneh@jpmorgan.com

To the Swingline Lender:	JPMorgan Chase Bank, N.A.
500 Stanton Christiana Rd
Ops 2, Floor 3
Newark, DE 19713
Attention: Tesfaye Antenth
Telephone: 302-634-4812
Facsimile: 302-634-1417
Email: tesfaye.a.anteneh@jpmorgan.com

To Issuing Banks:	JPMorgan Chase Bank, N.A.
500 Stanton Christiana Rd
Ops 2, Floor 3
Newark, DE 19713
Attention: Tesfaye Antenth
Telephone: 302-634-4812
Facsimile: 302-634-1417
Email: tesfaye.a.anteneh@jpmorgan.com

Deutsche Bank AG New York Branch
Everardus J Rozing
60 Wall Street, New York, NY 10005
Mail Stop NYC60-3118
Phone 212 250-1014
Fax 212 797-0403
everardus.rozing@db.com

Barclays Bank PLC
200 Park Avenue
New York, New York 10166
Attention: Letter of Credit Department / Dawn Townsend
Phone: (201) 499-2081
Fax: (212) 412-5011
Email: Dawn.Townsend@barclays.com/ XraLetterofCredit@barclays.com

Each such notice, request or other communication shall be effective (i) if given by facsimile or email, when such fax or email is transmitted to the facsimile number or email address specified in this Section 11.7 or pursuant to Section 11.10 and a confirmation of receipt of such fax or email has been received by the sender, (ii) if given by courier, when delivered, (iii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, or (iv) if given by any other means, when delivered at the addresses specified in this Section 11.7, or pursuant to Section 11.10; provided that any notice given pursuant to Article II shall be effective only upon receipt and, provided, further, that any notice that but for this proviso would be effective after the close of business on a Business Day or on a day that is not a Business Day shall be effective at the opening of business on the next Business Day.

Notwithstanding the foregoing, materials required to be delivered pursuant to Section 6.6 shall be delivered to the Administrative Agent as specified in Section 11.7(b) or as otherwise specified to the Borrowers by the Administrative Agent; provided that any communication that (A) relates to a request for a new, or a conversion of an existing, Loan or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of any provision of this Agreement and/or any Loan, Letter of Credit, increase of any Letter of Credit or other extension of credit hereunder, shall be in writing (including facsimile or email communication) and mailed, faxed or delivered pursuant to this Section 11.7(a).

(b) The Borrowers will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Loan, a new Letter of Credit, any increase of any Letter of Credit, or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of any provision of this Agreement and/or any Loan, Letter of Credit, increase of any Letter of Credit or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium to Tesfaye Anteneh at tesfaye.a.anteneh@jpmorgan.com.

The Borrowers further agrees that the Administrative Agent may make the Communications available to the Swingline Lender, the Lenders and the Issuing Banks by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). The Borrowers acknowledge that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THE RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES OF THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO ANY BORROWER, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE TRANSMISSION BY ANY BORROWER, ANY OF THE AGENT PARTIES OR ANY OTHER PERSON OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its email address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each of the Lenders, the Swingline Lender and the Issuing Banks agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender, Swingline Lender or Issuing Bank, as the case may be, for purposes of the Credit Documents. Each of the Lenders, the Swingline Lender and the Issuing Banks agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s, Swingline Lender’s or such Issuing Bank’s, as the case may be, email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

Nothing herein shall prejudice the right of the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

Section 11.8. Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic method of transmission (in .pdf format) shall be effective as delivery of a manually executed original counterpart of this Agreement.

Section 11.9. Successors and Assigns. This Agreement shall be binding upon the Borrowers, each of the Lenders, the Issuing Banks, the Swingline Lender, the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Borrowers, each of the Lenders, the Issuing Banks, the Swingline Lender, the Administrative Agent and their respective successors and assigns, including any subsequent holder of any Note; provided, however, (i) no Borrower may assign any of its rights or obligations under this Agreement or any other Credit Document without the written consent of all Lenders, the Issuing Banks, the Swingline Lender and the Administrative Agent (except pursuant to a Redomestication), (ii) the Administrative Agent may not assign any of its rights or obligations under this Agreement or any Credit Document except in accordance with Article X, and (iii) no Lender or Issuing Bank may assign any of its rights or obligations under this Agreement or any other Credit Document except in accordance with Section 11.10. Any Lender, the Swingline Lender or any Issuing Bank may at any time pledge or assign all or any portion of its rights under this Agreement and the Notes issued to it (i) to a Federal Reserve Bank or the European Central Bank to secure extensions of credit by such Federal Reserve Bank or the European Central Bank to such Lender, Swingline Lender or Issuing Bank, or (ii) in the case of any Lender that is a fund comprised in whole or in part of commercial loans, to a trustee for such fund in support of such Lender’s obligations to such trustee; provided that no such pledge or assignment shall release a Lender, Swingline Lender or Issuing Bank from any of its obligations hereunder or substitute any such Federal Reserve Bank or the European Central Bank or such trustee for such Lender, Swingline Lender or Issuing Bank as a party hereto and the Borrowers, the Administrative Agent, the other Lenders, the Swingline Lender and the Issuing Banks shall continue to deal solely with such Lender, Swingline Lender or Issuing Bank in connection with the rights and obligations of such Lender, Swingline Lender and Issuing Bank under this Agreement.

Section 11.10. Participations in Loans and Notes; Sales and Transfers of Loans and Notes.

(a) Any Lender may, without the consent of, or notice to, the Borrowers or the Administrative Agent, at any time sell to one or more commercial banking or other financial or lending institutions, other than Defaulting Lenders, (“Participants”) participating interests in any Commitment of such Lender hereunder, provided that no Lender may sell any participating interests (other than in the case of Affiliates of such Lender) in any such Commitment hereunder without also selling to such Participant the appropriate pro rata share of all such Lender’s obligations with respect to such Commitment, and provided further that no Lender shall transfer, grant or assign any participation under which the Participant shall have rights to vote upon or to consent to any matter to be decided by the Lenders or the Required Lenders hereunder or under any other Credit Document or to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) increase the amount of such Lender’s Commitment and such increase would affect such Participant, (ii) reduce the principal of, or interest on, any of such Lender’s Revolving Loans, or any fees or other amounts payable to such Lender hereunder and such reduction would affect such Participant, (iii) postpone any date fixed for any scheduled payment of principal of, or interest on, any of such Lender’s Revolving Loans, or any fees or other amounts payable to such Lender hereunder and such postponement would affect such Participant, or (iv) release any collateral security for any Obligation, except as otherwise specifically provided in any Credit Document. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement, the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and such Lender shall retain the sole right to enforce the obligations of the Borrowers under any Credit Document. Each Borrower agrees that if amounts outstanding under this Agreement and the Notes shall have been declared or shall have become due and payable in accordance with Section 8.2 or 8.3 upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Note, provided that such right of setoff shall be subject to the obligation of such Participant to share with the Lenders, and the Lenders agree to share with such Participant, as provided in Section 11.6. Each Borrower also agrees that each Participant shall be entitled to the benefits of and have the obligations under Sections 2.11, 2.18, 3.3 and 9.3 with respect to its participation in the Commitments and the Revolving Loans outstanding from time to time, provided that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred if no participation had been transferred (unless the entitlement to such greater payment results from a Change in Law after the date such Lender transferred the participation) and provided, further, that Sections 2.18(b), 9.3(c) and 9.6 shall apply to the transferor Lender with respect to any claim by any Participant pursuant to Section 2.11, 2.18, 3.3 or 9.3 as fully as if such claim was made by such Lender. Anything herein to the contrary notwithstanding, no Borrower shall at any time be obligated to pay to any Lender any sum in excess of the sum such Borrower would have been obligated to pay to such Lender hereunder if such Lender had not sold any participation in its rights and obligations under this Agreement or any other Credit Document, unless the obligation to pay such sum results from a Change in Law after the date such Lender sold its participation. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Parent Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under

Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(b) Any Lender may at any time sell (i) to any of such Lender’s Affiliates, to an Approved Fund or to any other Lender or Affiliate thereof (other than, in each case, a Defaulting Lender, or an Approved Fund or any Affiliate of such Defaulting Lender), that, in each case, is a commercial banking or other financial or lending institution not subject to Regulation T of the Board of Governors of the Federal Reserve System, or (ii) with the prior written consent (which shall not be unreasonably withheld or delayed) of the Administrative Agent, the Swingline Lender, the Issuing Banks and, if no Event of Default has occurred and is continuing, the Borrowers (it being understood that if a Borrower has not responded within ten (10) Business Days after the delivery of any written request for a consent, such consent shall be deemed to have been given), to one or more commercial banking or other financial or lending institutions not described in (i), above that are not subject to Regulation T of the Board of Governors of the Federal Reserve System (any of (i) or (ii), a “Purchasing Lender”), all or any part of its rights and obligations under this Agreement and the other Credit Documents, pursuant to an Assignment Agreement, executed by such Purchasing Lender and such transferor Lender (and, in the case of a Purchasing Lender described in clause (ii), above, by the Borrowers, the Administrative Agent, the Swingline Lender and the Issuing Banks) and delivered to the Administrative Agent; provided that each such sale to a Purchasing Lender (other than an existing Lender) shall be in the Dollar Equivalent amount of $5,000,000 or more, or if in a lesser amount or if as a result of such sale the sum of the unfunded Commitment of such Lender plus the aggregate principal amount of such Lender’s Revolving Loans and participations in Letters of Credits and Swingline Loans would be less than the Dollar Equivalent amount of $5,000,000 (calculated as hereinafter set forth), such sale shall be of all of such Lender’s rights and obligations under this Agreement and all of the other Credit Documents payable to it to one Purchasing Lender. Upon such execution, delivery and acceptance, from and after the effective date of the transfer determined pursuant to such Assignment Agreement, (x) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Assignment Agreement, have the rights and obligations of a Lender hereunder with a Commitment as set forth herein and (y) the transferor Lender thereunder shall, to the extent provided in such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of a transferor Lender’s rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto). On or prior to the effective date of the transfer determined pursuant to such Assignment Agreement, the applicable Borrower, at its own expense, shall upon reasonable notice from the Administrative Agent execute and deliver to the Administrative Agent in exchange for any surrendered Note, a new Note as appropriate to such Purchasing Lender in an amount equal to the Commitments assumed by it pursuant to such Assignment Agreement, and, if the transferor Lender has retained any Commitment or outstanding Revolving Loan hereunder, a new Note to the order of the transferor Lender in an amount equal to the Commitments or outstanding Revolving Loans retained by it hereunder. Such new Notes shall be dated the Funding Date and shall otherwise be in the form of the Notes replaced thereby. The Notes surrendered by the transferor Lender shall be returned by the Administrative Agent to the applicable Borrower marked “cancelled”.

(c) Upon its receipt of an Assignment Agreement executed by a transferor Lender and a Purchasing Lender (and, in the case of a Purchasing Lender that is not then a Lender or an Affiliate thereof or an Approved Fund thereof, by the Administrative Agent, the Issuing Banks, the Swingline Lender and, to the extent required by Section 11.10(b), by the Borrowers), together with payment by the transferor Lender to the Administrative Agent hereunder of a registration and processing fee of $3,500 (unless the Parent Borrower is replacing such Lender pursuant to the terms hereof, in which event such fee shall be paid by the Parent Borrower), the Administrative Agent shall (i) promptly accept such Assignment Agreement, and (ii) on the effective date of the transfer determined pursuant thereto give notice of such acceptance and recordation to the Lenders and the Borrowers. No Borrower shall be responsible for such registration and processing fee or any costs or expenses Incurred by any Lender, any Purchasing Lender or the Administrative Agent in connection with such assignment except as provided above.

(d) If, pursuant to this Section 11.10 any interest in this Agreement or any Loan or Note is transferred (including by reason of a change of the Lending Office of the Lender with respect to such Loan or Note) to (i) any transferee that is organized under the laws of any jurisdiction other than the United States of America or any State thereof or (ii) any transferee that is an entity organized under the laws of the United States of America or any State thereof and that is disregarded for U.S. federal income tax purposes as separate from any Person organized under the laws of any jurisdiction other than the United States of America or any State thereof), the transferor Lender shall cause such transferee (or its owner, as appropriate), concurrently with the effectiveness of such transfer, (i) to represent to the transferor Lender (for the benefit of the transferor Lender, the Administrative Agent and the Borrowers) that under applicable law and treaties no taxes will be required to be withheld by the Administrative Agent, any Borrower or the transferor Lender with respect to any payments to be made to such transferee pursuant to the Credit Documents, (ii) to furnish to the transferor Lender (and, in the case of any Purchasing Lender, the Administrative Agent and the Borrowers) two copies of a properly completed and duly executed certification on the applicable United States Internal Revenue Service Form W-8 (or any successor form) wherein such transferee (or its owner, as appropriate) either (x) claims entitlement to complete exemption from U.S. federal withholding tax with respect to payments to be received pursuant to the Credit Documents (as if such payments were U.S. source) or (y) certifies that it is not a United States person, provided, that, in the case of subclause (y), such transferee also shall submit a certificate substantially in the form of Exhibit 3.3 to the effect that such transferee is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (iii) to agree (for the benefit of the transferor Lender, the Administrative Agent and the Borrowers) to provide the transferor Lender (and, in the case of any Purchasing

Lender, the Administrative Agent and the Borrowers) any other forms contemplated by Section 3.3(b) and Section 3.3(e), and to comply with its obligations under Section 3.3(c), and (iv) to comply from time to time with all applicable U.S. and United Kingdom laws and regulations with regard to any applicable withholding tax exemption. Any such transferee shall make the representation contained in and agree to be bound by the provisions of Section 3.3(h) as if such transferee were a Lender.

(e) Notwithstanding any other provisions of this Section 11.10, no transfer or assignment of the interests of any Lender hereunder or any grant of participations therein shall be permitted if such transfer, assignment or grant would require any Borrower to file a registration statement with the SEC or to qualify the Loans, the Notes or any other Obligations under the securities laws of any jurisdiction.

(f) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this Section 11.10(f), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Section 11.11. Amendments, Waivers and Consents. Any provision of the Credit Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) in the case of this Agreement, the Borrowers, the Required Lenders, and if the rights or duties of the Administrative Agent, the Swingline Lender or any Issuing Bank are affected thereby, the Administrative Agent, the Swingline Lender or such Issuing Bank, as the case may be, and (b) in the case of any other Credit Document, each party thereto and the Administrative Agent (with the consent of the Required Lenders), provided that:

(i) no amendment or waiver shall (A) increase or extend any Commitment of any Lender without the consent of such Lender, or (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest (including any reduction in the rate of interest unless such reduction is otherwise provided herein) on any Loan or Reimbursement Obligation or of any fee payable hereunder, without the consent of each Lender and Issuing Bank owed any such Obligation, (C) release any Collateral for any Collateralized

Obligations (other than as provided in accordance with Section 8.4) without the consent of all Lenders, (D) release all or substantially all of the value of the Guaranties of the Guarantors under the Guaranty and Collateral Agreement or all or substantially all of the Collateral (except as expressly provided for in the Guaranty and Collateral Agreement, the Collateral Documents or Section 11.21) without the consent of all Lenders, (E) waive the provisions of Article IV hereof without in each such case the consent of all Lenders, (F) change any provision requiring ratable funding or sharing of payments without the consent of all Lenders or (G) amend or waive this Section 11.11, the definition herein of “Required Lenders” or the number of Lenders required to take any action under any other provision of the Credit Documents without the consent of each Lender directly and adversely affected thereby;

(ii) notwithstanding anything to the contrary herein, (A) any Borrowing Request may be amended with the consent of only the applicable Borrower and the Administrative Agent, (B) any Swingline Request may be amended with the consent of only the applicable Borrower and the Swingline Lender, (C) any Application may be amended with the consent of only the applicable Borrower and the applicable Issuing Bank and (D) any Letter of Credit may be amended only in accordance with Section 2.12; and

(iii) notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Section 11.12. Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 11.13. Legal Fees, Other Costs and Indemnification. (a) Each Borrower, upon written demand by the Administrative Agent, agrees to pay all reasonable out-of-pocket costs and expenses of the Administrative Agent (including the reasonable fees and disbursements of one legal counsel to the Administrative Agent, plus, if reasonably required by the Administrative Agent, one local counsel in each appropriate jurisdiction) in connection with the preparation and execution of the Credit Documents (not to exceed such amount previously agreed to by the Administrative Agent), and any amendment, waiver or consent related thereto, whether or not the transactions contemplated therein are consummated. Each Borrower further agrees to indemnify and hold harmless each Lender, each Affiliate of a Lender, each Arranger, each Issuing Bank, the Swingline Lender, the Administrative Agent, the Other Agents, and their respective directors, officers, employees and attorneys (collectively, the “Indemnified Parties”), against all losses, claims, damages, penalties, judgments, liabilities and expenses (including the reasonable fees of one legal counsel for the Indemnified Parties, plus one local counsel in each appropriate jurisdiction and, in the case of an actual or perceived conflict of interest, another firm of counsel for the Indemnified Party affected by such conflict, and other reasonable expenses of litigation or preparation therefor, whether or not such Indemnified Party is a party thereto) which any of them may pay or Incur as a result of (a) any action, suit or proceeding by any third party or Governmental Authority against such Indemnified Party and relating to any Credit Document, the Loans, any Letter of Credit, or the application or proposed application by a Borrower of the proceeds of any Loan or use of any Letter of Credit, REGARDLESS OF WHETHER SUCH CLAIMS OR ACTIONS ARE FOUNDED IN WHOLE OR IN PART UPON THE ALLEGED SIMPLE OR CONTRIBUTORY NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES, (b) any investigation of any third party or any Governmental Authority involving any Lender, any Affiliate of a Lender, any Arranger, any Issuing Bank, the Swingline Lender or the Administrative Agent or the Other Agents (in each case, in such capacity hereunder) and related to any use made or proposed to be made by a Borrower of the proceeds of any Loan, or use of any Letter of Credit or any transaction financed or to be financed in whole or in part, directly or indirectly with the proceeds of any Loan or Letter of Credit, and (c) any investigation of any third party or any Governmental Authority, litigation or proceeding involving any Lender, any Affiliate of a Lender, any Arranger, the Swingline Lender, any Issuing Bank or the Administrative Agent or the Other Agents (in each case, in such capacity hereunder) and related to any environmental cleanup, audit, compliance or other matter relating to any Environmental Law or the presence of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law) with respect to the Borrowers, regardless of whether caused by, or within the control of, the Borrowers, provided, however, that no Borrower shall be obligated to indemnify any Indemnified Party for any of the foregoing (i) arising out of such Indemnified Party’s gross negligence, willful misconduct or violation of law or willful breach of its obligations hereunder as found in a final non-appealable judgment of a court of competent jurisdiction or as expressly agreed in writing by such Indemnified Party, (ii) to the extent arising from a litigation, claim or proceeding solely among Indemnified Parties (other than a litigation, claim or proceeding brought against the Administrative Agent in its capacity as such or to the extent arising from the actions of a Credit Party) or (iii) to the extent such indemnification relates to Taxes, except any Taxes arising from a non-Tax claim. Each Borrower, upon written demand by the Administrative Agent, the Other Agents, a Lender, an Affiliate of a Lender, an Arranger, the Swingline Lender or an Issuing Bank at any time, shall reimburse such Agent, Lender, Affiliate of a Lender, Arranger, Swingline Lender or Issuing Bank for any reasonable legal or other expenses Incurred in connection with investigating or defending against any of the foregoing, except if the same is excluded from indemnification pursuant to the provisions of the preceding sentence. Each Indemnified Party agrees to contest any indemnified claim if requested by the Borrowers, in a manner reasonably directed by the Borrowers, with counsel selected by the Indemnified Party and approved by the Parent Borrower, which approval shall not be unreasonably withheld or delayed. Any Indemnified Party that proposes or intends to settle or compromise any such indemnified claim shall give the Borrowers written notice of the terms of such settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain the Borrowers’ prior written consent thereto, which consent shall not be unreasonably withheld or delayed; provided that the Indemnified Party shall not be restricted from settling or compromising any such claim if (i) the Indemnified Party waives its right to indemnity from the Borrowers in respect of such claim and such settlement or compromise does not materially increase the Borrowers’ liability pursuant to this Section 11.13 to any related party of such Indemnified Party, (ii) an Event of Default as described in Section 8.1(a), (b) (as a result of a default under Section 7.7), (f) or (g) or has occurred and is continuing or (iii) the Indemnified Party reasonably believes the Credit Parties will not be able to satisfy the full amount of such claim and the Credit Parties have failed to provide sufficient collateral to the Indemnified Party to secure the value of such claim.

(b) To the extent that any Credit Party fails to pay any amount required to be paid by it to the Administrative Agent or any Issuing Bank under Section 11.13(a), each Lender severally agrees to pay to such Issuing Bank or the Administrative Agent within ten (10) days of demand therefor, as the case may be, such Lender’s Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Issuing Bank in its capacity as such.

Section 11.14. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS, AND THE RIGHTS AND DUTIES OF THE PARTIES THERETO, SHALL, EXCEPT AS OTHERWISE PROVIDED IN CERTAIN OF THE OTHER CREDIT DOCUMENTS, BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

(b) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO AGREE THAT ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE OTHER AGENTS, THE LENDERS, THE ISSUING BANKS, OR A CREDIT PARTY MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. EACH BORROWER HEREBY IRREVOCABLY DESIGNATES CT CORPORATION SYSTEM, 111 8TH AVENUE, NEW YORK, NEW YORK 10011, AS THE DESIGNEE, APPOINTEE AND AGENT OF SUCH BORROWER TO RECEIVE, FOR AND ON BEHALF

OF SUCH PERSON, SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT HERETO. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS, BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH BORROWER HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS.

(c) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

(d) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.7. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) EACH OF THE BORROWERS, THE ADMINISTRATIVE AGENT, THE ISSUING BANKS, THE SWINGLINE LENDER AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THIS SECTION 11.14 OR OTHERWISE RELATING TO THE CREDIT DOCUMENTS ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES); PROVIDED THAT THIS WAIVER DOES NOT LIMIT ANY OF THE BORROWERS’ INDEMNIFICATION OBLIGATIONS HEREUNDER.

Section 11.15. Confidentiality. Each of the Administrative Agent, the Issuing Banks, the Swingline Lender and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to their respective Affiliates, to prospective Purchasing Lenders and Participants, and to prospective counterparties under hedging, swap or derivatives agreements, and their respective directors, officers, employees and agents, including accountants, legal counsel and other advisors who have reason to use such Information in connection with the evaluation of the transactions contemplated by this Agreement (subject to similar confidentiality provisions as provided herein) solely for purposes of evaluating such Information and, with the written consent of the Borrowers (such consent not to be unreasonably withheld or delayed), the Rating Agencies, (ii) to the extent requested by any regulatory authority or self-regulatory body, (iii) to the extent required by applicable law or regulation or by any subpoena or similar legal process, (iv) in connection with the exercise of any remedies hereunder or any proceedings relating to this Agreement or the other Credit Documents, (v) with the written consent of the Borrowers, or (vi) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 11.15, or (B) becomes available on a non-confidential basis from a source other than the Parent Borrower or its Affiliates, or the Lenders or their respective Affiliates, excluding any Information from such source which, to the actual knowledge of the Administrative Agent, the Other Agents, the Issuing Banks, the Swingline Lender or Lender receiving such Information, has been disclosed by such source in violation of a duty of confidentiality to the Parent Borrower or any of its Affiliates. For purposes hereof, “Information” means all information received by the Administrative Agent, the Lenders, the Swingline Lender or the Issuing Banks from the Parent Borrower or any of its Subsidiaries relating to the Parent Borrower, any of its Subsidiaries or their respective businesses, other than any such information that is available to the Administrative Agent, the Other Agents, the Lenders, the Swingline Lender or the Issuing Banks on a non-confidential basis prior to disclosure by the Parent Borrower or such Subsidiary, excluding any Information from a source which, to the actual knowledge of the Administrative Agent, the Issuing Banks, the Swingline Lender or the Lender receiving such Information, has been disclosed by such source in violation of a duty of confidentiality to the Parent Borrower or any Affiliate thereof. The Administrative Agent, the Issuing Banks, the Swingline Lender and the Lenders shall be considered to have complied with their respective obligations if they have exercised the same degree of care to maintain the confidentiality of such Information as they would accord their own confidential information.

Section 11.16. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.17. Currency Conversion. All payments of Obligations under this Agreement, the Notes or any other Credit Document shall be made in U.S. Dollars, except for Reimbursement Obligations with respect to Letters of Credit issued, in any Specified Currency, which shall be repaid, including interest thereon, in the applicable currency. If any payment of any Obligation, whether through payment by any Credit Party or the proceeds of any Collateral, shall be made in a currency other than the currency required hereunder, such amount shall be converted into the currency required hereunder at the rate determined by the Administrative Agent or the applicable Issuing Bank, as applicable, as the rate quoted by it in accordance with methods customarily used by such Person for such or similar purposes as the spot rate for the purchase by such Person of the required currency with the currency of actual payment through its principal foreign exchange trading office (including, in the case of the Administrative Agent, the Sub-Agent) at approximately 11:00 A.M. (local time at such office) two (2) Business Days prior to the effective date of such conversion, provided that the Administrative Agent or such Issuing Bank, as applicable, may obtain such spot rate from another financial institution actively engaged in foreign currency exchange if the Administrative Agent or such Issuing Bank, as applicable, does not then have a spot rate for the required currency. The parties hereto hereby agree, to the fullest extent that they may effectively do so under applicable law, that (i) if for the purposes of obtaining any judgment or award it becomes necessary to convert from any currency other than the currency required hereunder into the currency required hereunder any amount in connection with the Obligations, then the conversion shall be made as provided above on the Business Day before the day on which the judgment or award is given, (ii) in the event that there is a change in the applicable conversion rate prevailing between the Business Day before the day on which the judgment or award is given and the date of payment, the Borrowers will pay to the Administrative Agent, for the benefit of the Lenders, such additional amounts (if any) as may be necessary, and the Administrative Agent, on behalf of the Lenders, will pay to the applicable Borrower such excess amounts (if any) as result from such change in the rate of exchange, to assure that the amount paid on such date is the amount in such other currency, which when converted at the conversion rate described herein on the date of payment, is the amount then due in the currency required hereunder, and (iii) any amount due from a Borrower under this Section 11.17 shall be due as a separate debt and shall not be affected by judgment or award being obtained for any other sum due. For the avoidance of doubt, the parties affirm and agree that neither the fixing of the conversion rate of Pounds against the Euro as a single currency, in accordance with the applicable treaties establishing the European Economic Community and the European Union, as the case may be, in each case, as amended from time to time, nor the conversion of the Obligations under this Agreement from Pounds into Euros will be a reason for early termination or revision of this Agreement or prepayment of any amount due under this Agreement or create any liability of any party towards any other party for any direct or consequential loss arising from any of these events. As of the date that Pounds are no longer the lawful currency of the United Kingdom, all funding and payment Obligations to be made in such affected currency under this Agreement shall be satisfied in Euros.

Section 11.18. Exchange Rates.

(a) Determination of Exchange Rates. Not later than 2:00 P.M. (London time) on each Calculation Date, if any L/C Obligations are outstanding on such date in a currency other than U.S. Dollars, the applicable Issuing Bank shall determine the Exchange Rate as of such Calculation Date for all such L/C Obligations outstanding as of such date with respect to all Letters of Credit issued by such Issuing Bank or its Affiliates and give prompt notice thereof to the Administrative Agent. No later than 4:00 P.M. (London time) on each such Calculation Date, the Administrative Agent shall give notice thereof to the Lenders and the Borrowers. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than Section 11.17 or any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in determining the Dollar Equivalent of any amounts of any Specified Currency. Notwithstanding anything contained herein to the contrary, if any Issuing Bank fails to timely deliver notice of its Exchange Rate to the Administrative Agent pursuant to the provisions of this Section 11.18, the Administrative Agent may determine such rate in accordance with the definition of Exchange Rate and shall have no liability to such Issuing Bank for such determination.

(b) Notice of Foreign Letters of Credit. Not later than 2:00 P.M. (London time) on each Reset Date and each date on which Letters of Credit denominated in any Specified Currency are issued, if any such L/C Obligations are outstanding on such date, the applicable Issuing Bank shall determine its Exchange Rate as of such date, if applicable, and give prompt notice thereof to the Administrative Agent. Not later than 5:00 P.M. (New York time) on each Reset Date and each date on which Letters of Credit denominated in any Specified Currency are issued, the Administrative Agent shall (i) determine the Dollar Equivalent of the outstanding L/C Obligations denominated in such currencies (after giving effect to any Letters of Credit denominated in or Reimbursement Obligations denominated in such currencies being issued, repaid, or cancelled or reduced on such date), (ii) notify the Lenders and the Borrowers of the results of such determination and (iii) notify the Issuing Bank, if applicable, that the conditions to issuance set forth in Section 2.12(a) are satisfied.

Section 11.19. Final Agreement. The Credit Documents constitute the entire understanding among the Credit Parties, the Lenders, the Swingline Lender, the Issuing Banks, the Other Agents and the Administrative Agent and supersede all earlier or contemporaneous agreements, whether written or oral, concerning the subject matter of the Credit Documents. THIS WRITTEN AGREEMENT TOGETHER WITH THE OTHER CREDIT DOCUMENTS REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 11.20. Officer’s Certificates. It is not intended that any certificate of any Authorized Officer of any Credit Party delivered to the Administrative Agent or any Lender pursuant to this Agreement shall give rise to any personal liability on the part of such Authorized Officer.

Section 11.21. Release of Collateral and Guarantors.

(a) Any Lien on any Collateral granted to or held by, and any Guaranty of a Guarantor of the Obligations to, the Administrative Agent and/or the Collateral Agent under any Credit Document shall automatically be released, terminated and discharged (as used in this Section 11.21, “released”) without the need for any further action by any Person: (i) upon Security Termination, (ii) with respect to any such Lien, in the event that any asset constituting Collateral is, or is to be, Disposed of as part of, or in connection with, any transaction not prohibited hereunder or under any other Credit Document, or if such asset becomes an “Excluded Asset” (as defined in the Guaranty and Collateral Agreement), (iii) with respect to any Collateral Rig, promptly following the request of the Parent Borrower to release such Rig from the Lien of the applicable Collateral Rig Mortgage, if immediately after giving effect to such release, the Collateral Coverage Ratio will not be less than 1.50 to 1.00, (iv) with respect to any such Guaranty, if such Credit Party ceases to be a Collateral Rig Owner, Pledgor or Internal Charterer, or (v) to the extent approved, authorized or ratified in writing in accordance with Section 11.11.

(b) In addition, the Collateral Agent and/or the Administrative Agent, as applicable, shall, without the need for any further action by any Person, subordinate or release (i) any Lien on any Collateral granted to or held by the Collateral Agent and/or the Administrative Agent, respectively, under any Credit Document to the holder of any Permitted Lien described in Section 7.2(g) or (i) or (ii) any Lien on any Collateral in accordance with Section 7.2(r).

(c) In the case of any release or subordination described in this Section 11.21, the Administrative Agent and/or the Collateral Agent, as applicable, shall, at the Borrowers’ expense, promptly execute and deliver to the applicable Credit Party such documents as such Credit Party or the Parent Borrower may reasonably request to evidence such release or subordination and take such additional actions as may from time to time be reasonably requested by the applicable Credit Party or the Parent Borrower to effect the foregoing.

Section 11.22. Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower in accordance with the Patriot Act. Each Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lenders in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

Section 11.23. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrowers acknowledge and agree, and acknowledge their respective Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Other Agents, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrowers and their Affiliates, on the one hand, and the Administrative Agent, the Other Agents, the Arrangers and the Lenders, on the other hand, (B) the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the Administrative Agent, each Other Agent, each Lender and each Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers or any of their respective Affiliates, or any other Person and (B) neither Administrative Agent nor any Other Agent, any Arranger or any Lender has any obligation to the Borrowers or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Administrative Agent, the Other Agents, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and neither the Administrative Agent, any Other Agent, any Arranger or any Lender has any obligation to disclose any of such interests to the Borrowers or their respective Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against the Administrative Agent, any Other Agent, any Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PARAGON OFFSHORE LIMITED,
as Parent Borrower

By:	/s/ James A. MacLennan
	Name:	James A. MacLennan
	Title:	Director of Paragon Offshore Limited

PARAGON INTERNATIONAL FINANCE COMPANY, as Cayman Borrower

By:	/s/ David M.J. Dujacquier
	Name:	David M.J. Dujacquier
	Title:	Director of Paragon International Finance Company

Signature Page to Revolving Credit Agreement (Paragon Offshore Limited)

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, Swingline Lender, Issuing Bank and Lender

By:	/s/ Muhammad Hasan
	Name:	Muhammad Hasan
	Title:	Vice President

Signature Page to Revolving Credit Agreement (Paragon Offshore Limited)

DEUTSCHE BANK AG NEW YORK BRANCH,
as Issuing Bank and Lender

By:	/s/ Michael Shannon
	Name:	Michael Shannon
	Title:	Vice President

By:	/s/ Michael Winters
	Name:	Michael Winters
	Title:	Vice President

Signature Page to Revolving Credit Agreement (Paragon Offshore Limited)

BARCLAYS BANK PLC,
as Issuing Bank and Lender

By:	/s/ Ann E. Sutton
	Name:	Ann E. Sutton
	Title:	Director

Signature Page to Revolving Credit Agreement (Paragon Offshore Limited)

CITIBANK, N.A.,
as Issuing Bank and Lender

By:	/s/ James Reilly
	Name:	James Reilly
	Title:	Vice President

Signature Page to Revolving Credit Agreement (Paragon Offshore Limited)

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as Issuing Bank and Lender

By:	/s/ Page Dillehunt
	Name:	Page Dillehunt
	Title:	Managing Director

By:	/s/ Michael Willis
	Name:	Michael Willis
	Title:	Managing Director

Signature Page to Revolving Credit Agreement (Paragon Offshore Limited)

CREDIT SUISSE AG,
CAYMAN ISLANDS BRANCH,
as Issuing Bank and Lender

By:	/s/ Nupur Kumar
	Name:	Nupur Kumar
	Title:	Authorized Signatory

By:	/s/ Samuel Miller
	Name:	Samuel Miller
	Title:	Authorized Signatory

Signature Page to Revolving Credit Agreement (Paragon Offshore Limited)

HSBC BANK USA, NATIONAL ASSOCIATION
as Issuing Bank and Lender

By:	/s/ Steven Smith
	Name:	Steven Smith
	Title:	Director

Signature Page to Revolving Credit Agreement (Paragon Offshore Limited)

SUNTRUST BANK,
as Issuing Bank and Lender

By:	/s/ Scott Mackey
	Name:	Scott Mackey
	Title:	Director

Signature Page to Revolving Credit Agreement (Paragon Offshore Limited)

WELLS FARGO BANK,
NATIONAL ASSOCIATION, as Issuing Bank and Lender

By:	/s/ T. Alan Smith
	Name:	T. Alan Smith
	Title:	Managing Director

Signature Page to Revolving Credit Agreement (Paragon Offshore Limited)

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Lender

By:	/s/ Maria Ferradas
Name:	Maria Ferradas
Title:	Vice President

Signature Page to Revolving Credit Agreement (Paragon Offshore Limited)

STANDARD CHARTERED BANK,
as Lender

By:	/s/ Steven Aloupis
	Name:	Steven Aloupis
	Title:	Managing Director, Capital Markets

By:	/s/ Hsing H. Huang
	Name:	Hsing H. Huang
	Title:	Associate Director

Signature Page to Revolving Credit Agreement (Paragon Offshore Limited)

SANTANDER BANK,
as Lender

By:	/s/ Geoffrey R. O’Malley
	Name:	Geoffrey R. O’Malley
	Title:	Senior Banker

Signature Page to Revolving Credit Agreement (Paragon Offshore Limited)

SUMITOMO MITSUI BANKING CORPORATION,
as Lender

By:	/s/ James D. Weinstein
	Name:	James D. Weinstein
	Title:	Managing Director

Signature Page to Revolving Credit Agreement (Paragon Offshore Limited)

ANNEX I

COMMITMENTS

Lender	Commitment
JPMorgan Chase Bank, N.A.	$76,666,666.66
Deutsche Bank AG, New York Branch	$76,666,666.66
Barclays Bank PLC	$76,666,666.66
Citibank, N.A.	$66,666,666.67
Crédit Agricole Corporate and Investment Bank	$66,666,666.67
Credit Suisse AG, Cayman Islands Branch	$66,666,666.67
HSBC Bank USA, National Association	$66,666,666.67
SunTrust Bank	$66,666,666.67
Wells Fargo Bank, National Association	$66,666,666.67
Bank of Tokyo Mitsubishi UFJ, Ltd.	$50,000,000.00
Standard Chartered Bank	$50,000,000.00
Santander Bank, N.A.	$35,000,000.00
Sumitomo Mitsui Banking Corporation	$35,000,000.00

Total	$800,000,000.00

Annex 1 – Page 1

ANNEX 2

PRICING SCHEDULE

APPLICABLE MARGIN (REVOLVING LOANS)	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS
Eurodollar Rate	1.50%	1.75%	2.00%	2.25%	2.50%
Base Rate	0.50%	0.75%	1.00%	1.25%	1.50%

APPLICABLE COMMITMENT FEE RATE	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS
Commitment Fee	0.250%	0.325%	0.375%	0.450%	0.500%

APPLICABLE LETTER OF CREDIT FEE RATE	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS
Letter of Credit Fee Rate	1.50%	1.75%	2.00%	2.25%	2.50%

For the purposes of this Pricing Schedule, the following terms have the following meanings, subject to the final paragraph of this Pricing Schedule:

“Level I Status” exists at any date if, as of the last day of the Fiscal Quarter of the Parent Borrower, the Leverage Ratio is less than or equal to 1.00 to 1.00.

“Level II Status” exists at any date if, as of the last day of the Fiscal Quarter of the Parent Borrower, the Leverage Ratio is less than or equal to 1.75 to 1.00 and greater than 1.00 to 1.00.

“Level III Status” exists at any date if, as of the last day of the Fiscal Quarter of the Parent Borrower, the Leverage Ratio is less than or equal to 2.50 to 1.00 and greater than 1.75 to 1.00.

Annex 2 – Page 1

“Level IV Status” exists at any date if, as of the last day of the Fiscal Quarter of the Parent Borrower, the Leverage Ratio is less than or equal to 3.25 to 1.00 and greater than 2.50 to 1.00.

“Level V Status” exists at any date if, as of the last day of the Fiscal Quarter of the Parent Borrower, the Leverage Ratio is greater than 3.25 to 1.00.

“Status” means either Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

The Applicable Margin, Applicable Commitment Fee Rate and Applicable Letter of Credit Fee Rates shall be determined based on the Leverage Ratio set forth in the most recently delivered Compliance Certificate. Adjustments, if any, to the Applicable Margin, Applicable Commitment Fee Rate, or Applicable Letter of Credit Fee Rate shall be effective five (5) Business Days after the Administrative Agent has received the applicable Compliance Certificate, except that the Applicable Margin on a Eurodollar Revolving Loan shall be adjusted after the last day of the then current Interest Period with respect thereto. If the Parent Borrower fails to deliver a Compliance Certificate to the Administrative Agent at the time required by Section 6.6(b), then the Applicable Margin, Applicable Commitment Fee Rate and Applicable Letter of Credit Fee Rate shall be deemed to be determined at Level V Status until the date the applicable Compliance Certificate is so delivered (at which time, the Status shall be based upon the Leverage Ratio set forth in such Compliance Certificate).

In the event that any Compliance Certificate delivered pursuant to Section 6.6 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher or lower Applicable Margin, Applicable Commitment Fee Rate and/or Applicable Letter of Credit Fee Rate for any period (each, an “Applicable Period”) than the Applicable Margin, Applicable Commitment Fee Rate and/or Applicable Letter of Credit Fee Rate actually applied for such Applicable Period, the Parent Borrower shall immediately (a) deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (b) determine the Applicable Margin, Applicable Commitment Fee Rate and/or Applicable Letter of Credit Fee Rate for such Applicable Period based upon the corrected Compliance Certificate, and (c) immediately pay to the Administrative Agent for the benefit of the Lenders the net accrued additional interest and other fees owing as a result of such changes in the Applicable Margin, Applicable Commitment Fee Rate and/or Applicable Letter of Credit Fee Rate for each such Applicable Period, which payment shall be promptly distributed by the Administrative Agent to the Lenders entitled thereto. The Parent Borrower’s obligations under this paragraph shall survive Security Termination for a period of one (1) year, at which time all of the Parent Borrower’s obligations hereunder shall automatically terminate and be of no further force and effect.

Annex 2 – Page 2